Explanatory Note
T-Mobile US, Inc. (the “Company”) is filing this Exhibit 99.1 to its Current Report on Form 8-K to retrospectively reclassify certain previously reported financial information in its Annual Report on Form 10-K for the year ended December 31, 2017 to reflect a change in accounting principle.

The Company adopted Accounting Standards Update (“ASU”) 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” (the “new cash flow standard”) on January 1, 2018. The new cash flow standard impacted the presentation of cash flows related to the Company’s beneficial interests in securitization transactions, which is the deferred purchase price, resulting in a reclassification of cash inflows from Operating activities to Investing activities in its Consolidated Statements of Cash Flows. The new cash flow standard also impacted the presentation of the Company’s cash payments for debt prepayment and debt extinguishment costs, resulting in a reclassification of cash outflows from Operating activities to Financing activities in its Consolidated Statements of Cash Flows. This change in accounting principle has been reflected beginning with the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on May 1, 2018.

This Exhibit 99.1 to this Current Report on Form 8-K updates the Items listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 8, 2018 to apply the new cash flow standard retrospectively to all periods presented. Except as specifically provided in this Exhibit 99.1 to this Current Report on Form 8-K, the Company has not updated the Items listed below for any developments or events occurring after February 8, 2018.

This Exhibit 99.1 to this Current Report includes updates only to the extent necessary to reflect the retrospective reclassifications made to information in the following Items of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017:

•	Updated Item 6. Selected Financial Data

•	Updated Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Updated Item 8. Financial Statements and Supplementary Data

Cautionary Statement Regarding Forward-Looking Statements

This Exhibit 99.1 includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Forward-looking statements are based on information available to us on February 8, 2018, the date of the filing of our Annual Report on Form 10-K for the year ended December 31, 2017, updated only to the extent necessary to reflect the retrospective reclassifications described in the Explanatory Note to this Exhibit 99.1, and are based on expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the Risk Factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse economic or political conditions in the U.S. and international markets;

•	competition, industry consolidation, and changes in the market for wireless services could negatively affect our ability to attract and retain customers;

•	the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry;

•	challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades;

•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;

•	difficulties in managing growth in wireless data services, including network quality;

•	material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance;

•	the timing, scope and financial impact of our deployment of advanced network and business technologies;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of our and/or our third-party vendors’ networks, information technology and data security;

•	natural disasters, terrorist attacks or similar incidents;

•	unfavorable outcomes of existing or future litigation;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact;

•	the ability to make payments on our debt or to repay our existing indebtedness when due or to comply with the covenants contained therein;

•	adverse change in the ratings of our debt securities or adverse conditions in the credit markets;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require, which could result in an impact on earnings;

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; and

•	the possibility that the reset process under our trademark license with Deutsche Telekom results in changes to the royalty rates for our trademarks.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In this Exhibit 99.1, unless the context indicates otherwise, references to “T-Mobile,” “T-Mobile US,” “our Company,” “the Company,” “we,” “our,” and “us” refer to T-Mobile US, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to also use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

PART II.

Item 6. Selected Financial Data

The following selected financial data are derived from our consolidated financial statements. In connection with the business combination with MetroPCS, the selected financial data prior to May 1, 2013 represents T-Mobile USA’s historical financial data. The data below should be read together with Risk Factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Part II, Item 7 and Financial Statements and Supplementary Data included in Part II, Item 8 of this Exhibit 99.1.

Selected Financial Data

(in millions, except per share and customer amounts)	As of and for the Year Ended December 31,
	2017	2016	2015	2014	2013
Statement of Operations Data
Total service revenues	$30,160	$27,844	$24,821	$22,375	$19,068
Total revenues (1)	40,604	37,490	32,467	29,920	24,605
Operating income (1)	4,888	4,050	2,479	1,772	1,181
Total other expense, net (1)	(1,727)	(1,723)	(1,501)	(1,359)	(1,130)
Income tax benefit (expense)	1,375	(867)	(245)	(166)	(16)
Net income	4,536	1,460	733	247	35
Net income attributable to common stockholders	4,481	1,405	678	247	35
Earnings per share:
Basic	$5.39	$1.71	$0.83	$0.31	$0.05
Diluted	$5.20	$1.69	$0.82	$0.30	$0.05
Balance Sheet Data
Cash and cash equivalents	$1,219	$5,500	$4,582	$5,315	$5,891
Property and equipment, net	22,196	20,943	20,000	16,245	15,349
Spectrum licenses	35,366	27,014	23,955	21,955	18,122
Total assets	70,563	65,891	62,413	56,639	49,946
Total debt, excluding tower obligations	28,319	27,786	26,243	21,946	20,182
Stockholders’ equity	22,559	18,236	16,557	15,663	14,245
Statement of Cash Flows and Operational Data
Net cash provided by operating activities (3)	$3,831	$2,779	$1,877	$1,957	$3,545
Purchases of property and equipment	(5,237)	(4,702)	(4,724)	(4,317)	(4,025)
Purchases of spectrum licenses and other intangible assets, including deposits	(5,828)	(3,968)	(1,935)	(2,900)	(381)
Proceeds related to beneficial interests in securitization transactions (3)	4,319	3,356	3,537	2,228	—
Net cash (used in) provided by financing activities (3)	(1,367)	463	3,413	2,485	4,044
Total customers (in thousands)(2)	72,585	71,455	63,282	55,018	46,684

(1)
Effective January 1, 2017, we changed an accounting principle. The imputed discount on Equipment Installment Plan (“EIP”) receivables, which is amortized over the financed installment term using the effective interest method, and was previously presented within Interest income in our Consolidated Statements of Comprehensive Income, is now presented within Other revenues in our Consolidated Statements of Comprehensive Income. We have applied this change retrospectively and presented the effect of $280 million, $248 million, $414 million, $356 million and $185 million on the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively in the table above. See Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

(2)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4,528,000 reported wholesale customers in 2017.

(3)
On January 1, 2018, we adopted the new cash flow standard which impacted the presentation of our cash flows related to our beneficial interests in securitization transactions, which is the deferred purchase price, resulting in a reclassification of cash inflows from Operating activities to Investing activities in our Consolidated Statements of Cash Flows. We have applied this change retrospectively and presented the effect of $4.3 billion, $3.4 billion, $3.5 billion, $2.2 billion, and $0 for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, in the table above. The new cash flow standard also impacted the presentation of our cash payments for debt prepayment and extinguishment costs, resulting in a reclassification of cash outflows from Operating activities to Financing activities in our Consolidated Statements of Cash Flows. We have applied this change retrospectively and presented the effect of $188.0 million, $0, $0, $39.0 million and $0 for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, in the table above. See Note 1 - Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The objectives of our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) are to provide users of our consolidated financial statements with the following:

•	A narrative explanation from the perspective of management of our financial condition, results of operations, cash flows, liquidity and certain other factors that may affect future results;

•	Context to the financial statements; and

•	Information that allows assessment of the likelihood that past performance is indicative of future performance.

Our MD&A is provided as a supplement to, and should be read together with, our audited consolidated financial statements for the three years ended December 31, 2017 included in Part II, Item 8 of this Exhibit 99.1. Except as expressly stated, the financial condition and results of operations discussed throughout our MD&A are those of T-Mobile US, Inc. and its consolidated subsidiaries.

Accounting Pronouncement Adopted During the Current Year

Classification of Certain Cash Receipts and Cash Payments

On January 1, 2018, we adopted the new cash flow standard which impacted the presentation of our cash flows related to our beneficial interests in securitization transactions, which is the deferred purchase price, resulting in a reclassification of cash inflows from Operating activities to Investing activities in our Consolidated Statements of Cash Flows. We have applied this change retrospectively and presented the effect of $4.3 billion, $3.4 billion and $3.5 billion for the years ended December 31, 2017, 2016 and 2015, respectively, in our Consolidated Statements of Cash Flows. The new cash flow standard also impacted the presentation of our cash payments for debt prepayment and extinguishment costs, resulting in a reclassification of cash outflows from Operating activities to Financing activities in our Consolidated Statements of Cash Flows. We have applied this change retrospectively and presented the effect of $188 million, $0 million and $0 million for the years ended December 31, 2017, 2016 and 2015, respectively, in our Consolidated Statements of Cash Flows. For additional information, see Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Business Overview

Change in Accounting Principle

Effective January 1, 2017, the imputed discount on EIP receivables, which is amortized over the financed installment term using the effective interest method and was previously recognized within Interest income in our Consolidated Statements of Comprehensive Income, is recognized within Other revenues in our Consolidated Statements of Comprehensive Income. We believe this presentation is preferable because it provides a better representation of amounts earned from the Company’s major ongoing operations and aligns with industry practice thereby enhancing comparability. We have applied this change retrospectively and the effect of this change for the years ended December 31, 2016 and 2015, was a reclassification of $248 million and $414 million, respectively, from Interest income to Other revenues. The amortization of imputed discount on our EIP receivables for the year ended December 31, 2017 was $280 million. For additional information, see Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Un-carrier Strategy

The Un-carrier is about adding value to the customer relationship by changing the rules of the industry and giving our customers more. We introduced our Un-carrier strategy in 2013 with the objective of eliminating customer pain points from the unnecessary complexity of the wireless communication industry. Since that time, we have continued our efforts with the launch of additional initiatives of our Un-carrier strategy. During 2017, we launched the following Un-carrier initiatives:

•
In January 2017, we introduced, Un-carrier Next, where monthly wireless service fees and sales taxes are included in the advertised monthly recurring charge for T-Mobile ONE. We also unveiled Kickback on T-Mobile ONE, where participating customers who use 2 GB or less of data in a month, will get up to a $10 credit per qualifying line on their next month’s bill. In addition, we introduced the Un-contract for T-Mobile ONE with the first-ever price guarantee on an unlimited 4G LTE plan which allows current T-Mobile ONE customers to keep their price for service until they decide to change it.

•
In September 2017, we introduced, Un-carrier Next: Netflix On Us, through an exclusive new partnership with Netflix where qualifying T-Mobile ONE customers on family plans can opt in for a standard monthly Netflix service plan at no additional cost.

Our ability to acquire and retain branded customers is important to our business in the generation of revenues and we believe our Un-carrier strategy, along with ongoing network improvements, has been successful in attracting and retaining customers as evidenced by continued branded customer growth and improved branded postpaid phone and branded prepaid customer churn.

	Year Ended December 31,			2017 Versus 2016		2016 Versus 2015
(in thousands)	2017	2016	2015	# Change	% Change	# Change	% Change
Net customer additions
Branded postpaid customers	3,620	4,097	4,510	(477)	(12)%	(413)	(9)%
Branded prepaid customers	855	2,508	1,315	(1,653)	(66)%	1,193	91%
Total branded customers	4,475	6,605	5,825	(2,130)	(32)%	780	13%

	Year Ended December 31,			Bps Change 2017 Versus 2016	Bps Change 2016 Versus 2015
	2017	2016	2015
Branded postpaid phone churn	1.18%	1.30%	1.39%	-12 bps	-9 bps
Branded prepaid churn	4.04%	3.88%	4.45%	16 bps	-57 bps

On September 1, 2016, we sold our marketing and distribution rights to certain existing T-Mobile co-branded customers to a current MVNO partner for nominal consideration (the “MVNO Transaction”). Upon the sale, the MVNO Transaction resulted in a transfer of 1,365,000 branded postpaid phone customers and 326,000 branded prepaid customers to wholesale customers. Prospectively from September 1, 2016, revenue for these customers is recorded within wholesale revenues in our Consolidated Statements of Comprehensive Income. Additionally, the impact of the MVNO Transaction resulted in improvements to branded postpaid phone churn for year ended December 31, 2016.

We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4,528,000 reported wholesale customers in 2017.

During the year ended December 31, 2016, a handset OEM announced recalls on certain of its smartphone devices. As a result, in 2016 we recorded no revenue associated with the device sales to customers and impaired the devices to their net realizable value. The OEM agreed to reimburse T-Mobile for direct and indirect costs associated with the recall, as such, we recorded an amount due from the OEM as an offset to the loss recorded in Cost of equipment sales and the costs incurred within Selling, general and administrative in our Consolidated Statements of Comprehensive Income and a reduction to Accounts payable and accrued liabilities in our Consolidated Balance Sheets. The reimbursement was received from the OEM in 2017.

Hurricane Impacts

During the third and fourth quarters of 2017, our operations in Texas, Florida and Puerto Rico experienced losses related to hurricanes. The impact to operating income for the year ended December 31, 2017, from lost revenue, assets damaged or destroyed and other hurricane related costs are included in the table below. We expect additional expenses to be incurred and customer activity to be impacted in the first quarter of 2018, primarily related to our operations in Puerto Rico. We have recognized insurance recoveries related to those hurricane losses in the amount of approximately $93 million for the year ended December 31, 2017 as an offset to the costs incurred within Cost of services in our Consolidated Statements of Comprehensive Income and as an increase to Other current assets in our Consolidated Balance Sheets. We continue to assess the damage of the hurricanes and work with our insurance carriers to submit claims for property damage and business interruption. We expect to record additional insurance recoveries related to these hurricanes in future periods.

(in millions, except per share amounts, ARPU, ABPU, and bad debt expense as a percentage of total revenues)	Year Ended December 31, 2017
	Gross	Reimbursement	Net
Increase (decrease)
Revenues
Branded postpaid revenues	$(37)	$—	$(37)
Of which, branded postpaid phone revenues	(35)	—	(35)
Branded prepaid revenues	(11)	—	(11)
Total service revenues	(48)	—	(48)
Equipment revenues	(8)	—	(8)
Total revenues	(56)	—	(56)

Operating expenses
Cost of services	198	(93)	105
Cost of equipment sales	4	—	4
Selling, general and administrative	36	—	36
Of which, bad debt expense	20	—	20
Total operating expense	238	(93)	145

Operating income (loss)	$(294)	$93	$(201)
Net income (loss)	$(193)	$63	$(130)

Earnings per share - basic	$(0.23)	$0.07	$(0.16)
Earnings per share - diluted	(0.22)	0.07	(0.15)

Operating measures
Bad debt expense as a percentage of total revenues	0.05%	—%	0.05%
Branded postpaid phone ARPU	$(0.09)	$—	$(0.09)
Branded postpaid ABPU	(0.08)	—	(0.08)
Branded prepaid ARPU	(0.05)	—	(0.05)

Non-GAAP financial measures
Adjusted EBITDA	$(294)	$93	$(201)

Results of Operations

Highlights for the year ended December 31, 2017, compared to the same period in 2016

•
Total revenues of $40.6 billion increased $3.1 billion, or 8%. The increase was primarily driven by growth in service and equipment revenues as further discussed below. On September 1, 2016, we sold our marketing and distribution rights to certain existing T-Mobile co-branded customers to a current MVNO partner for nominal consideration. The MVNO Transaction shifted Branded postpaid revenues to Wholesale revenues, but did not materially impact total revenues.

•
Service revenues of $30.2 billion increased $2.3 billion, or 8%. The increase was primarily due to growth in our average branded customer base as a result of strong customer response to our Un-carrier initiatives, promotions and the success of our MetroPCS brand.

•
Equipment revenues of $9.4 billion increased $648 million, or 7%. The increase was primarily due to higher average revenue per device sold and an increase from customer purchases of leased devices at the end of the lease term, partially offset by lower lease revenues.

•
Operating income of $4.9 billion increased $838 million, or 21%. The increase was primarily due to higher Total service revenues and lower Depreciation and amortization, partially offset by higher Selling, general and administrative, lower Gains on disposal of spectrum licenses and higher Cost of services expenses.

•
Net income of $4.5 billion increased $3.1 billion, or 211%. The increase was primarily due to the impact of the Tax Cuts and Jobs Act of 2017 (the "TCJA"), which resulted in a net tax benefit of $2.2 billion in 2017, and higher operating income driven by the factors described above, partially offset by the negative impact from hurricanes. Net income included net, after-tax spectrum gains of $174 million and $509 million, for the years ended December 31, 2017 and 2016, respectively.

•
Adjusted EBITDA, a non-GAAP financial measure, of $11.2 billion increased $574 million, or 5%. The increase was primarily due to higher operating income driven by the factors described above, partially offset by lower Gains on disposal of spectrum licenses. Adjusted EBITDA included pre-tax spectrum gains of $235 million and $835 million for the years ended December 31, 2017 and 2016, respectively.

•	Net cash provided by operating activities of $3.8 billion increased $1.1 billion, or 38%. See “Liquidity and Capital Resources” section for additional information.

•	Free Cash Flow, a non-GAAP financial measure, of $2.7 billion increased $1.3 billion, or 90%. See “Liquidity and Capital Resources” section for additional information.

Set forth below is a summary of our consolidated results:

	Year Ended December 31,			2017 Versus 2016		2016 Versus 2015
	2017	2016	2015	$ Change	% Change	$ Change	% Change
(in millions)	(As Adjusted - See Note 1)
Revenues
Branded postpaid revenues	$19,448	$18,138	$16,383	$1,310	7%	$1,755	11%
Branded prepaid revenues	9,380	8,553	7,553	827	10%	1,000	13%
Wholesale revenues	1,102	903	692	199	22%	211	30%
Roaming and other service revenues	230	250	193	(20)	(8)%	57	30%
Total service revenues	30,160	27,844	24,821	2,316	8%	3,023	12%
Equipment revenues	9,375	8,727	6,718	648	7%	2,009	30%
Other revenues	1,069	919	928	150	16%	(9)	(1)%
Total revenues	40,604	37,490	32,467	3,114	8%	5,023	15%
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	6,100	5,731	5,554	369	6%	177	3%
Cost of equipment sales	11,608	10,819	9,344	789	7%	1,475	16%
Selling, general and administrative	12,259	11,378	10,189	881	8%	1,189	12%
Depreciation and amortization	5,984	6,243	4,688	(259)	(4)%	1,555	33%
Cost of MetroPCS business combination	—	104	376	(104)	(100)%	(272)	(72)%
Gains on disposal of spectrum licenses	(235)	(835)	(163)	600	(72)%	(672)	NM
Total operating expense	35,716	33,440	29,988	2,276	7%	3,452	12%
Operating income	4,888	4,050	2,479	838	21%	1,571	63%
Other income (expense)
Interest expense	(1,111)	(1,418)	(1,085)	307	(22)%	(333)	31%
Interest expense to affiliates	(560)	(312)	(411)	(248)	79%	99	(24)%
Interest income	17	13	6	4	31%	7	117%
Other expense, net	(73)	(6)	(11)	(67)	NM	5	(45)%
Total other expense, net	(1,727)	(1,723)	(1,501)	(4)	—%	(222)	15%
Income before income taxes	3,161	2,327	978	834	36%	1,349	138%
Income tax benefit (expense)	1,375	(867)	(245)	2,242	(259)%	(622)	254%
Net income	$4,536	$1,460	$733	$3,076	211%	$727	99%

Net cash provided by operating activities	$3,831	$2,779	$1,877	$1,052	38%	$902	48%
Net cash used in investing activities	(6,745)	(2,324)	(6,023)	(4,421)	190%	3,699	(61)%
Net cash (used in) provided by financing activities	(1,367)	463	3,413	(1,830)	(395)%	(2,950)	(86)%

Non-GAAP Financial Measures
Adjusted EBITDA	$11,213	$10,639	$7,807	$574	5%	$2,832	36%
Free Cash Flow	2,725	1,433	690	1,292	90%	743	108%
NM - Not Meaningful

The following discussion and analysis is for the year ended December 31, 2017, compared to the same period in 2016 unless otherwise stated.

Total revenues increased $3.1 billion, or 8%, primarily due to higher revenues from branded postpaid and prepaid customers as well as higher equipment revenues as discussed below.

Branded postpaid revenues increased $1.3 billion, or 7%, primarily from:

•
A 7% increase in average branded postpaid phone customers, primarily from growth in our customer base driven by the continued strong customer response to our Un-carrier initiatives and promotions for services and devices, including the growing success of our business channel, T-Mobile for Business; and

•	The positive impact from a decrease in the non-cash net revenue deferral for Data Stash; partially offset by

•	A 1% decrease in branded postpaid phone ARPU primarily driven by dilution from promotions targeting families and new segments;

•	The MVNO Transaction; and

•	The negative impact from hurricanes of approximately $37 million.

Branded prepaid revenues increased $827 million, or 10%, primarily from:

•	A 7% increase in average branded prepaid customers primarily driven by growth in the customer base; and

•	A 2% increase in branded prepaid ARPU from the success of our MetroPCS brand and the optimization of our third-party distribution channels; partially offset by

•	The negative impact from hurricanes of approximately $11 million.

Wholesale revenues increased $199 million, or 22%, primarily from the impact of the MVNO Transaction, growth in MVNO customers and higher minimum commitment revenues.

Roaming and other service revenues decreased $20 million, or 8%.

Equipment revenues increased $648 million, or 7%, primarily from:

•	An increase of $445 million in device sales revenues excluding purchased lease devices, primarily due to:

•
Higher average revenue per device sold due to an increase in the high-end device mix and the impacts of an OEM recall of its smartphone devices in 2016, partially offset by an increase in promotions and device-related commissions spending; partially offset by

•	A 2% decrease in the number of devices sold, excluding purchased lease devices, driven by a lower branded postpaid handset upgrade rate. Device sales revenue is recognized at the time of sale;

•	An increase of $395 million from customers' purchase of leased devices at the end of the lease term;

•	An increase of $231 million primarily related to proceeds from liquidation of returned customer handsets in 2017; and

•	An increase of $130 million in SIM and upgrade revenue; partially offset by

•	A decrease of $539 million in lease revenues from declining JUMP! On Demand population due to shifting focus to our EIP financing option beginning in the first quarter of 2016;

•	A decrease of $18 million in accessory revenue primarily related to the decrease in device sales volume; and

•	The negative impact from hurricanes of approximately $8 million.

Under our JUMP! On Demand program, upon device upgrade or at lease end, customers must return or purchase their device. Revenue for purchased leased devices is recorded as equipment revenues when revenue recognition criteria have been met.

Gross EIP device financing to our customers increased by $437 million for the year ended December 31, 2017, primarily due to growth in the gross amount of equipment financed on EIP. The increase was also due to certain customers on leased devices reaching the end of lease term who financed their devices over a nine-month EIP.

Other revenues increased $150 million, or 16%, primarily due to higher revenue from revenue share agreements with third parties.

Our operating expenses consist of the following categories:

•
Cost of services primarily includes costs directly attributable to providing wireless service through the operation of our network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

•
Cost of equipment sales primarily includes costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, costs related to returned and purchased leased devices, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.

•
Selling, general and administrative primarily includes costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense, losses from sales of receivables and back office administrative support activities.

Operating expenses increased $2.3 billion, or 7%, primarily from higher Cost of services, Cost of equipment sales, Selling, general and administrative and lower Gains on disposal of spectrum licenses, partially offset by lower Depreciation and amortization as discussed below.

Cost of services increased $369 million, or 6%, primarily from:

•	Higher lease, engineering and employee-related expenses associated with network expansion; and

•	The negative impact from hurricanes of $105 million, net of insurance recoveries; partially offset by

•	Lower long distance and toll costs as we continue to renegotiate contracts with vendors; and

•	Lower regulatory expenses.

Cost of equipment sales increased $789 million, or 7%, primarily from:

•	An increase of $806 million in device cost of equipment sales, excluding purchased leased devices, primarily due to:

•	A higher average cost per device sold primarily from an increase in the high-end device mix and from the impact of an OEM recall of its smartphone devices in 2016; partially offset by

•	A 2% decrease in the number of devices sold, excluding purchased lease devices, driven by a lower branded postpaid handset upgrade rate.

•	An increase of $201 million in lease device cost of equipment sales, primarily due to:

•	An increase in lease buyouts as leases began reaching their term dates in 2017; partially offset by

•	A decrease in write downs to market value of devices returned to inventory resulting from a decrease in the number of leased device upgrades.

•	These increases are partially offset by a decrease of $159 million primarily related to:

•	A decrease in insurance and warranty claims;

•	Higher proceeds from liquidation of returned customer handsets under our insurance programs; and

•	Lower inventory adjustments related to physical adjustments and obsolete inventory; partially offset by

•	Higher costs from an increase in the volume of liquidated returned customer handsets outside of our insurance programs.

•	A decrease of $57 million in accessory cost primarily driven by the decrease in device sales volume.

Under our JUMP! On Demand program, upon device upgrade or at the end of the lease term, customers must return or purchase their device. The cost of purchased leased devices is recorded as Cost of equipment sales. Returned devices transferred from Property and equipment, net are recorded as inventory and are valued at the lower of cost or market with any write-down to market recognized as Cost of equipment sales.

Selling, general and administrative increased $881 million, or 8%, primarily from higher commissions, employee-related costs, promotional and advertising costs, and costs related to outsourced functions and managed services to support our growing customer base, partially offset by lower handset repair services cost. Additionally, the negative impact from hurricanes of approximately $36 million contributed to the increase.

Depreciation and amortization decreased $259 million, or 4%, primarily from:

•
Lower depreciation expense related to our JUMP! On Demand program resulting from a lower number of devices under lease. Under our JUMP! On Demand program, the cost of a leased wireless device is depreciated to its estimated residual value over the period expected to provide utility to us; partially offset by

•	The continued build-out of our 4G LTE network;

•	The implementation of the first component of our new billing system; and

•	Growth in our distribution footprint.

Cost of MetroPCS business combination decreased $104 million. On July 1, 2015, we officially completed the shutdown of the MetroPCS CDMA network. Network decommissioning costs primarily relate to the acceleration of lease costs for cell sites that would have otherwise been recognized as cost of services over the remaining lease term had we not decommissioned the cell sites. We do not expect to incur significant additional network decommissioning costs in 2018.

Gains on disposal of spectrum licenses decreased $600 million, or 72%, primarily from gains of $636 million and $191 million on disposal of spectrum licenses with AT&T and Sprint during the first quarter and third quarter of 2016, respectively. These 2016 gains were partially offset by gains of $235 million from spectrum license transactions with AT&T and Verizon in 2017.

Net income increased $3.1 billion, primarily due to the Tax Cuts and Jobs Act of 2017 ("TCJA") as discussed below, higher operating income and a net decrease in interest expense, partially offset by the negative impact from hurricanes of approximately $130 million, net of insurance recoveries.

•
Operating income, the components of which are discussed above, increased $838 million, or 21%. The negative impact from the hurricanes for the year ended December 31, 2017 was approximately $201 million, net of insurance recoveries.

•	Income tax benefit (expense) changed $2.2 billion, from an expense of $867 million in 2016 to a benefit of $1.4 billion in 2017 primarily from:

•
A lower effective tax rate. The effective tax rate was a benefit of 43.5% in 2017, compared to an expense of 37.3% in 2016. The decrease in the effective income tax rate was primarily due to the impact of the TCJA, which resulted in a net tax benefit of $2.2 billion in 2017, substantially due to a re-measurement of deferred tax assets and liabilities; and

•	A $319 million reduction in the valuation allowance against deferred tax assets in certain state jurisdictions in 2017; partially offset by

•	Higher income before income taxes.

The TCJA was enacted December 22, 2017 and is generally effective beginning January 1, 2018. The TCJA includes numerous changes to existing tax law, which have been reflected in the 2017 consolidated financial statements. The state corporate income tax impact of the TCJA is complex and will continue to evolve as jurisdictions evaluate conformity to the numerous federal tax law changes. As such, a re-measurement of state deferred tax assets and liabilities and the associated net tax benefit or expense may result within the next 12 months. The TCJA resulted in a net tax benefit of $2.2 billion in 2017.

See Note 11 - Income Taxes of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

•	Interest expense decreased $307 million, or 22%, primarily from:

•	A decrease from the early redemption of our $1.98 billion Senior Secured Term Loans and $8.3 billion of Senior Notes; partially offset by

•	An increase from the issuance of the $1.5 billion of Senior Notes in March 2017; and

•	An increase from the issuance of the $1.0 billion of Senior Notes in April 2016.

•	Interest expense to affiliates increased $248 million, or 79%, primarily from:

•	Issuance of $4.0 billion secured term loan facility with Deutsche Telekom AG ("DT") entered into in January 2017;

•	Issuance of a total of $4.0 billion in Senior Notes in May 2017;

•	An increase in drawings on our Revolving Credit Facility; and

•	Issuance of $500 million in Senior Notes in September 2017; partially offset by

•	A decrease from lower interest rates achieved through refinancing of a total of $2.5 billion of Senior Reset Notes in April 2017.

See Note 7 – Debt of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

•	Other expense, net increased $67 million primarily from:

•	A $73 million net loss recognized from the early redemption of certain Senior Notes; and

•	A $13 million net loss recognized from the refinancing of our outstanding Senior Secured Term Loans.

See Note 7 – Debt of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Net income included net, after-tax gains on disposal of spectrum licenses of $174 million and $509 million for the years ended December 31, 2017 and 2016, respectively.

Guarantor Subsidiaries

The financial condition and results of operations of the Parent, Issuer and Guarantor Subsidiaries is substantially similar to our consolidated financial condition. The most significant components of the financial condition of our Non-Guarantor Subsidiaries were as follows:

	December 31, 2017	December 31, 2016	Change
(in millions)			$	%
Other current assets	$628	$565	$63	11%
Property and equipment, net	306	375	(69)	(18)%
Tower obligations	2,198	2,221	(23)	(1)%
Total stockholders' deficit	(1,454)	(1,374)	(80)	6%

The most significant components of the results of operations of our Non-Guarantor Subsidiaries were as follows:

	Year Ended December 31,		Change
(in millions)	2017	2016	$	%
Service revenues	$2,113	$2,023	$90	4%
Cost of equipment sales	1,003	1,027	(24)	(2)%
Selling, general and administrative	856	868	(12)	(1)%
Total comprehensive income	28	24	4	17%

The change to the results of operations of our Non-Guarantor Subsidiaries was primarily from:

•	Higher Service revenues primarily due to the result of an increase in activity of the non-guarantor subsidiary that provides device insurance, primarily driven by growth in our customer base;

•
Lower Cost of equipment sales expenses primarily due to a decrease in device insurance claims and a decrease in higher cost devices used, partially offset by a decrease in device non-return fees charged to customers; and

•	Lower Selling, general and administrative expenses primarily due to a decrease in device insurance program service fees, partially offset by higher costs to support our growing customer base.

All other results of operations of the Parent, Issuer and Guarantor Subsidiaries are substantially similar to the Company’s consolidated results of operations. See Note 16 – Guarantor Financial Information of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

The following discussion and analysis is for the year ended December 31, 2016, compared to the same period in 2015 unless otherwise stated.

Certain prior year amounts relating to the change in accounting principle which presents the imputed discount on EIP receivables, which is amortized over the financed installment term using the effective interest method, and was previously presented within Interest income in our Consolidated Statements of Comprehensive Income, is now presented within Other revenues in our Consolidated Statements of Comprehensive Income have been reclassified to conform to the current presentation. See Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Total revenues increased $5.0 billion, or 15%, primarily due to:

Branded postpaid revenues increased $1.8 billion, or 11%, primarily from:

•	A 13% increase in the number of average branded postpaid phone and mobile broadband customers, driven by strong customer response to our Un-carrier initiatives and promotions for services and devices;

•	Higher device insurance program revenues primarily from customer growth; and

•	Higher regulatory program revenues; partially offset by

•	An increase in the non-cash net revenue deferral for Data Stash; and

•	The MVNO Transaction.

Branded prepaid revenues increased $1.0 billion, or 13%, primarily from:

•	A 13% increase in the number of average branded prepaid customers driven by the success of our MetroPCS brand; and

•	Continued growth in new markets.

Wholesale revenues increased $211 million, or 30%, primarily from:

•	The MVNO Transaction;

•	Growth in customers of certain MVNO partners; and

•	An increase in data usage per customer.

Roaming and other service revenues increased $57 million, or 30%, primarily due to higher international roaming revenues driven by an increase in inbound roaming volumes.

Equipment revenues increased $2.0 billion, or 30%, primarily from:

•
An increase of $1.2 billion in lease revenues resulting from the launch of our JUMP! On Demand program at the end of the second quarter of 2015. Revenues associated with leased devices are recognized over the lease term; and

•	An increase of $570 million in device sales revenues, primarily due to a 9% increase in the number of devices sold. Device sales revenue is recognized at the time of sale.

Gross EIP device financing to our customers increased by $923 million to $6.1 billion primarily due to an increase in devices financed due to our focus on EIP sales in 2016, compared to focus on devices financed on JUMP! On Demand after the launch of the program at the end of the second quarter of 2015.

Other revenues decreased $9 million, or 1%, primarily due to:

•
An increase in sales of certain EIP receivables pursuant to our EIP receivables sales arrangement resulting from an increase in the maximum funding commitment in June 2016. Interest associated with EIP receivables is imputed at the time of a device sale and then recognized over the financed installment term. See Note 2 - Receivables and Allowance for Credit Losses of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information; and

•	Focus on devices financed on JUMP! On Demand in the third and fourth quarters of 2015 following the launch of the program of at the end of the second quarter 2015; partially offset by

•	Higher revenue from revenue share agreements with third parties; and

•	An increase in co-location rental income from leasing space on wireless communication towers to third parties.

Operating expenses increased $3.5 billion, or 12%, primarily due to:

Cost of services increased $177 million, or 3%, primarily from:

•
Higher regulatory program costs and expenses associated with network expansion and the build-out of our network to utilize our 700 MHz A-Block spectrum licenses, including higher employee-related costs; partially offset by

•	Lower long distance and toll costs; and

•	Synergies realized from the decommissioning of the MetroPCS CDMA network.

Cost of equipment sales increased $1.5 billion, or 16%, primarily from:

•	A 9% increase in the number of devices sold; and

•	An increase in the impact from returned and purchased leased devices.

Under our JUMP! On Demand program, the cost of the leased wireless device is capitalized and recognized as depreciation expense over the term of the lease rather than recognized as cost of equipment sales when the device is delivered to the customer. Additionally, upon device upgrade or at lease end, customers must return or purchase their device. Returned devices transferred from Property and equipment, net are recorded as inventory and are valued at the lower of cost or market with any write-down to market recognized as Cost of equipment sales.

Selling, general and administrative increased $1.2 billion, or 12%, primarily from strategic investments to support our growing customer base including higher:

•	Employee-related costs;

•	Commissions driven by an increase in branded customer additions; and

•	Promotional costs.

Depreciation and amortization increased $1.6 billion, or 33%, primarily from:

•
$1.5 billion in depreciation expense related to devices leased under our JUMP! On Demand program launched at the end of the second quarter of 2015. Under our JUMP! On Demand program, the cost of a leased wireless device is depreciated over the lease term to its estimated residual value. The total number of devices under lease was higher year-over-year, resulting in higher depreciation expense; and

•	The continued build-out of our 4G LTE network.

Cost of MetroPCS business combination decreased $272 million, or 72%, primarily from lower network decommissioning costs. In 2014, we began decommissioning the MetroPCS CDMA network and certain other redundant network cell sites as part of the business combination. On July 1, 2015, we officially completed the shutdown of the MetroPCS CDMA network. Network decommissioning costs, which are excluded from Adjusted EBITDA, primarily relate to the acceleration of lease costs for cell sites that would have otherwise been recognized as cost of services over the remaining lease term had we not decommissioned the cell sites.

Gains on disposal of spectrum licenses increased $672 million primarily from a $636 million gain from a spectrum license transaction with AT&T recorded in the first quarter of 2016 and $199 million from other transactions in 2016, compared to

$163 million in 2015. See Note 5 – Goodwill, Spectrum Licenses and Other Intangible Assets of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Net income increased $727 million, or 99%, primarily from:

•	Operating income, the components of which are discussed above, increased $1.6 billion, or 63%.

•	Interest expense to affiliates decreased $99 million, or 24%, primarily from:

•	Changes in the fair value of embedded derivative instruments associated with our Senior Reset Notes issued to Deutsch Telekom in 2015; partially offset by

•	Higher interest rates on certain Senior Reset Notes issued to Deutsch Telekom, which were adjusted at reset dates in the second quarter of 2016 and in 2015.

•	Income tax expense increased $622 million, or 254%, primarily from:

•	Higher income before income taxes; and

•
A higher effective tax rate. The effective tax rate was 37.3% in 2016, compared to 25.1% in 2015. The increase in the effective income tax rate was primarily due to income tax benefits for discrete income tax items recognized in 2015 that did not impact 2016; partially offset by the recognition of $58 million of excess tax benefits related to share-based payments following the adoption of ASU 2016-09 as of January 1, 2016.

•	Interest expense increased $333 million, or 31%, primarily from:

•	Higher average debt balances with third parties; and

•	Lower capitalized interest costs of $83 million primarily due to a higher level of build out of our network to utilize our 700 MHz A-Block spectrum licenses in 2015, compared to 2016.

Net income during 2016 and 2015 included net, after-tax gains on disposal of spectrum licenses of $509 million and $100 million, respectively.

Guarantor Subsidiaries

The financial condition and results of operations of the Parent, Issuer and Guarantor Subsidiaries is substantially similar to our consolidated financial condition.

The most significant components of the financial condition of our Non-Guarantor Subsidiaries were as follows:

	December 31, 2016	December 31, 2015	Change
(in millions)			$	%
Other current assets	$565	$400	$165	41%
Property and equipment, net	375	454	(79)	(17)%
Tower obligations	2,221	2,247	(26)	(1)%
Total stockholders' deficit	(1,374)	(1,359)	(15)	(1)%

The most significant components of the results of operations of our Non-Guarantor Subsidiaries were as follows:

	Year Ended December 31,		Change
(in millions)	2016	2015	$	%
Service revenues	$2,023	$1,669	$354	21%
Cost of equipment sales	1,027	720	307	43%
Selling, general and administrative	868	733	135	18%
Total comprehensive income	24	60	(36)	(60)%

The change to the results of operations of our Non-Guarantor Subsidiaries was primarily from the increases in Service revenues, Cost of equipment sales and Selling, general and administrative were primarily the result of an increase in activity of the non-guarantor subsidiary that provides device insurance, primarily driven by growth in our customer base. All other results of operations of the Parent, Issuer and Guarantor Subsidiaries are substantially similar to the Company’s consolidated results of operations. See Note 16 – Guarantor Financial Information of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Performance Measures

In managing our business and assessing financial performance, we supplement the information provided by our financial statements with other operating or statistical data and non-GAAP financial measures. These operating and financial measures are utilized by our management to evaluate our operating performance and, in certain cases, our ability to meet liquidity requirements. Although companies in the wireless industry may not define each of these measures in precisely the same way, we believe that these measures facilitate comparisons with other companies in the wireless industry on key operating and financial measures.

Total Customers

A customer is generally defined as a SIM number with a unique T-Mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service utilizing phones, mobile broadband devices (including tablets), or DIGITS, where they generally pay after receiving service, or prepaid service, where they generally pay in advance. Wholesale customers include M2M and MVNO customers that operate on our network, but are managed by wholesale partners.

The following table sets forth the number of ending customers:

	December 31, 2017	December 31, 2016	December 31, 2015	2017 Versus 2016		2016 Versus 2015
(in thousands)				# Change	% Change	# Change	% Change
Customers, end of period
Branded postpaid phone customers (1)	34,114	31,297	29,355	2,817	9%	1,942	7%
Branded postpaid other customers (1)	3,933	3,130	2,340	803	26%	790	34%
Total branded postpaid customers	38,047	34,427	31,695	3,620	11%	2,732	9%
Branded prepaid customers	20,668	19,813	17,631	855	4%	2,182	12%
Total branded customers	58,715	54,240	49,326	4,475	8%	4,914	10%
Wholesale customers (2)	13,870	17,215	13,956	(3,345)	(19)%	3,259	23%
Total customers, end of period	72,585	71,455	63,282	1,130	2%	8,173	13%
Adjustments to branded postpaid phone customers (3)	—	(1,365)	—	1,365	(100)%	(1,365)	NM
Adjustments to branded prepaid customers (3)	—	(326)	—	326	(100)%	(326)	NM
Adjustments to wholesale customers (3)	—	1,691	—	(1,691)	(100)%	1,691	NM
NM - Not Meaningful

(1)
During 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified DIGITS customers from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4,528,000 reported wholesale customers in 2017.

(3)
The MVNO Transaction resulted in a transfer of Branded postpaid phone customers and Branded prepaid customers to Wholesale customers on September 1, 2016. Prospectively from September 1, 2016, net customer additions for these customers are included within Wholesale customers.

Branded Customers

Total branded customers increased 4,475,000, or 8%, in 2017 primarily from:

•
Higher branded postpaid phone customers driven by the continued strong customer response to our Un-carrier initiatives and promotional activities, the growing success of our business channel, T-Mobile for Business, continued growth in existing markets and distribution expansion to new Greenfield markets, and lower churn, partially offset by increased competitive activity in the marketplace with all competitors having launched Unlimited rate plans in the first quarter of 2017;

•
Higher branded prepaid customers driven by the continued success of our Metro PCS brand and continued growth from distribution expansion, partially offset by the optimization of our third-party distribution channels; and

•	Higher branded postpaid other customers primarily due to higher connected devices and DIGITS.

Total branded customers increased 4,914,000, or 10%, in 2016 primarily from:

•
Higher branded prepaid customers driven by the success of our MetroPCS brand, continued growth in new markets and distribution expansion, partially offset by the optimization of our third-party distribution channels; and

•	Higher branded postpaid customers driven by strong customer response to our Un-carrier initiatives and promotional activities, partially offset by higher deactivations on a growing customer base.

Wholesale

Wholesale customers decreased 3,345,000, or 19%, primarily due to Lifeline subscribers, which were excluded from our reported wholesale subscriber base as of the beginning of the second quarter of 2017. This decrease was partially offset by the continued success of our M2M partnerships.

Wholesale customers increased 3,259,000, or 23%, in 2016 primarily due the continued success of our M2M partnerships and the MVNO transaction.

Net Customer Additions

The following table sets forth the number of net customer additions:

	Year Ended December 31,			2017 Versus 2016		2016 Versus 2015
(in thousands)	2017	2016	2015	# Change	% Change	# Change	% Change
Net customer additions
Branded postpaid phone customers (1)	2,817	3,307	3,511	(490)	(15)%	(204)	(6)%
Branded postpaid other customers (1)	803	790	999	13	2%	(209)	(21)%
Total branded postpaid customers	3,620	4,097	4,510	(477)	(12)%	(413)	(9)%
Branded prepaid customers	855	2,508	1,315	(1,653)	(66)%	1,193	91%
Total branded customers	4,475	6,605	5,825	(2,130)	(32)%	780	13%
Wholesale customers (2)	1,183	1,568	2,439	(385)	(25)%	(871)	(36)%
Total net customer additions	5,658	8,173	8,264	(2,515)	(31)%	(91)	(1)%

(1)
During 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
Net customer activity for Lifeline was excluded beginning in the second quarter of 2017 due to our determination based upon changes in the applicable government regulations that the Lifeline program offered by our wholesale partners is uneconomical.

Branded Customers

Total branded net customer additions decreased 2,130,000, or 32%, in 2017 primarily from:

•
Lower branded prepaid net customer additions primarily due to higher deactivations from a growing customer base, increased competitive activity in the marketplace and de-emphasis of the T-Mobile prepaid brand. Additional decreases resulted from the optimization of our third-party distribution channels; and

•
Lower branded postpaid phone net customer additions primarily due to increased competitive activity in the marketplace partially offset by the continued strong customer response to our Un-carrier initiatives and promotional activities, the growing success of our business channel, T-Mobile for Business, continued growth in new markets and distribution expansion to new Greenfield markets, and lower churn; partially offset by

•	Higher branded postpaid other net customer additions primarily due to higher gross customer additions from connected devices and DIGITS, offset by higher deactivations from a growing customer base.

Total branded net customer additions increased 780,000, or 13%, in 2016 primarily from:

•
Higher branded prepaid net customer additions primarily due to the success of our MetroPCS brand, continued growth in new markets and distribution expansion, partially offset by an increase in the number of qualified branded prepaid customers migrating to branded postpaid plans; partially offset by

•
Lower branded postpaid mobile broadband net customer additions primarily due to higher deactivations resulting from churn on a growing branded postpaid mobile broadband customer base, partially offset by higher gross customer additions; and

•
Lower branded postpaid phone net customer additions primarily due to lower gross customer additions from higher deactivations on a growing customer base, partially offset by lower churn as well as an increase in the number of qualified branded prepaid customers migrating to branded postpaid plans as well as the optimization of our third-party distribution channels.

Wholesale

Wholesale net customer additions decreased 385,000, or 25%, in 2017 primarily from lower gross customer additions, partially offset by lower deactivations driven by the removal of the Lifeline program customers. While we continue to focus on more profitable wholesale opportunities, we believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4,528,000 reported wholesale customers in 2017.

Wholesale net customer additions decreased 871,000, or 36%, in 2016 primarily due to higher MVNO deactivations from certain MVNO partners.

Customers Per Account

Customers per account is calculated by dividing the number of branded postpaid customers as of the end of the period by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers. We believe branded postpaid customers per account provides management, investors and analysts with useful information to evaluate our branded postpaid customer base on a per account basis.

	December 31, 2017	December 31, 2016	December 31, 2015	Change		Change
				#	%	#	%
Branded postpaid customers per account	2.93	2.86	2.54	0.07	2%	0.32	13%

Branded postpaid customers per account increased 2% in 2017 primarily from promotions targeting families.

Branded postpaid customers per account increased 13% in 2016 primarily from growth of customers on family plan promotions and increased penetration of mobile broadband devices. In addition, the increase in 2016 was impacted by the MVNO Transaction.

Churn

Churn represents the number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time. We believe that churn provides management, investors and analysts with useful information to evaluate customer retention and loyalty.

	Year Ended December 31,			Bps Change 2017 Versus 2016	Bps Change 2016 Versus 2015
	2017	2016	2015
Branded postpaid phone churn	1.18%	1.30%	1.39%	-12 bps	-9 bps
Branded prepaid churn	4.04%	3.88%	4.45%	16 bps	-57 bps

Branded postpaid phone churn decreased 12 basis points in 2017 primarily from:

•	The MVNO Transaction as the customers transferred had a higher rate of churn; and

•	Increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace.

Branded postpaid phone churn decreased 9 basis points in 2016 primarily from:

•	The MVNO Transaction as the customers transferred had a higher rate of churn; and

•	Increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace.

Branded prepaid churn increased 16 basis points in 2017 primarily due to higher churn from increased competitive activity in the marketplace, partially offset by increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and overall value of our offerings in the marketplace.

Branded prepaid churn decreased 57 basis points in 2016 primarily from:

•	A decrease in certain customers, which have a higher rate of branded prepaid churn;

•	Strong performance of the MetroPCS brand; and

•	A methodology change in the third quarter of 2015 as discussed below.

During 2015, we had a methodology change that had no impact on our reported branded prepaid ending customers or net customer additions, but resulted in computationally lower gross customer additions and deactivations.

Average Revenue Per User, Average Billings Per User

ARPU represents the average monthly service revenue earned from customers. We believe ARPU provides management, investors and analysts with useful information to assess and evaluate our service revenue realization per customer and assist in forecasting our future service revenues generated from our customer base. Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.

Average Billings Per User (“ABPU”) represents the average monthly customer billings, including monthly lease revenues and EIP billings before securitization, per customer. We believe branded postpaid ABPU provides management, investors and analysts with useful information to evaluate average branded postpaid customer billings as it is indicative of estimated cash collections, including device financing payments, from our customers each month.

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Year Ended December 31,			2017 Versus 2016		2016 Versus 2015
	2017	2016	2015	$ Change	% Change	$ Change	% Change
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$19,448	$18,138	$16,383	$1,310	7%	$1,755	11%
Less: Branded postpaid other revenues	(1,077)	(773)	(588)	(304)	39%	(185)	31%
Branded postpaid phone service revenues	$18,371	$17,365	$15,795	$1,006	6%	$1,570	10%
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	32,596	30,484	27,604	2,112	7%	2,880	10%
Branded postpaid phone ARPU (1)	$46.97	$47.47	$47.68	$(0.50)	(1)%	$(0.21)	—%

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$19,448	$18,138	$16,383	$1,310	7%	$1,755	11%
EIP billings	5,866	5,432	5,494	434	8%	(62)	(1)%
Lease revenues	877	1,416	224	(539)	(38)%	1,192	532%
Total billings for branded postpaid customers	$26,191	$24,986	$22,101	$1,205	5%	$2,885	13%
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	36,079	33,184	29,341	2,895	9%	3,843	13%
Branded postpaid ABPU	$60.49	$62.75	$62.77	$(2.26)	(4)%	$(0.02)	—%

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$9,380	$8,553	$7,553	$827	10%	$1,000	13%
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	20,204	18,797	16,704	1,407	7%	2,093	13%
Branded prepaid ARPU	$38.69	$37.92	$37.68	$0.77	2%	$0.24	1%

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the “Branded postpaid other customers” category for the second quarter of 2017.

Branded Postpaid Phone ARPU

Branded postpaid phone ARPU decreased $0.50, or 1%, in 2017 primarily from:

•	Dilution from promotions targeting families and new segments; and

•	The negative impact from hurricanes of approximately $0.09; partially offset by

•	The MVNO Transaction as those customers had a lower ARPU; and

•	A decrease in the non-cash net revenue deferral for Data Stash.

Under existing revenue standards, T-Mobile continues to expect that Branded postpaid phone ARPU in full-year 2018 will be generally stable compared to full-year 2017, with some quarterly variations.

We adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), as amended, on January 1, 2018. Adoption of the standard will impact the timing, amount and allocation of our revenue and is expected to impact ARPU. We will provide additional disclosures comparing results to previous GAAP in our 2018 consolidated financial statements. See Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for information regarding recently issued accounting standards.

Branded postpaid phone ARPU decreased $0.21 in 2016 primarily from:

•	Decreases due to an increase in the non-cash net revenue deferral for Data Stash; and

•	Dilution from promotional activities; partially offset by

•	Higher data attach rates;

•	The positive impact from our T-Mobile ONE rate plans prior to the release of Un-carrier Next in 2017 which began including taxes and fees;

•	The transfer of customers as part of the MVNO Transaction as those customers had lower ARPU;

•	Continued growth of our insurance programs; and

•	Higher regulatory program revenues.

Branded Postpaid ABPU

Branded postpaid ABPU decreased $2.26, or 4%, in 2017 primarily from:

•	Lower lease revenues;

•	Growth in the branded postpaid other customer base with lower ARPU; and

•	The negative impact from hurricanes of approximately $0.08.

Branded postpaid ABPU decreased $0.02 in 2016 primarily from:

•	Lower EIP billings due to the impact of our JUMP! On Demand program launched at the end of the second quarter of 2015;

•	Lower branded postpaid phone ARPU, as described above; and

•	Dilution from increased penetration of mobile broadband devices; partially offset by

•	An increase in lease revenues.

Branded Prepaid ARPU

Branded prepaid ARPU increased $0.77, or 2%, in 2017 primarily from:

•	Continued growth of MetroPCS customers who generate higher ARPU; and

•	The optimization of our third-party distribution channels; partially offset by

•	The negative impact from hurricanes of approximately $0.05.

Branded prepaid ARPU increased $0.24, or 1%, in 2016 primarily from:

•	A decrease in certain customers that had lower average branded prepaid ARPU, as well as higher data attach rates; partially offset by

•	Dilution from growth of customers on rate plan promotions.

Adjusted EBITDA

Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, non-cash Stock-based compensation and certain income and expenses not reflective of T-Mobile’s operating performance. Net income margin represents Net income divided by Service revenues. Adjusted EBITDA margin represents Adjusted EBITDA divided by Service revenues.

Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of our ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of our ongoing operating performance and certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following table illustrates the calculation of Adjusted EBITDA and reconciles Adjusted EBITDA to Net income, which we consider to be the most directly comparable GAAP financial measure:

	Year Ended December 31,			2017 Versus 2016		2016 Versus 2015
(in millions)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Net income	$4,536	$1,460	$733	$3,076	211%	$727	99%
Adjustments:
Interest expense	1,111	1,418	1,085	(307)	(22)%	333	31%
Interest expense to affiliates	560	312	411	248	79%	(99)	(24)%
Interest income (1)	(17)	(13)	(6)	(4)	31%	(7)	117%
Other (income) expense, net	73	6	11	67	1,117%	(5)	(45)%
Income tax expense (benefit)	(1,375)	867	245	(2,242)	(259)%	622	254%
Operating income (1)	4,888	4,050	2,479	838	21%	1,571	63%
Depreciation and amortization	5,984	6,243	4,688	(259)	(4)%	1,555	33%
Cost of MetroPCS business combination (2)	—	104	376	(104)	(100)%	(272)	(72)%
Stock-based compensation (3)	307	235	222	72	31%	13	6%
Other, net (4)	34	7	42	27	386%	(35)	(83)%
Adjusted EBITDA (1)	$11,213	$10,639	$7,807	$574	5%	$2,832	36%
Net income margin (Net income divided by service revenues)	15%	5%	3%		1000 bps		200 bps
Adjusted EBITDA margin (Adjusted EBITDA divided by service revenues) (1)	37%	38%	31%		-100 bps		700 bps

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively re-classified as Other revenues. See the table below and Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

(2)	Beginning in the first quarter of 2017, the Company will no longer separately present Cost of MetroPCS business combination as it is insignificant.

(3)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements.

(4)
Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA increased $574 million, or 5%, in 2017 primarily from:

•
An increase in branded postpaid and prepaid service revenues primarily due to strong customer response to our Un-carrier initiatives, the ongoing success of our promotional activities, and the continued strength of our MetroPCS brand;

•	Higher wholesale revenues; and

•	Higher other revenues; partially offset by

•	Higher selling, general and administrative expenses;

•	Lower gains on disposal of spectrum licenses of $600 million; gains on disposal were $235 million for the year ended December 31, 2017, compared to $835 million in the same period in 2016;

•	Higher cost of services expense;

•	Higher net losses on equipment; and

•	The negative impact from hurricanes of approximately $201 million, net of insurance recoveries.

Adjusted EBITDA increased $2.8 billion, or 36%, in 2016 primarily from:

•	Increased branded postpaid and prepaid service revenues primarily due to strong customer response to our Un-carrier initiatives and the ongoing success of our promotional activities;

•	Higher gains on disposal of spectrum licenses of $672 million; gains on disposal were $835 million in 2016 compared to $163 million in 2015;

•	Lower losses on equipment; and

•	Focused cost control and synergies realized from the MetroPCS business combination, primarily in cost of services; partially offset by

•	Higher selling, general and administrative.

Effective January 1, 2017, the imputed discount on EIP receivables, which was previously recognized within Interest income in our Consolidated Statements of Comprehensive Income, is recognized within Other revenues in our Consolidated Statements of Comprehensive Income. Due to this presentation, the imputed discount on EIP receivables is included in Adjusted EBITDA. See Note 1 - Summary of Significant Accounting Policies of Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

We have applied this change retrospectively and presented the effect on the years ended December 31, 2016 and 2015, in the table below.

	Year Ended December 31, 2016			Year Ended December 31, 2015
(in millions)	As Filed	Change in Accounting Principle	As Adjusted	As Filed	Change in Accounting Principle	As Adjusted
Operating income	$3,802	$248	$4,050	$2,065	$414	$2,479
Interest income	261	(248)	13	420	(414)	6
Net income	1,460	—	1,460	733	—	733
Net income as a percentage of service revenue	5%	—%	5%	3%	—%	3%
Adjusted EBITDA	$10,391	$248	$10,639	$7,393	$414	$7,807
Adjusted EBITDA margin (Adjusted EBITDA divided by service revenues)	37%	1%	38%	30%	1%	31%

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents and cash generated from operations, proceeds from issuance of long-term debt and common stock, capital leases, the sale of certain receivables, financing arrangements of vendor payables which effectively extend payment terms and secured and unsecured revolving credit facilities with DT.

Cash Flows

On January 1, 2018, we adopted the new cash flow standard which impacted the presentation of our cash flows related to our beneficial interests in securitization transactions, which is the deferred purchase price, resulting in a reclassification of cash inflows from Operating activities to Investing activities in our Consolidated Statements of Cash Flows. We have applied this change retrospectively and presented the effect of $4.3 billion, $3.4 billion and $3.5 billion for the years ended December 31, 2017, 2016 and 2015, respectively, in our Consolidated Statements of Cash Flows. The new cash flow standard also impacted the presentation of our cash payments for debt prepayment and extinguishment costs, resulting in a reclassification of cash outflows from Operating activities to Financing activities in our Consolidated Statements of Cash Flows. We have applied this change retrospectively and presented the effect of $188 million, $0 million and $0 million for the years ended December 31, 2017, 2016 and 2015, respectively, in our Consolidated Statements of Cash Flows. For additional information, see Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

The following is an analysis of our cash flows for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,			2017 Versus 2016		2016 Versus 2015
	2017	2016	2015	$ Change	% Change	$ Change	% Change
(in millions)	(As Adjusted - See Note 1)
Net cash provided by operating activities	$3,831	$2,779	$1,877	$1,052	38%	$902	48%
Net cash used in investing activities	(6,745)	(2,324)	(6,023)	(4,421)	190%	3,699	(61)%
Net cash (used in) provided by financing activities	(1,367)	463	3,413	(1,830)	(395)%	(2,950)	(86)%

Operating Activities

Net cash provided by operating activities increased $1.1 billion, or 38%, in 2017 primarily from:

•	$3.1 billion increase in Net income;

•
$2.0 billion decrease in net non-cash adjustments to Net income primarily due to changes in Deferred income tax expense and Depreciation and amortization, partially offset by Gains on disposal of spectrum licenses; and

•
$206 million increase in net cash outflows from changes in working capital primarily due to improvements in Accounts payable and accrued liabilities, and Accounts receivable, partially offset by changes in Equipment installment plan receivables and Other current and long-term assets and liabilities.

Cash provided by operating activities increased $902 million, or 48%, in 2016 primarily from:

•	$727 million increase in Net income;

•
$1.3 billion increase in net non-cash income and expenses included in Net income primarily due to changes in Depreciation and amortization, Deferred income tax expense and Gains on disposal of spectrum licenses; partially offset by

•
$1.2 billion increase in net cash outflows from changes in working capital primarily due to changes in Accounts payable and accrued liabilities of $1.9 billion, partially offset by the change in Inventories. Net cash used for Accounts payable and accrued liabilities was $1.2 billion in 2016 as compared to net cash provided by Accounts payable and accrued liabilities of $693 million in 2015.

Investing Activities

Net cash used in investing activities increased $4.4 billion, or 190%, in 2017 primarily from:

•	A $3.0 billion decrease in Sales of short-term investments;

•
A $1.9 billion increase in Purchases of spectrum licenses and other intangible assets, including deposits, primarily driven by our winning bid for 1,525 licenses in the 600 MHz spectrum auction during the second quarter of 2017; and

•
A $535 million increase in Purchases of property and equipment, including capitalized interest primarily driven by growth in network build as we continued deployment of low band spectrum, including beginning deployment of 600 MHz; partially offset by

•	A $963 million increase in Proceeds related to beneficial interests in securitization transactions.

Cash used in investing activities decreased $3.7 billion, or 61%, in 2016, to a use of $2.3 billion primarily from:

•	$4.7 billion for Purchases of property and equipment, including capitalized interest of $142 million primarily related to the build-out of our 4G LTE network;

•	$4.0 billion for Purchases of spectrum licenses and other intangible assets, including a $2.2 billion deposit made to a third party in connection with a potential asset purchase; partially offset by

•	$3.0 billion in Sales of short-term investments.

Financing Activities

Net cash used in and provided by financing activities changed by $1.8 billion to a use of $1.4 billion, in 2017 primarily from:

•	$10.2 billion for Repayments of long-term debt;

•	$2.9 billion for Repayments of our revolving credit facility;

•	$486 million for Repayments of capital lease obligations;

•	$427 million for Repurchases of common shares; and

•	$300 million for Repayments of short-term debt for purchases of inventory, property and equipment, net; partially offset by

•	$10.5 billion in Proceeds from issuance of long-term debt; and

•	$2.9 billion in Proceeds from borrowing on our revolving credit facility.

Cash provided by financing activities decreased $3.0 billion, or 86%, in 2016, to an inflow of $463 million primarily from:

•	$997 million in Proceeds from issuance of long-term debt; partially offset by

•	$205 million for Repayments of capital lease obligations;

•	$150 million for Repayments of short-term debt for purchases of inventory, property and equipment, net; and

•	$121 million for Tax withholdings on share-based awards.

Cash and Cash Equivalents

As of December 31, 2017, our Cash and cash equivalents were $1.2 billion.

Free Cash Flow

Free Cash Flow represents net cash provided by operating activities less payments for purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is a non-GAAP financial measure utilized by our management, investors and analysts of T-Mobile’s financial information to evaluate cash available to pay debt and provide further investment in the business.

We redefined our non-GAAP financial measure Free Cash Flow to reflect the adoption of the new cash flow standard to present cash flows on a consistent basis for investor transparency. We have applied the change in definition retrospectively in the table below, which illustrates the calculation of Free Cash Flow and reconciles Free Cash Flow to Net cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure:

	Year Ended December 31,			2017 Versus 2016		2016 Versus 2015
(in millions)	2017	2016	2015	$ Change	% Change	$ Change	% Change
Net cash provided by operating activities	$3,831	$2,779	$1,877	$1,052	38%	$902	48%
Cash purchases of property and equipment	(5,237)	(4,702)	(4,724)	(535)	11%	22	—%
Proceeds related to beneficial interests in securitization transactions	4,319	3,356	3,537	963	29%	(181)	(5)%
Cash payments for debt prepayment or debt extinguishment costs	(188)	—	—	(188)	NM	—	NM
Free Cash Flow	$2,725	$1,433	$690	$1,292	90%	$743	108%

Free Cash Flow increased $1.3 billion in 2017 primarily from:

•	Higher net cash provided by operating activities, as described above; and

•	Increased proceeds related to beneficial interests in securitization transactions; partially offset by

•
Higher purchases of property and equipment primarily due to growth in network build as we deployed 700 MHz spectrum and began to deploy 600 MHz. Cash purchases of property and equipment includes capitalized interest of $136 million and $142 million for 2017 and 2016, respectively.

Free Cash Flow increased $743 million in 2016 primarily from:

•	Higher net cash provided by operating activities, as described above; and

•
Lower purchases of property and equipment from the build-out of our 4G LTE network in 2016, as described above. Cash purchases of property and equipment includes capitalized interest of $142 million and $246 million for 2016 and 2015, respectively; partially offset by

•	Decreased proceeds related to beneficial interest securitization transactions.

Debt

As of December 31, 2017, our total debt was $28.3 billion, excluding our tower obligations, of which $26.7 billion was classified as long-term debt. Significant debt-related activity during 2017 included:

Debt to Third Parties

Issuances and Borrowings

During the year ended December 31, 2017, we issued the following Senior Notes:

(in millions)	Principal Issuances	Issuance Costs	Net Proceeds from Issuance of Long-Term Debt
4.000% Senior Notes due 2022	$500	$2	$498
5.125% Senior Notes due 2025	500	2	498
5.375% Senior Notes due 2027	500	1	499
Total of Senior Notes issued	$1,500	$5	$1,495

On March 16, 2017, T-Mobile USA and certain of its affiliates, as guarantors, issued a total of $1.5 billion of public Senior Notes with various interest rates and maturity dates. Issuance costs related to the public debt issuance totaled $5 million for the year ended December 31, 2017. We used the net proceeds of $1.495 billion from the transaction to redeem callable high yield debt.

On January 25, 2018, T-Mobile USA and certain of its affiliates, as guarantors, (i) issued $1.0 billion of public 4.500% Senior Notes due 2026 and (ii) issued $1.5 billion of public 4.750% Senior Notes due 2028. We intend to use the net proceeds of $2.493 billion from the transaction to redeem up to $1.75 billion of 6.625% Senior Notes due 2023, and up to $600 million of 6.836% Senior Notes due 2023, with the balance to be used for general corporate purposes, including partial pay down of borrowings under our revolving credit facility with DT. Issuance costs related to the public debt issuance totaled approximately $7 million.

Notes Redemptions

During the year ended December 31, 2017, we made the following note redemptions:

(in millions)	Principal Amount	Write-off of Premiums, Discounts and Issuance Costs (1)	Call Penalties (1) (2)	Redemption Date	Redemption Price
6.625% Senior Notes due 2020	$1,000	$(45)	$22	February 10, 2017	102.208%
5.250% Senior Notes due 2018	500	1	7	March 4, 2017	101.313%
6.250% Senior Notes due 2021	1,750	(71)	55	April 1, 2017	103.125%
6.464% Senior Notes due 2019	1,250	—	—	April 28, 2017	100.000%
6.542% Senior Notes due 2020	1,250	—	21	April 28, 2017	101.636%
6.633% Senior Notes due 2021	1,250	—	41	April 28, 2017	103.317%
6.731% Senior Notes due 2022	1,250	—	42	April 28, 2017	103.366%
Total note redemptions	$8,250	$(115)	$188

(1)
Write-off of premiums, discounts, issuance costs and call penalties are included in Other expense, net in our Consolidated Statements of Comprehensive Income. Write-off of premiums, discounts and issuance costs are included in Other, net within Net cash provided by operating activities in our Consolidated Statements of Cash Flows.

(2)	The call penalty is the excess paid over the principal amount. Call penalties are included within Net cash (used in) provided by financing activities in our Consolidated Statements of Cash Flows.

Prior to December 31, 2017, we delivered a notice of redemption on $1.0 billion aggregate principal amount of our 6.125% Senior Notes due 2022. The notes were redeemed on January 15, 2018, at a redemption price equal to 103.063% of the principal amount of the notes (plus accrued and unpaid interest thereon). The redemption premium was approximately $31 million and the write-off of issuance costs was approximately $1 million. The outstanding principal amount was reclassified from Long-term debt to Short-term debt in our Consolidated Balance Sheets as of December 31, 2017.

Debt to Affiliates

Issuances and Borrowings

During the year ended December 31, 2017, we made the following borrowings:

(in millions)	Net Proceeds from Issuance of Long-Term Debt	Extinguishments	Write-off of Discounts and Issuance Costs (1)
LIBOR plus 2.00% Senior Secured Term Loan due 2022	$2,000	$—	$—
LIBOR plus 2.00% Senior Secured Term Loan due 2024	2,000	—	—
LIBOR plus 2.750% Senior Secured Term Loan (2)	—	(1,980)	13
Total	$4,000	$(1,980)	$13

(1)
Write-off of discounts and issuance costs are included in Other expense, net in our Consolidated Statements of Comprehensive Income and Other, net within Net cash provided by operating activities in our Consolidated Statements of Cash Flows.

(2)	Our Senior Secured Term Loan extinguished during the year ended December 31, 2017 was Third Party debt.

On January 25, 2017, T-Mobile USA, Inc. (“T-Mobile USA”), and certain of its affiliates, as guarantors, entered into an agreement to borrow $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with DT, our majority stockholder, to refinance $1.98 billion of outstanding senior secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction used to redeem callable high yield debt. The Incremental Term Loan Facility increased DT’s incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016, from $660 million to $2.0 billion and provided T-Mobile USA with an additional $2.0 billion incremental term loan commitment.

On January 31, 2017, the loans under the Incremental Term Loan Facility were drawn in two tranches: (i) $2.0 billion of which bears interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and matures on November 9, 2022, and (ii) $2.0 billion of which bears interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and matures on January 31, 2024. In July 2017, we repriced the $2.0 billion Incremental Term Loan Facility maturing on January 31, 2024, with DT by reducing the interest rate to a per annum rate of LIBOR plus a margin of 2.00%. No issuance fees were incurred related to this debt agreement for the year ended December 31, 2017.

On March 31, 2017, the Incremental Term Loan Facility was amended to waive all interim principal payments. The outstanding principal balance will be due at maturity.

During the year ended December 31, 2017, we issued the following Senior Notes to DT:

(in millions)	Principal Issuances (Redemptions)	Discounts (1)	Net Proceeds from Issuance of Long-Term Debt
4.000% Senior Notes due 2022	$1,000	$(23)	$977
5.125% Senior Notes due 2025	1,250	(28)	1,222
5.375% Senior Notes due 2027 (2)	1,250	(28)	1,222
6.288% Senior Reset Notes due 2019	(1,250)	—	(1,250)
6.366% Senior Reset Notes due 2020	(1,250)	—	(1,250)
Total	$1,000	$(79)	$921

(1)	Discounts reduce Proceeds from issuance of long-term debt and are included within Net cash (used in) provided by financing activities in our Consolidated Statements of Cash Flows.

(2)
In April 2017, we issued to DT $750 million in aggregate principal amount of the 5.375% Senior Notes due 2027, and in September 2017, we issued to DT the remaining $500 million in aggregate principal amount of the 5.375% Senior Notes due 2027.

On March 13, 2017, DT agreed to purchase a total of $3.5 billion in aggregate principal amounts of Senior Notes with various interest rates and maturity dates (the “new DT Notes”).

Through net settlement in April 2017, we issued to DT a total of $3.0 billion in aggregate principal amount of the new DT Notes and redeemed the $2.5 billion in outstanding aggregate principal amount of Senior Reset Notes with various interest rates and maturity dates (the “old DT Notes”).

The redemption prices of the old DT Notes were 103.144% and 103.183%, resulting in a total of $79 million in early redemption fees. These early redemption fees were recorded as discounts on the issuance of the new DT Notes.

In September 2017, we issued to DT $500 million in aggregate principal amount of 5.375% Senior Notes due 2027, which is the final tranche of the new DT Notes. We were not required to pay any underwriting fees or issuance costs in connection with the issuance of the notes.

Net proceeds from the issuance of the new DT Notes were $921 million and are included in Proceeds from issuance of long-term debt in our Consolidated Statements of Cash Flows.

On May 9, 2017, we exercised our option under existing purchase agreements and issued the following Senior Notes to DT:

(in millions)	Principal Issuances	Premium	Net Proceeds from Issuance of Long-Term Debt
5.300% Senior Notes due 2021	$2,000	$—	$2,000
6.000% Senior Notes due 2024	1,350	40	1,390
6.000% Senior Notes due 2024	650	24	674
Total	$4,000	$64	$4,064

The proceeds were used to fund a portion of the purchase price of spectrum licenses won in the 600 MHz spectrum auction. Net proceeds from these issuances include $64 million in debt premiums. See Note 5 - Goodwill, Spectrum Licenses and Other Intangible Assets of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

On January 22, 2018, DT agreed to purchase $1.0 billion in aggregate principal amount of 4.500% Senior Notes due 2026 and $1.5 billion in aggregate principal amount of 4.750% Senior Notes due 2028 directly from T-Mobile USA and certain of its affiliates, as guarantors, with no underwriting discount (the “DT Notes”).

DT has agreed that the payment for the DT notes will be made by delivery of $1.25 billion in aggregate principal amount of 8.097% Senior Reset Notes due 2021 and $1.25 billion in aggregate principal amount of 8.195% Senior Reset Notes due 2022 (collectively, the “DT Senior Reset Notes”) held by DT and which T-Mobile USA will have called for redemption, in exchange for the DT notes. In connection with such exchange, we will pay DT in cash the premium portion of the redemption price set forth in the indenture governing the DT Senior Reset Notes, plus accrued but unpaid interest on the DT Senior Reset Notes to, but not including, the exchange date.

The closing of the issuance and sale of the DT notes to DT, and exchange of the DT Senior Reset Notes, is expected to occur on or about April 30, 2018.

Financing Arrangements

We maintain a handset financing arrangement with Deutsche Bank AG (“Deutsche Bank”), which allows for up to $108 million in borrowings. Under the handset financing arrangement, we can effectively extend payment terms for invoices payable to certain handset vendors. The interest rate on the handset financing arrangement is determined based on LIBOR plus a specified margin per the arrangement. Obligations under the handset financing arrangement are included in Short-term debt in our Consolidated Balance Sheets. In 2016, we utilized and repaid $100 million under the financing arrangement. As of December 31, 2017 and 2016, there was no outstanding balance.

We maintain vendor financing arrangements with our primary network equipment suppliers. Under the respective agreements, we can obtain extended financing terms. The interest rate on the vendor financing arrangements is determined based on the difference between LIBOR and a specified margin per the agreements. Obligations under the vendor financing arrangements are included in Short-term debt in our Consolidated Balance Sheets. In 2017, we utilized and repaid $300 million under the financing arrangement. As of December 31, 2017 and 2016, there was no outstanding balance.

Revolving Credit Facility

We had an unsecured revolving credit facility with Deutsche Telekom which allowed for up to $500 million in borrowings. In December 2016, we terminated our $500 million unsecured revolving credit facility with Deutsche Telekom.

In December 2016, T-Mobile USA entered into a $2.5 billion revolving credit facility with Deutsche Telekom which comprised of (i) a three-year $1.0 billion unsecured revolving credit agreement and (ii) a three-year $1.5 billion secured revolving credit agreement. The applicable margin for the Unsecured Revolving Credit Facility ranges from 2.00% to 3.25% per annum for Eurodollar Rate loans. The applicable margin for the Secured Revolving Credit Facility ranges from 1.00% to 1.75% per annum for Eurodollar Rate loans. As of December 31, 2017 and 2016, there were no outstanding borrowings under the revolving credit facility.

In January 2018, we utilized proceeds under the revolving credit facility to redeem $1.0 billion in aggregate principal amount of our 6.125% Senior Notes due 2022 and for general corporate purposes. As of February 5, 2018, there were no outstanding borrowings on the revolving credit facility. The Proceeds and borrowings from the revolving credit facility are presented in Proceeds from borrowing on revolving credit facility and Repayments of revolving credit facility within Net cash (used in) provided by financing activities in our Consolidated Statements of Cash Flows.

See Note 7 - Debt of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

We could seek additional sources of liquidity, including through the issuance of additional long-term debt in 2018, to continue to opportunistically acquire spectrum licenses or other assets in private party transactions or for the refinancing of existing long-term debt on an opportunistic basis. Excluding liquidity that could be needed for spectrum acquisitions or other assets, we expect our principal sources of funding to be sufficient to meet our anticipated liquidity needs for business operations for the next 12 months. Our intended use of any such funds is for general corporate purposes, including for capital expenditures, spectrum purchases, opportunistic investments and acquisitions, redemption of high yield callable debt and stock purchases.

We determine future liquidity requirements, for both operations and capital expenditures, based in large part upon projected financial and operating performance, and opportunities to acquire additional spectrum. We regularly review and update these projections for changes in current and projected financial and operating results, general economic conditions, the competitive landscape and other factors. There are a number of risks and uncertainties that could cause our financial and operating results and capital requirements to differ materially from our projections, which could cause future liquidity to differ materially from our assessment.

The indentures and credit facilities governing our long-term debt to affiliates and third parties, excluding capital leases, contain covenants that, among other things, limit the ability of the Issuer and the Guarantor Subsidiaries (each as defined in Note 16 – Guarantor Financial Information of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhib it 99.1) to: incur more debt; pay dividends and make distributions on our common stock; make certain investments; repurchase stock; create liens or other encumbrances; enter into transactions with affiliates; enter into transactions that restrict dividends or distributions from subsidiaries; and merge, consolidate, or sell, or otherwise dispose of, substantially all of their assets. Certain provisions of each of the credit facilities, indentures and supplemental indentures relating to the long-term debt to affiliates and third parties restrict the ability of the Issuer to loan funds or make payments to the Parent. However, the Issuer is allowed to make certain permitted payments to the Parent under the terms of each of the credit facilities, indentures and supplemental indentures relating to the long-term debt to affiliates and third parties. We were in compliance with all restrictive debt covenants as of December 31, 2017.

Capital Lease Facilities

We have entered into uncommitted capital lease facilities with certain partners, which provide us with the ability to enter into capital leases for network equipment and services. As of December 31, 2017, we have committed to $2.1 billion of capital leases under these capital lease facilities, of which $887 million was executed during the year ended December 31, 2017.

Capital Expenditures

Our liquidity requirements have been driven primarily by capital expenditures for spectrum licenses and the construction, expansion and upgrading of our network infrastructure. Property and equipment capital expenditures primarily relate to our network transformation, including the build out of 700 MHz A-Block and 600 MHz spectrum licenses. We expect cash purchases of property and equipment, excluding capitalized interest, to be in the range of $4.9 billion to $5.3 billion in 2018. This includes expenditures for 5G deployment. Similar to 2017, cash capital expenditures will be front-end loaded in 2018 due to the build out of 600 MHz spectrum licenses. This does not include property and equipment obtained through capital lease agreements, leased wireless devices transferred from inventory or any additional purchases of spectrum licenses.

In April 2017, the FCC announced that we were the winning bidder of 1,525 licenses in the 600 MHz spectrum auction for an aggregate price of $8.0 billion. At the inception of the auction in June 2016, we deposited $2.2 billion with the FCC which, based on the outcome of the auction, was sufficient to cover our down payment obligation due in April 2017. In May 2017, we paid the FCC the remaining $5.8 billion of the purchase price using cash reserves and by issuing debt to DT, our majority stockholder, pursuant to existing debt purchase commitments. See Note 7 - Debt of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

The $5.8 billion payment of the purchase price is included in Purchases of spectrum licenses and other intangible assets, including deposits within Net cash used in investing activities in our Consolidated Statements of Cash Flows. The licenses are included in Spectrum licenses as of December 31, 2017, on our Consolidated Balance Sheets. We began deployment of these licenses on our network in the third quarter of 2017. See Note 5 - Goodwill, Spectrum Licenses and Other Intangible Assets of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Contractual Obligations

The following table summarizes our contractual obligations and borrowings as of December 31, 2017 and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods:

(in millions)	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years	Total
Long-term debt (1)	$1,000	$—	$8,000	$17,450	$26,450
Interest on long-term debt	1,501	2,939	2,539	1,976	8,955
Capital lease obligations, including interest and maintenance	682	972	218	172	2,044
Tower obligations (2)	189	379	381	1,006	1,955
Operating leases (3)	2,448	4,083	2,686	2,251	11,468
Purchase obligations (4)	2,146	2,216	1,492	960	6,814
Network decommissioning (5)	101	123	60	21	305
Total contractual obligations	$8,067	$10,712	$15,376	$23,836	$57,991

(1)
Represents principal amounts of long-term debt to affiliates and third parties at maturity, excluding unamortized premium from purchase price allocation fair value adjustment, capital lease obligations and vendor financing arrangements. See Note 7 – Debt of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

(2)
Future minimum payments, including principal and interest payments and imputed lease rental income, related to the tower obligations. See Note 8 – Tower Obligations of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

(3)
Future minimum lease payments for all cell site leases presented above to include payments due for the initial non-cancelable lease term only as they represent the payments which we cannot avoid at our option and also corresponds to our lease term assessment for new leases.

(4)
The minimum commitment for certain obligations is based on termination penalties that could be paid to exit the contracts. Termination penalties are included in the above table as payments due as of the earliest we could exit the contract, typically in less than one year. For certain contracts that include fixed volume purchase commitments and fixed prices for various products, the purchase obligations are calculated using fixed volumes and contractually fixed prices for the products that are expected to be purchased. This table does not include open purchase orders as of December 31, 2017 under normal business purposes. See Note 13 - Commitments and Contingencies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

(5)	Represents future undiscounted cash flows related to decommissioned MetroPCS CDMA network and certain other redundant cell sites as of December 31, 2017.

Certain commitments and obligations are included in the table based on the year of required payment or an estimate of the year of payment. Other long-term liabilities, excluding network decommissioning, have been omitted from the table above due to the uncertainty of the timing of payments, combined with the absence of historical trending to be used as a predictor of such payments. See Note 14 – Additional Financial Information of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

The purchase obligations reflected in the table above are primarily commitments to purchase handsets and accessories, equipment, software, programming and network services, and marketing activities, which will be used or sold in the ordinary course of business. These amounts do not represent T-Mobile’s entire anticipated purchases in the future, but represent only those items for which T-Mobile is contractually committed. Where T-Mobile is committed to make a minimum payment to the supplier regardless of whether it takes delivery, T-Mobile has included only that minimum payment as a purchase obligation. Additionally, included within purchase obligations are amounts for the acquisition of spectrum licenses, which are subject to regulatory approval and other customary closing conditions.

In January 2018, we closed on a Unit Purchase Agreement to acquire the remaining equity in INS, a 54% owned unconsolidated subsidiary, for a purchase price of $25 million. See Note 13 - Commitments and Contingencies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

In January 2018, we closed on our previously announced acquisition of Layer3 TV, Inc. (“Layer3 TV”) for consideration of approximately $325 million, subject to customary working capital and other post-closing adjustments. Upon closing of the transaction, Layer3 TV became a wholly-owned consolidated subsidiary. See Note 13 - Commitments and Contingencies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Off-Balance Sheet Arrangements

In 2015, we entered into an arrangement, as amended, to sell certain EIP accounts receivable on a revolving basis as an additional source of liquidity. In August 2017, the arrangement was amended to reduce the maximum funding commitment to

$1.2 billion and extend the scheduled expiration date to November 2018. In December 2017, the arrangement was again amended to increase the maximum funding commitment to $1.3 billion. See Note 3 – Sales of Certain Receivables of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

In 2014, we entered into an arrangement, as amended, to sell certain service accounts receivable on a revolving basis as an additional source of liquidity. In November 2016, the arrangement was amended to increase the maximum funding commitment to $950 million and extend the scheduled expiration date to March 2018. In February 2018, the arrangement was again amended to extend the scheduled expiration date to March 2019. As of December 31, 2017, T-Mobile derecognized net receivables of $2.7 billion upon sale through these arrangements. See Note 3 – Sales of Certain Receivables of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Related-Party Transactions

During the year ended December 31, 2017, we entered into certain debt related transactions with affiliates. See Note 7 – Debt of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

We also have related party transactions associated with DT or its affiliates in the ordinary course of business, including intercompany servicing and licensing.

Disclosure of Iranian Activities under Section 13(r) of the Securities Exchange Act of 1934

Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 added Section 13(r) to the Exchange Act of 1934, as amended (“Exchange Act”). Section 13(r) requires an issuer to disclose in its annual or quarterly reports, as applicable, whether it or any of its affiliates knowingly engaged in certain activities, transactions or dealings relating to Iran or with designated natural persons or entities involved in terrorism or the proliferation of weapons of mass destruction. Disclosure is required even where the activities, transactions or dealings are conducted outside the U.S. by non-U.S. affiliates in compliance with applicable law, and whether or not the activities are sanctionable under U.S. law.

As of the date of this report, we are not aware of any activity, transaction or dealing by us or any of our affiliates for the year ended December 31, 2017, that requires disclosure in this report under Section 13(r) of the Exchange Act, except as set forth below with respect to affiliates that we do not control and that are our affiliates solely due to their common control with DT. We have relied upon DT for information regarding their activities, transactions and dealings.

DT, through certain of its non-U.S. subsidiaries, is party to roaming and interconnect agreements with the following mobile and fixed line telecommunication providers in Iran, some of which are or may be government-controlled entities: Gostaresh Ertebatat Taliya, Irancell Telecommunications Services Company (“MTN Irancell”), Telecommunication Kish Company, Mobile Telecommunication Company of Iran, and Telecommunication Infrastructure Company of Iran. For the year ended December 31, 2017, gross revenues of all DT affiliates generated by roaming and interconnection traffic with Iran were less than $4 million and estimated net profits were less than $4 million.

In addition, DT, through certain of its non-U.S. subsidiaries, operating a fixed line network in their respective European home countries (in particular Germany), provides telecommunications services in the ordinary course of business to the Embassy of Iran in those European countries. Gross revenues and net profits recorded from these activities for the year ended December 31, 2017 were less than $0.4 million. We understand that DT intends to continue these activities.

Critical Accounting Policies and Estimates

Our significant accounting policies are fundamental to understanding our results of operations and financial condition as they require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. See Note 1 – Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for further information.

Six of these policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. Actual results could differ from those estimates.
Management and the Audit Committee of the Board of Directors have reviewed and approved these critical accounting policies.

Allowances

We maintain an allowance for credit losses, which is management’s estimate of such losses inherent in the receivables portfolio, comprised of accounts receivable and EIP receivable segments. Changes in the allowance for credit losses and, therefore, in related provision for credit losses (“bad debt expense”) can materially affect earnings. Credit risk characteristics are assessed for each receivable segment. In applying the judgment and review required to determine the allowance for credit losses, management considers a number of factors, including customer behavior, credit quality of the customer base and other qualitative factors such as macro-economic conditions. While our methodology attributes portions of the allowance to specific portfolio segments, the entire allowance for credit losses is available to absorb credit losses inherent in the total receivables portfolio.

Management also considers an amount that represents management’s judgment of risks inherent in the process and assumptions used in establishing the allowance for credit losses, including process risk and other subjective factors, including industry trends and emerging risk assessments.

To the extent that actual loss experience differs significantly from historical trends or assumptions, the appropriate allowance levels for realized credit losses could differ from the estimate. We write off account balances if collection efforts are unsuccessful and the receivable balance is deemed uncollectible, based on customer credit ratings and the length of time from the original billing date.

We offer certain retail customers the option to pay for their devices and other purchases in installments over a period of up to 24 months using a zero interest EIP. At the time of an installment sale, we impute a discount for interest and record the EIP receivables at their present value, which is determined by discounting future payments at the imputed interest rate. The difference between the present value of the EIP receivables and their face amount results in a discount which is recorded as a direct reduction to the carrying value of the EIP receivable with a corresponding reduction to equipment revenue. The imputed discount rate is primarily comprised of current market interest rates and the estimated credit risk on the EIP receivables. As a result, we do not recognize a separate valuation allowance at the time of issuance as the effects of uncertainty about future cash flows are included in the initial present value measurement of the EIP receivable. The imputed discount on EIP receivables is amortized over the financed installment term using the effective interest method and recognized as Other revenues in our Consolidated Statements of Comprehensive Income.

Subsequent to the initial determination of the imputed discount, we recognize an allowance for credit losses to the extent the amount of estimated credit losses on the gross EIP receivable segment exceed the remaining unamortized imputed discount balances.

Total imputed discount and allowances as of December 31, 2017 and 2016 was approximately 8.1% and 8.0%, respectively, of the total amount of gross accounts receivable, including EIP receivables.

Depreciation

Depreciation commences once assets have been placed in service. We generally depreciate property and equipment over the period the property and equipment provide economic benefit. Leased wireless devices are depreciated to their estimated residual value over the period expected to provide utility to T-Mobile, which is generally shorter than the lease term and considers expected losses. Depreciable life studies are performed periodically to confirm the appropriateness of depreciable lives for certain categories of property, plant and equipment. These studies consider actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate that an asset’s useful life is different from the previous assessment, the remaining book values are depreciated prospectively over the adjusted remaining estimated useful life. See Note 1 – Summary of Significant Accounting Policies and Note 4 – Property and Equipment of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for information regarding depreciation of assets, including management’s underlying estimates of useful lives.

Evaluation of Goodwill and Indefinite-Lived Intangible Assets for Impairment

We assess the carrying value of goodwill and other indefinite-lived intangible assets, such as our spectrum licenses, for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that assets might be impaired.

When assessing goodwill for impairment we may elect to first perform a qualitative assessment for a reporting unit to determine if a quantitative impairment test is necessary. If we do not perform a qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the reporting unit is less than its carrying amount, we perform a quantitative test. We recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit.

The fair value of the reporting unit is determined using a market approach, which is based on market capitalization. We recognize market capitalization is subject to volatility and will monitor changes in market capitalization to determine whether declines, if any, necessitate an interim impairment review. In the event market capitalization does decline below its book value, we will consider the length, severity and reasons for the decline when assessing whether potential impairment exists, including considering whether a control premium should be added to the market capitalization. We believe short-term fluctuations in share price may not necessarily reflect the underlying aggregate fair value.

We test spectrum licenses for impairment on an aggregate basis, consistent with the management of the overall business at a national level. We may elect to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an intangible asset is less than its carrying value. If we do not perform the qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the intangible asset is less than its carrying amount, we calculate the estimated fair value of the intangible asset. If the carrying amount of spectrum licenses exceeds the fair value, an impairment loss is recognized. We estimate the fair value of the spectrum licenses using the Greenfield approach, which is an income approach that estimates the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. The Greenfield approach values the spectrum licenses by calculating the cash flow generating potential of a hypothetical start-up company that goes into business with no assets except the asset to be valued (in this case, spectrum licenses). The value of the spectrum licenses can be considered as equal to the present value of the cash flows of this hypothetical start-up company. We base the assumptions underlying the Greenfield approach on a combination of market participant data and our historical results, trends and business plans. Future cash flows in the Greenfield approach are based on estimates and assumptions of market participant revenues, EBITDA margin, network build-out period and a long-term growth rate for a market participant. The cash flows are discounted using a weighted average cost of capital.

The valuation approaches utilized to estimate fair value for the purposes of the impairment tests of goodwill and spectrum licenses require the use of assumptions and estimates, which involve a degree of uncertainty. If actual results or future expectations are not consistent with the assumptions, this may result in the recording of significant impairment charges on goodwill or spectrum licenses. The most significant assumptions within the valuation models are the discount rate, revenues, EBITDA margins, capital expenditures and the long-term growth rate. See Note 1 – Summary of Significant Accounting Policies and Note 5 – Goodwill, Spectrum Licenses and Other Intangible Assets of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for information regarding our annual impairment test and impairment charges.

Guarantee Liabilities

We offer a device trade-in program, JUMP!, which provides eligible customers a specified-price trade-in right to upgrade their device. Upon enrollment, participating customers must finance the purchase of a device on an EIP and have a qualifying T-Mobile monthly wireless service plan, which is treated as a single multiple-element arrangement when entered into at or near the same time. Upon qualifying JUMP! program upgrades, the customers’ remaining EIP balance is settled provided they trade-in their eligible used device in good working condition and purchase a new device from us on a new EIP.

For customers who enroll in JUMP!, we establish a liability through the reduction of revenue, for the portion of revenue which represents the estimated fair value of the specified-price trade-in right guarantee. The guarantee liability is valued based on various economic and customer behavioral assumptions, which requires judgment, including estimating the customer's remaining EIP balance at trade-in, the expected fair value of the used device at trade-in, and the probability and timing of trade-in. When customers upgrade their device, the difference between the EIP balance credit to the customer and the fair value of the returned device is recorded against the guarantee liabilities. All assumptions are reviewed periodically.

Rent Expense

Most of the leases on our tower sites have fixed rent escalations which provide for periodic increases in the amount of rent payable over time. We calculate straight-line rent expense for each of these leases based on the fixed non-cancellable term of the lease plus all periods, if any, for which failure to renew the lease imposes a penalty on us in such amount that a renewal appears, at lease inception or significant modification, to be reasonably assured. We consider several factors in assessing whether renewal periods are reasonably assured of being exercised, including the continued maturation of our network nationwide, technological advances within the telecommunications industry and the availability of alternative sites. We make significant assumptions at lease inception in determining and assessing the factors that constitute a “penalty.” In doing so, we primarily consider costs incurred in acquiring and developing new sites, the useful life of site improvements and equipment costs, future economic conditions and the extent to which improvements in wireless technologies can be incorporated into a current assessment of whether an economic compulsion will exist in the future to renew a lease.

Income Taxes

We recognize deferred tax assets and liabilities based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of a deferred tax asset depends on the ability to generate sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions within the carryforward periods available. We consider many factors when determining whether a valuation allowance is needed, including recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carryforward periods available for tax reporting purposes and other relevant factors.

We account for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We assess whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjust the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Accounting Pronouncements Not Yet Adopted

See Note 1 – Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for information regarding recently issued accounting standards.

Table of Contents

Item 8. Financial Statements and Supplementary Data

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of T-Mobile US, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of T-Mobile US, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principles

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for imputed discount on Equipment Installment Plan (“EIP”) receivables in 2017 and the manner in which it accounts for cash receipts and cash payments in 2018.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington

February 7, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for cash receipts and cash payments discussed in Note 1, as to which the date is June 18, 2018

We have served as the Company’s auditor since 2001.

T-Mobile US, Inc.
Consolidated Balance Sheets

(in millions, except share and per share amounts)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$1,219	$5,500
Accounts receivable, net of allowances of $86 and $102	1,915	1,896
Equipment installment plan receivables, net	2,290	1,930
Accounts receivable from affiliates	22	40
Inventories	1,566	1,111
Asset purchase deposit	—	2,203
Other current assets	1,903	1,537
Total current assets	8,915	14,217
Property and equipment, net	22,196	20,943
Goodwill	1,683	1,683
Spectrum licenses	35,366	27,014
Other intangible assets, net	217	376
Equipment installment plan receivables due after one year, net	1,274	984
Other assets	912	674
Total assets	$70,563	$65,891
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$8,528	$7,152
Payables to affiliates	182	125
Short-term debt	1,612	354
Deferred revenue	779	986
Other current liabilities	414	405
Total current liabilities	11,515	9,022
Long-term debt	12,121	21,832
Long-term debt to affiliates	14,586	5,600
Tower obligations	2,590	2,621
Deferred tax liabilities	3,537	4,938
Deferred rent expense	2,720	2,616
Other long-term liabilities	935	1,026
Total long-term liabilities	36,489	38,633
Commitments and contingencies (Note 13)
Stockholders' equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 0 and 20,000,000 shares issued; 0 and 20,000,000 shares outstanding; $0 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 860,861,998 and 827,768,818 shares issued, 859,406,651 and 826,357,331 shares outstanding	—	—
Additional paid-in capital	38,629	38,846
Treasury stock, at cost, 1,455,347 and 1,411,487 shares issued	(4)	(1)
Accumulated other comprehensive income	8	1
Accumulated deficit	(16,074)	(20,610)
Total stockholders' equity	22,559	18,236
Total liabilities and stockholders' equity	$70,563	$65,891

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2017	2016	2015
(in millions, except share and per share amounts)		(As Adjusted - See Note 1)
Revenues
Branded postpaid revenues	$19,448	$18,138	$16,383
Branded prepaid revenues	9,380	8,553	7,553
Wholesale revenues	1,102	903	692
Roaming and other service revenues	230	250	193
Total service revenues	30,160	27,844	24,821
Equipment revenues	9,375	8,727	6,718
Other revenues	1,069	919	928
Total revenues	40,604	37,490	32,467
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	6,100	5,731	5,554
Cost of equipment sales	11,608	10,819	9,344
Selling, general and administrative	12,259	11,378	10,189
Depreciation and amortization	5,984	6,243	4,688
Cost of MetroPCS business combination	—	104	376
Gains on disposal of spectrum licenses	(235)	(835)	(163)
Total operating expense	35,716	33,440	29,988
Operating income	4,888	4,050	2,479
Other income (expense)
Interest expense	(1,111)	(1,418)	(1,085)
Interest expense to affiliates	(560)	(312)	(411)
Interest income	17	13	6
Other expense, net	(73)	(6)	(11)
Total other expense, net	(1,727)	(1,723)	(1,501)
Income before income taxes	3,161	2,327	978
Income tax benefit (expense)	1,375	(867)	(245)
Net income	4,536	1,460	733
Dividends on preferred stock	(55)	(55)	(55)
Net income attributable to common stockholders	$4,481	$1,405	$678

Net income	$4,536	$1,460	$733
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax effect $2, $1 and $(1)	7	2	(2)
Other comprehensive income (loss)	7	2	(2)
Total comprehensive income	$4,543	$1,462	$731
Earnings per share
Basic	$5.39	$1.71	$0.83
Diluted	$5.20	$1.69	$0.82
Weighted average shares outstanding
Basic	831,850,073	822,470,275	812,994,028
Diluted	871,787,450	833,054,545	822,617,938

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
(in millions)	(As Adjusted - See Note 1)
Operating activities
Net income	$4,536	$1,460	$733
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,984	6,243	4,688
Stock-based compensation expense	306	235	201
Deferred income tax (benefit) expense	(1,404)	914	256
Bad debt expense	388	477	547
Losses from sales of receivables	299	228	204
Deferred rent expense	76	121	167
Gains on disposal of spectrum licenses	(235)	(835)	(163)
Change in fair value of embedded derivatives	(52)	(25)	148
Changes in operating assets and liabilities
Accounts receivable	(3,931)	(3,459)	(3,743)
Equipment installment plan receivables	(1,812)	(673)	851
Inventories	(844)	(802)	(2,495)
Other current and long-term assets	(575)	(133)	(217)
Accounts payable and accrued liabilities	1,079	(1,201)	693
Other current and long-term liabilities	(233)	158	22
Other, net	249	71	(15)
Net cash provided by operating activities	3,831	2,779	1,877
Investing activities
Purchases of property and equipment, including capitalized interest of $136, $142 and $246	(5,237)	(4,702)	(4,724)
Purchases of spectrum licenses and other intangible assets, including deposits	(5,828)	(3,968)	(1,935)
Proceeds related to beneficial interests in securitization transactions	4,319	3,356	3,537
Purchases of short-term investments	—	—	(2,997)
Sales of short-term investments	—	2,998	—
Other, net	1	(8)	96
Net cash used in investing activities	(6,745)	(2,324)	(6,023)
Financing activities
Proceeds from issuance of long-term debt	10,480	997	3,979
Proceeds from tower obligations	—	—	140
Proceeds from borrowing on revolving credit facility	2,910	—	—
Repayments of revolving credit facility	(2,910)	—	—
Repayments of capital lease obligations	(486)	(205)	(57)
Repayments of short-term debt for purchases of inventory, property and equipment, net	(300)	(150)	(564)
Repayments of long-term debt	(10,230)	(20)	—
Proceeds from exercise of stock options	21	29	47
Repurchases of common shares	(427)	—	—
Tax withholdings on share-based awards	(166)	(121)	(156)
Dividends on preferred stock	(55)	(55)	(55)
Cash payments for debt prepayment or debt extinguishment costs	(188)	—	—
Other, net	(16)	(12)	79
Net cash (used in) provided by financing activities	(1,367)	463	3,413
Change in cash and cash equivalents	(4,281)	918	(733)
Cash and cash equivalents
Beginning of period	5,500	4,582	5,315
End of period	$1,219	$5,500	$4,582
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized, $79, $0 and $0 of which recorded as debt discount (Note 7)	$2,028	$1,681	$1,298
Income tax payments	31	25	54
Noncash beneficial interest obtained in exchange for securitized receivables	4,063	3,411	3,192
Changes in accounts payable for purchases of property and equipment	313	285	46
Leased devices transferred from inventory to property and equipment	1,131	1,588	2,451
Returned leased devices transferred from property and equipment to inventory	(742)	(602)	(166)
Issuance of short-term debt for financing of property and equipment	292	150	500
Assets acquired under capital lease obligations	887	799	470
The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.
Consolidated Statement of Stockholders’ Equity

(in millions, except shares)	Preferred Stock Outstanding	Common Stock Outstanding	Treasury Shares at Cost	Par Value and Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
Balance as of December 31, 2014	20,000,000	807,468,603	$—	$38,503	$1	$(22,841)	$15,663
Net income	—	—	—	—	—	733	733
Other comprehensive loss	—	—	—	—	(2)	—	(2)
Stock-based compensation	—	—	—	227	—	—	227
Exercise of stock options	—	2,381,650	—	47	—	—	47
Stock issued for employee stock purchase plan	—	761,085	—	21	—	—	21
Issuance of vested restricted stock units	—	11,956,345	—	—	—	—	—
Shares withheld related to net share settlement of stock awards and stock options	—	(4,176,464)	—	(156)	—	—	(156)
Excess tax benefit from stock-based compensation	—	—	—	79	—	—	79
Dividends on preferred stock	—	—	—	(55)	—	—	(55)
Balance as of December 31, 2015	20,000,000	818,391,219	—	38,666	(1)	(22,108)	16,557
Net income	—	—	—	—	—	1,460	1,460
Other comprehensive income	—	—	—	—	2	—	2
Stock-based compensation	—	—	—	264	—	—	264
Exercise of stock options	—	982,904	—	29	—	—	29
Stock issued for employee stock purchase plan	—	1,905,534	—	63	—	—	63
Issuance of vested restricted stock units	—	7,712,463	—	—	—	—	—
Shares withheld related to net share settlement of stock awards and stock options	—	(2,605,807)	—	(122)	—	—	(122)
Transfer RSU to NQDC plan	—	(28,982)	(1)	1	—	—	—
Dividends on preferred stock	—	—	—	(55)	—	—	(55)
Prior year Retained Earnings	—	—	—	—	—	38	38
Balance as of December 31, 2016	20,000,000	826,357,331	(1)	38,846	1	(20,610)	18,236
Net income	—	—	—	—	—	4,536	4,536
Other comprehensive income	—	—	—	—	7	—	7
Stock-based compensation	—	—	—	344	—	—	344
Exercise of stock options	—	450,493	—	19	—	—	19
Stock issued for employee stock purchase plan	—	1,832,043	—	82	—	—	82
Issuance of vested restricted stock units	—	8,338,271	—	—	—	—	—
Shares withheld related to net share settlement of stock awards and stock options	—	(2,754,721)	—	(166)	—	—	(166)
Mandatory conversion of preferred shares to common shares	(20,000,000)	32,237,983	—	—	—	—	—
Repurchases of common stock	—	(7,010,889)	—	(444)	—	—	(444)
Transfer RSU to NQDC plan	—	(43,860)	(3)	3	—	—	—
Dividends on preferred stock	—	—	—	(55)	—	—	(55)
Balance as of December 31, 2017	—	859,406,651	$(4)	$38,629	$8	$(16,074)	$22,559

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.
Index for Notes to the Consolidated Financial Statements

T-Mobile US, Inc.
Notes to the Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Description of Business

T-Mobile US, Inc. (“T-Mobile,” “we,” “our,” “us” or the “Company”), together with its consolidated subsidiaries, is a leading provider of mobile communications services, including voice, messaging and data, under its flagship brands, T-Mobile and MetroPCS, in the United States (“U.S.”), Puerto Rico and the U.S. Virgin Islands. We provide mobile communications services primarily using 4G Long-Term Evolution (“LTE”) technology. We also offer a wide selection of wireless devices, including handsets, tablets and other mobile communication devices, and accessories for sale, as well as financing through Equipment Installment Plans (“EIP”) and leasing through JUMP! On Demand™. Additionally, we provide reinsurance for handset insurance policies and extended warranty contracts offered to our mobile communications customers.

Basis of Presentation

The consolidated financial statements include the balances and results of operations of T-Mobile and our consolidated subsidiaries. We operate as a single operating segment. We consolidate majority-owned subsidiaries over which we exercise control, as well as variable interest entities (“VIE”) where we are deemed to be the primary beneficiary and VIEs, which cannot be deconsolidated, such as those related to Tower obligations. Intercompany transactions and balances have been eliminated in consolidation.

Certain prior year amounts have been reclassified, such as those relating to the cash flows related to our beneficial interests in securitization transactions, which is the deferred purchase price, which have been reclassified from Operating activities to Investing activities and the presentation of cash payments for debt prepayment and debt extinguishment costs, which have been reclassified from Operating activities to Financing activities, in our Consolidated Statements of Cash Flows, and the imputed discount on EIP receivables which have been reclassified from Interest income to Other revenues in our Consolidated Statements of Comprehensive Income, to conform to the current year’s presentation. See “Change in Accounting Principle” and “Accounting Pronouncements Adopted During the Current Year” below.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires our management to make estimates and assumptions which affect the financial statements and accompanying notes. Examples include service revenues earned but not yet billed, service revenues billed but not yet earned, relative selling prices, allowances for credit losses and sales returns, discounts for imputed interest on EIP receivables, guarantee liabilities, losses incurred but not yet reported, tax liabilities, deferred income taxes including valuation allowances, useful lives of long-lived assets, cost estimates of asset retirement obligations, residual values on leased handsets, reasonably assured renewal terms for operating leases, stock-based compensation forfeiture rates, and fair value measurements, including those related to goodwill, spectrum licenses, intangible assets, beneficial interests in factoring and securitization transactions and derivative financial instruments. Estimates are based on historical experience, where applicable, and other assumptions which our management believes are reasonable under the circumstances. These estimates are inherently subject to judgment and actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid money market funds and U.S. Treasury securities with remaining maturities of three months or less at the date of purchase.

Receivables and Allowance for Credit Losses

Accounts receivable consist primarily of amounts currently due from customers, other carriers and third-party retail channels. Accounts receivable not held for sale are reported in the balance sheet at outstanding principal adjusted for any charge-offs and the allowance for credit losses. Accounts receivable held for sale are reported at the lower of amortized cost or fair value. We have an arrangement to sell the majority of service accounts receivable on a revolving basis, which are treated as sales of financial assets.

We offer certain retail customers the option to pay for their devices and other purchases in installments over a period of up to 24 months using an EIP. EIP receivables not held for sale are reported in the balance sheet at outstanding principal adjusted for any charge-offs, allowance for credit losses and unamortized discounts. Receivables held for sale are reported at the lower of amortized cost or fair value. At the time of an installment sale, we impute a discount for interest as there is no stated rate of interest on the EIP receivables and record the EIP receivables at their present value, which is determined by discounting future payments at the imputed interest rate. The difference between the present value of the EIP receivables and their face amount results in a discount which is recorded as a direct reduction to the carrying value with a corresponding reduction to equipment revenues in our Consolidated Statements of Comprehensive Income. We determine the imputed discount rate based primarily on current market interest rates and the estimated credit risk on the EIP receivables. As a result, we do not recognize a separate valuation allowance at the time of issuance as the effects of uncertainty about future cash flows are included in the initial present value measurement of the receivable. The imputed discount on EIP receivables is amortized over the financed installment term using the effective interest method and recognized as Other revenues in our Consolidated Statements of Comprehensive Income.

Subsequent to the initial determination of the imputed discount, we assess the need for and, if necessary, recognize an allowance for credit losses to the extent the amount of estimated probable losses on the gross EIP receivable balances exceed the remaining unamortized imputed discount balances.

The current portion of the EIP receivables is included in Equipment installment plan receivables, net and the long-term portion of the EIP receivables is included in Equipment installment plan receivables due after one year, net in our Consolidated Balance Sheets. We have an arrangement to sell certain EIP receivables on a revolving basis, which are treated as sales of financial assets.

We maintain an allowance for credit losses and determine its appropriateness through an established process that assesses the losses inherent in our receivables portfolio. We develop and document our allowance methodology at the portfolio segment level - accounts receivable portfolio and EIP receivable portfolio segments. While we attribute portions of the allowance to our respective accounts receivable and EIP portfolio segments, the entire allowance is available to absorb credit losses inherent in the total receivables portfolio.

Our process involves procedures to appropriately consider the unique risk characteristics of our accounts receivable and EIP receivable portfolio segments. For each portfolio segment, losses are estimated collectively for groups of receivables with similar characteristics. Our allowance levels are influenced by receivable volumes, receivable delinquency status, historical loss experience and other conditions influencing loss expectations, such as macro-economic conditions.

Inventories

Inventories consist primarily of wireless devices and accessories, which are valued at the lower of cost or market. Cost is determined using standard cost which approximates average cost. Shipping and handling costs paid to wireless device and accessories vendors, and costs to refurbish used devices recovered through our device upgrade programs are included in the standard cost of inventory. We record inventory write-downs to net realizable value for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Long-Lived Assets

Long-lived assets include assets that do not have indefinite lives, such as property and equipment and other intangible assets. We assess potential impairments to our long-lived assets when events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If any indicators of impairment are present, we test recoverability. The carrying value of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated from the use and eventual disposition of the asset or asset group. If the undiscounted cash flows do not exceed the asset or asset group’s carrying amount, then an impairment loss is recorded, measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.

Property and Equipment

Property and equipment consists of buildings and equipment, wireless communication systems, leasehold improvements, capitalized software, leased wireless devices and construction in progress. Buildings and equipment include certain network server equipment. Wireless communication systems include assets to operate our wireless network and IT data centers, including tower assets and leasehold improvements, assets related to the liability for the retirement of long-lived assets and capital leases. Leasehold improvements include asset improvements other than those related to the wireless network.

Property and equipment are recorded at cost less accumulated depreciation and impairments, if any, in Property and equipment, net on our Consolidated Balance Sheets. We generally depreciate property and equipment over the period the property and equipment provide economic benefit. Depreciable life studies are performed periodically to confirm the appropriateness of useful lives for certain categories of property and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate the useful life of an asset is different from the previous assessment, the remaining book value is depreciated prospectively over the adjusted remaining estimated useful life. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease term.

We introduced JUMP! On Demand, which allows customers to lease a device over a period of up to 18 months and upgrade it for a new device up to one time per month. To date, all of our leased devices were classified as operating leases. At operating lease inception, leased wireless devices are transferred from inventory to property and equipment. Leased wireless devices are depreciated to their estimated residual value over the period expected to provide utility to us, which is generally shorter than the lease term and considers expected losses. Revenues associated with the leased wireless devices, net of incentives, are generally recognized over the lease term. Upon device upgrade or at lease end, customers must return or purchase their device. Returned devices transferred from Property and equipment, net are recorded as inventory and are valued at the lower of cost or market with any write-down to market recognized as Cost of equipment sales in our Consolidated Statements of Comprehensive Income.

Costs of major replacements and improvements are capitalized. Repair and maintenance expenditures which do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Construction costs, labor and overhead incurred in the expansion or enhancement of our wireless network are capitalized. Capitalization commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases at the point at which the asset is ready for its intended use. We capitalize interest associated with the acquisition or construction of certain property and equipment. Capitalized interest is reported as a reduction in interest expense and depreciated over the useful life of the related assets.

Future obligations related to capital leases are included in Short-term debt and Long-term debt in our Consolidated Balance Sheets. Depreciation of assets held under capital leases is included in Depreciation and amortization expense in our Consolidated Statements of Comprehensive Income.

We record an asset retirement obligation for the fair value of legal obligations associated with the retirement of tangible long-lived assets and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. In periods subsequent to initial measurement, we recognize changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate. Over time, the liability is accreted to its present value and the capitalized cost is depreciated over the estimated useful life of the asset. Our obligations relate primarily to certain legal obligations to remediate leased property on which our network infrastructure and administrative assets are located.

We capitalize certain costs incurred in connection with developing or acquiring internal use software. Capitalization of software costs commences once the final selection of the specific software solution has been made and management authorizes and commits to funding the software project. Capitalized software costs are included in Property and equipment, net in our Consolidated Balance Sheets and are amortized on a straight-line basis over the estimated useful life of the asset. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

Other Intangible Assets

Intangible assets that do not have indefinite useful lives are amortized over their estimated useful lives. Customer lists are amortized using the sum-of-the-years-digits method over the expected period in which the relationship is expected to contribute to future cash flows. The remaining finite-lived intangible assets are amortized using the straight-line method.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill

Goodwill consists of the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination.

Spectrum Licenses

Spectrum licenses are carried at costs incurred to acquire the spectrum licenses and the costs to prepare the spectrum licenses for their intended use, such as costs to clear acquired spectrum licenses. The Federal Communications Commission (“FCC”)

issues spectrum licenses which provide us with the exclusive right to utilize designated radio frequency spectrum within specific geographic service areas to provide wireless communication services. While spectrum licenses are issued for a fixed period of time, typically for up to fifteen years, the FCC has granted license renewals routinely and at a nominal cost. The spectrum licenses held by us expire at various dates. We believe we will be able to meet all requirements necessary to secure renewal of our spectrum licenses at nominal costs. Moreover, we determined there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of our spectrum licenses. Therefore, we determined the spectrum licenses should be treated as indefinite-lived intangible assets.

At times, we enter into agreements to sell or exchange spectrum licenses. Upon entering into the arrangement, if the transaction has been deemed to have commercial substance, spectrum licenses are reviewed for impairment and transferred at their carrying value, net of any impairment, to assets held for sale included in Other current assets in our Consolidated Balance Sheets until approval and completion of the exchange or sale. Upon closing of the transaction, spectrum licenses acquired as part of an exchange of nonmonetary assets are valued at fair value and the difference between the fair value of the spectrum licenses obtained, book value of the spectrum licenses transferred and cash paid, if any, is recognized as a gain and included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income. Our fair value estimates of spectrum licenses are based on information for which there is little or no observable market data. If the transaction lacks commercial substance or the fair value is not measurable, the acquired spectrum licenses are recorded at the book value of the assets transferred or exchanged.

Impairment

We assess the carrying value of our goodwill and other indefinite-lived intangible assets, such as our spectrum licenses, for potential impairment annually as of December 31, or more frequently if events or changes in circumstances indicate such assets might be impaired.

When assessing goodwill for impairment we may elect to first perform a qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. If we do not perform a qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the single reporting unit is less than its carrying amount, we perform a quantitative test. We recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit.

We test our spectrum licenses for impairment on an aggregate basis, consistent with our management of the overall business at a national level. We may elect to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an intangible asset is less than its carrying value. If we do not perform the qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the intangible asset is less than its carrying amount, we calculate the estimated fair value of the intangible asset. If the estimated fair value of the spectrum licenses is lower than their carrying amount, an impairment loss is recognized for the difference. We estimate fair value using the Greenfield methodology, which is an income approach, to estimate the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions.

Guarantee Liabilities

We offer a device trade-in program, Just Upgrade My Phone (“JUMP!”), which provides eligible customers a specified-price trade-in right to upgrade their device. Upon enrollment, participating customers must finance the purchase of a device on an EIP and have a qualifying T-Mobile monthly wireless service plan, which is treated as a single multiple-element arrangement when entered into at or near the same time. Upon a qualifying JUMP! program upgrade, the customer’s remaining EIP balance is settled provided they trade-in their eligible used device in good working condition and purchase a new device from us on a new EIP.

For customers who enroll in JUMP!, we recognize a liability and reduce revenue for the portion of revenue which represents the estimated fair value of the specified-price trade-in right guarantee. The guarantee liability is valued based on various economic and customer behavioral assumptions, which requires judgment, including estimating the customer's remaining EIP balance at trade-in, the expected fair value of the used device at trade-in, and the probability and timing of trade-in. We assess our guarantee liability at each reporting date to determine if facts and circumstances would indicate the incurrence of an incremental contingent liability is probable and if so, reasonably estimable. The recognition and subsequent adjustments of the contingent guarantee liability as a result of these assessments are recorded as adjustments to revenue. When customers upgrade their device, the difference between the EIP balance credit to the customer and the fair value of the returned device is recorded against the guarantee liabilities.

Fair Value Measurements

We carry certain assets and liabilities at fair value. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities;

Level 2	Observable inputs other than the quoted prices in active markets for identical assets and liabilities; and

Level 3	Unobservable inputs for which there is little or no market data, which require us to develop assumptions of what market participants would use in pricing the asset or liability.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the placement of assets and liabilities being measured within the fair value hierarchy.

The carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts receivable from affiliates and accounts payable approximate fair value due to the short-term maturities of these instruments. The carrying values of EIP receivables approximate fair value as the receivables are recorded at their present value, net of unamortized discount and allowance for credit losses. There were no financial instruments with a carrying value materially different from their fair value, based on quoted market prices or rates for the same or similar instruments, or internal valuation models.

Derivative Financial Instruments

Derivative financial instruments primarily relate to embedded derivatives for certain components of the reset feature of the Senior Reset Notes to affiliates, which are required to be bifurcated and are recorded on the Consolidated Balance Sheets at fair value. Changes in fair value are recognized in Interest expense to affiliates in our Consolidated Statements of Comprehensive Income. We do not enter into derivative positions for trading or speculative purposes.

Revenue Recognition

We primarily generate our revenue from providing wireless services to customers and selling or leasing devices and accessories. We offer our wireless services and devices to customers, which may be comprised of multiple contracts entered into with a customer at or near the same time. In recognizing revenue, we assess such agreements as a single bundled arrangement that may involve multiple deliverables, which include wireless services, wireless devices or a combination thereof, and allocate revenue between each deliverable based on the relative selling prices of each deliverable on a standalone basis.

Wireless Services Revenue

We generate our wireless service revenues from providing access to, and usage of, our wireless communications network. Service revenues also include revenues earned for providing value added services to customers, such as handset insurance services. Service revenues are billed either in advance or arrears or are prepaid and are recognized when the service is rendered and all other revenue recognition criteria have been met. Revenues that are not reasonably assured to be collectible are recorded on a cash basis as payments are received. The recognition of prepaid revenue is deferred until services are rendered or the customer’s rights to service expire unused. Generally, incentives given to customers are recorded as a reduction to revenue. We recognize service revenues for Data Stash plans when such services are delivered and the data is consumed, or at time of forfeiture or expiration. Revenues relating to unused data that is carried over to the following month are deferred and valued based on their relative standalone selling price. Revenue is recorded gross for arrangements involving the resale of third-party services where we are considered the primary obligor and is recorded net of associated costs incurred for services whereby we are not considered the primary obligor.

Federal Universal Service Fund (“USF”) and other fees are assessed by various governmental authorities in connection with the services we provide to our customers. When we separately bill and collect these regulatory fees from customers, they are recorded gross in Total service revenues and cost of services in our Consolidated Statements of Comprehensive Income. For the years ended December 31, 2017, 2016 and 2015, we recorded approximately $258 million, $409 million and $334 million, respectively, of USF fees on a gross basis.

Equipment Revenues

We generate equipment revenues from the sale or lease of mobile communication devices and accessories. Device and accessory sales revenues are generally recognized when the products are delivered to, and accepted by, the customer or dealer. We defer a portion of equipment revenues and cost of equipment sales for expected device returns based on historical experience. We offer certain customers the option to pay for devices and accessories in installments using an EIP. Equipment sales not reasonably assured to be collectible are recorded on a cash basis as payments are received.

In addition, for customers enrolled in JUMP!, we separate the JUMP! trade-in right from the multiple element arrangement at its fair value and defer the portion of revenue which represents the fair value of the trade-in right. See Guarantee Liabilities section above for further information.

We introduced JUMP! On Demand, which allows customers to lease a device and upgrade their leased wireless device for a new device up to one time per month. Leased wireless devices are accounted for as operating leases and lease revenues are recognized as earned on a straight-line basis over the lease term. The residual value of purchased leased devices is recorded as equipment revenues and cost of equipment sales. See Property and Equipment section above for further information.

Rent Expense

We have operating leases for cell sites, retail locations, corporate offices and dedicated transportation lines, some of which have escalating rentals during the initial lease term and during subsequent optional renewal periods. We recognize rent expense on a straight-line basis, over the non-cancelable lease term and renewal periods that are considered reasonably assured at the inception of the lease. We consider several factors in assessing whether renewal periods are reasonably assured of being exercised, including the continued maturation of our network nationwide, technological advances within the telecommunications industry and the availability of alternative sites.

Advertising Expense

We expense the cost of advertising and other promotional expenditures to market our services and products as incurred. For the years ended December 31, 2017, 2016 and 2015, advertising expenses included in Selling, general and administrative expenses in our Consolidated Statements of Comprehensive Income were $1.8 billion, $1.7 billion and $1.6 billion, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of a deferred tax asset depends on the ability to generate sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions within the carryforward periods available.

We account for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We assess whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjust the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of adjustments, net of tax, related to unrealized gains (losses) on available-for-sale securities. This is reported in Accumulated other comprehensive income as a separate component of stockholders’ equity until realized in earnings.

Stock-Based Compensation

Stock-based compensation cost for stock awards, which include restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”), is measured at fair value on the grant date and recognized as expense, net of expected forfeitures, over the related service period. The fair value of stock awards is based on the closing price of our common stock on the date of grant. RSUs are recognized as expense using the straight-line method. PRSUs are recognized as expense following a graded vesting schedule.

Earnings Per Share

Basic earnings per share is computed by dividing Net income attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by giving effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of outstanding stock options, RSUs and PRSUs, calculated using the treasury stock method, and prior to the conversion of our preferred stock, potentially dilutive common shares included mandatory convertible preferred stock calculated using the if-converted method. See Note 12 - Earnings Per Share for further information.

Our Board of Directors authorized a share repurchase program during the fourth quarter of 2017. Repurchased shares are retired and reduce the number of shares issued and outstanding. See Note 10 - Repurchases of Common Stock for further information.

Variable Interest Entities

VIEs are entities which lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, have equity investors which do not have the ability to make significant decisions relating to the entity's operations through voting rights, do not have the obligation to absorb the expected losses or do not have the right to receive the residual returns of the entity. The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are generally structured to insulate investors from claims on the SPE's assets by creditors of other entities, including the creditors of the seller of the assets.

The primary beneficiary is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party which has both the power to direct the activities of an entity that most significantly impact the VIE's economic performance, and through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE which could potentially be significant to the VIE. We consolidate VIEs when we are deemed to be the primary beneficiary or when the VIE cannot be deconsolidated.

In assessing which party is the primary beneficiary, all the facts and circumstances are considered, including each party’s role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE (such as asset managers and servicers) or have the right to unilaterally remove those decision-makers are deemed to have the power to direct the activities of a VIE.

Change in Accounting Principle

Effective January 1, 2017, the imputed discount on EIP receivables, which is amortized over the financed installment term using the effective interest method, and was previously presented within Interest income in our Consolidated Statements of Comprehensive Income, is now presented within Other revenues in our Consolidated Statements of Comprehensive Income. We believe this presentation is preferable because it provides a better representation of amounts earned from our major ongoing operations and aligns with industry practice thereby enhancing comparability. We have applied this change retrospectively and presented the effect on the years ended December 31, 2017, 2016 and 2015, in the tables below:

	Year Ended December 31, 2017
(in millions)	Unadjusted	Change in Accounting Principle	As Adjusted
Other revenues	$789	$280	$1,069
Total revenues	40,324	280	40,604
Operating income	4,608	280	4,888
Interest income	297	(280)	17
Total other expense, net	(1,447)	(280)	(1,727)
Net income	4,536	—	4,536

	Year Ended December 31, 2016
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Other revenues	$671	$248	$919
Total revenues	37,242	248	37,490
Operating income	3,802	248	4,050
Interest income	261	(248)	13
Total other expense, net	(1,475)	(248)	(1,723)
Net income	1,460	—	1,460

	Year Ended December 31, 2015
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Other revenues	$514	$414	$928
Total revenues	32,053	414	32,467
Operating income	2,065	414	2,479
Interest income	420	(414)	6
Total other expense, net	(1,087)	(414)	(1,501)
Net income	733	—	733

The change in accounting principle did not have an impact on basic or diluted earnings per share for the years ended December 31, 2017, 2016 and 2015 or Accumulated deficit as of December 31, 2017 and 2016.

Accounting Pronouncements Adopted During the Current Year

Simplifying the Test for Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The amendments in this update eliminate the requirement to perform step two of the goodwill impairment test, which requires a hypothetical purchase price allocation consistent with the principles in determining fair values of assets acquired and liabilities assumed in a business combination, when an impairment is determined to have occurred. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited by the amount of goodwill in that reporting unit. We adopted this new guidance in the fourth quarter of 2017. The implementation of this standard did not have an impact on our consolidated financial statements.

Classification of Certain Cash Receipts and Cash Payments

We adopted Accounting Standards Update (“ASU”) 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” (the “new cash flow standard”) on January 1, 2018. The new cash flow standard impacted the presentation of cash flows related to our beneficial interests in securitization transactions, which is the deferred purchase price, resulting in a reclassification of cash inflows from Operating activities to Investing activities in our Consolidated Statements of Cash Flows. The new cash flow standard also impacted the presentation of our cash payments for debt prepayment and debt extinguishment costs, resulting in a reclassification of cash outflows from Operating activities to Financing activities in our Consolidated Statements of Cash Flows. This change in accounting principle has been reflected beginning with our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on May 1, 2018. We have applied the new cash flow standard retrospectively to all periods and presented the effect on the years ended December 31, 2017, 2016 and 2015, in the tables below:

	Year Ended December 31, 2017
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Net cash provided by operating activities	$7,962	$(4,131)	$3,831
Net cash used in investing activities	(11,064)	4,319	(6,745)
Net cash used in financing activities	(1,179)	(188)	(1,367)

	Year Ended December 31, 2016
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Net cash provided by operating activities	$6,135	$(3,356)	$2,779
Net cash used in investing activities	(5,680)	3,356	(2,324)
Net cash provided by financing activities	463	—	463

	Year Ended December 31, 2015
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Net cash provided by operating activities	$5,414	$(3,537)	$1,877
Net cash used in investing activities	(9,560)	3,537	(6,023)
Net cash provided by financing activities	3,413	—	3,413

The change in accounting principle did not have an impact on our Consolidated Balance Sheets, Consolidated Statements of Comprehensive Income or Consolidated Statement of Stockholders’ Equity for the years ended December 31, 2017, 2016 and 2015. Certain financial information and footnotes included herein have been recast from the financial information and footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 8, 2018, to reflect the adoption of the new cash flow standard.

Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), and has since modified the standard with several ASUs. The standard is effective for us, and we adopted the standard, on January 1, 2018.

The standard requires entities to recognize revenue through the application of a five-step model, which includes: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations.

The guidance permits two methods of adoption, the full retrospective method applying the standard to each prior reporting period presented, or the modified retrospective method with a cumulative effect of initially applying the guidance recognized at the date of initial application. The standard also allows entities to apply certain practical expedients at their discretion. We will adopt the standard using the modified retrospective method with a cumulative catch up adjustment and will provide additional disclosures comparing results to previous GAAP in our 2018 consolidated financial statements. We plan to apply the new revenue standard only to contracts not completed as of the date of initial application, referred to as open contracts.

The most significant judgments and impacts upon adoption of the standard include the following items:

•
Upon adoption, we will defer (i.e. capitalize) incremental contract acquisition costs and recognize (i.e. amortize) them over the term of the initial contract and anticipated renewal contracts to which the costs relate. Deferred contract costs have an average amortization period of approximately 24 months, subject to being monitored every period to reflect any significant change in assumptions. In addition, the deferred contract cost asset is assessed for impairment on a periodic basis. We are utilizing the practical expedient permitting expensing of costs to obtain a contract when the expected amortization period is one year or less which typically results in expensing commissions paid to acquire branded prepaid service contracts. As a result, incremental contract acquisition costs paid on open contracts of approximately $150 million are expected to be capitalized and subsequently amortized upon adoption on January 1, 2018 as a cumulative effect adjustment to equity, which consists primarily of commissions paid to acquire branded postpaid service contracts. Contract costs capitalized for new contracts will accumulate during 2018 as deferred assets. As a result, we expect there to be a net benefit to operating income during 2018. As capitalized costs amortize into expense over time the accretive benefit to operating income anticipated in 2018 is expected to moderate in 2019 and become insignificant in 2020 as the timing benefits of deferring these costs dissipate.

•
Under the new standard, certain commissions paid to dealers previously recognized as a reduction to revenues will be recorded as commission costs in Selling, general and administrative expense. During 2017 such commission costs were approximately $425 million.

•
Promotional bill credits offered to customers on equipment sales that are paid over time and are contingent on the customer maintaining a service contract results in an extended service contract term with multiple performance obligations, which impacts the allocation and timing of revenue recognition between service revenue and equipment revenue. A contract asset will be recorded when control of the equipment transfers to the customer, and subsequently recognized as a reduction to service revenue over the extended contract term. Contract assets of approximately $140 million are expected to be capitalized upon adoption on January 1, 2018 as a cumulative effect adjustment.

•
We are recognizing the financing component in our EIP contracts, including those financing components that are not considered to be significant to the contract. This application is consistent with our current practice of imputing interest.

We have implemented significant new revenue accounting systems, processes and internal controls over revenue recognition to assist us in the application of the new standard.

The cumulative effect of initially applying the new revenue standard on January 1, 2018 is estimated to be a decrease to Accumulated deficit of approximately $220 million.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The standard requires all lessees to report a right-of-use asset and a lease liability for most leases. The income statement recognition is similar to existing lease accounting and is based on lease classification. The standard requires lessees and lessors to classify most leases using principles similar to existing lease accounting. For lessors, the standard modifies the classification criteria and the accounting for sales-type and direct financing leases. We are currently evaluating the standard, which will require recognizing and measuring leases at the beginning of the earliest period presented using a modified retrospective approach. Our evaluation includes assessing which of our arrangements qualify as a lease, and aggregating lease data and related information as well as determining whether previous conclusions for certain transactions, such as failed sale leaseback arrangements under Topic 840, would change under Topic 842. We plan to adopt the standard when it becomes effective for us beginning January 1, 2019, and expect the adoption of the standard will result in the recognition of right-of-use assets and lease liabilities that have not previously been recorded, which will have a material impact on our consolidated financial statements.

We are in the process of implementing significant new lease accounting systems, processes and internal controls over lease recognition which will ultimately assist in the application of the new standard.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The standard requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectibility of the reported amount. The standard will become effective for us beginning January 1, 2020, and will require a cumulative-effect adjustment to Accumulated deficit as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). Early adoption is permitted for us as of January 1, 2019. We are currently evaluating the impact this guidance will have on our consolidated financial statements and the timing of adoption.

In October 2016, the FASB issued ASU 2016-16, “Accounting for Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory.” The standard requires that the income tax impact of intra-entity sales and transfers of property, except for inventory, be recognized when the transfer occurs. The standard will become effective for us beginning January 1, 2018, and will require any deferred taxes not yet recognized on intra-entity transfers to be recorded to retained earnings under a modified retrospective approach. The implementation of this standard is not expected to have a material impact on our consolidated financial statements.

Note 2 – Receivables and Allowance for Credit Losses

Our portfolio of receivables is comprised of two portfolio segments, accounts receivable and EIP receivables. Our accounts receivable segment primarily consists of amounts currently due from customers, including service and leased device receivables, other carriers and third-party retail channels.

Based upon customer credit profiles, we classify the EIP receivable segment into two customer classes of “Prime” and “Subprime.” Prime customer receivables are those with lower delinquency risk and Subprime customer receivables are those with higher delinquency risk. Subprime customers may be required to make a down payment on their equipment purchases. In addition, certain customers within the Subprime category are required to pay an advance deposit.

To determine a customer’s credit profile, we use a proprietary credit scoring model that measures the credit quality of a customer at the time of application for wireless communications service using several factors, such as credit bureau information, consumer credit risk scores and service plan characteristics.

The following table summarizes the EIP receivables, including imputed discounts and related allowance for credit losses:

(in millions)	December 31, 2017	December 31, 2016
EIP receivables, gross	$3,960	$3,230
Unamortized imputed discount	(264)	(195)
EIP receivables, net of unamortized imputed discount	3,696	3,035
Allowance for credit losses	(132)	(121)
EIP receivables, net	$3,564	$2,914

Classified on the balance sheet as:
Equipment installment plan receivables, net	$2,290	$1,930
Equipment installment plan receivables due after one year, net	1,274	984
EIP receivables, net	$3,564	$2,914

To determine the appropriate level of the allowance for credit losses, we consider a number of credit quality indicators, including historical credit losses and timely payment experience as well as current collection trends such as write-off frequency and severity, aging of the receivable portfolio, credit quality of the customer base and other qualitative factors such as macro-economic conditions.

We write off account balances if collection efforts are unsuccessful and the receivable balance is deemed uncollectible, based on customer credit quality and the aging of the receivable.

For EIP receivables, subsequent to the initial determination of the imputed discount, we assess the need for and, if necessary, recognize an allowance for credit losses to the extent the amount of estimated probable losses on the gross EIP receivable balances exceed the remaining unamortized imputed discount balances.

The EIP receivables had weighted average effective imputed interest rates of 9.6% and 9.0% as of December 31, 2017 and 2016, respectively.

Activity for the years ended December 31, 2017, 2016, and 2015, in the allowance for credit losses and unamortized imputed discount balances for the accounts receivable and EIP receivable segments were as follows:

	December 31, 2017			December 31, 2016			December 31, 2015
(in millions)	Accounts Receivable Allowance	EIP Receivables Allowance	Total	Accounts Receivable Allowance	EIP Receivables Allowance	Total	Accounts Receivable Allowance	EIP Receivables Allowance	Total
Allowance for credit losses and imputed discount, beginning of period	$102	$316	$418	$116	$333	$449	$83	$448	$531
Bad debt expense	104	284	388	227	250	477	182	365	547
Write-offs, net of recoveries	(120)	(273)	(393)	(241)	(277)	(518)	(149)	(333)	(482)
Change in imputed discount on short-term and long-term EIP receivables	N/A	252	252	N/A	186	186	N/A	(84)	(84)
Impact on the imputed discount from sales of EIP receivables	N/A	(183)	(183)	N/A	(176)	(176)	N/A	(63)	(63)
Allowance for credit losses and imputed discount, end of period	$86	$396	$482	$102	$316	$418	$116	$333	$449

Management considers the aging of receivables to be an important credit indicator. The following table provides delinquency status for the EIP portfolio segment on a gross basis, which we actively monitor as part of our current credit risk management practices and policies:

	December 31, 2017			December 31, 2016
(in millions)	Prime	Subprime	Total EIP Receivables, gross	Prime	Subprime	Total EIP Receivables, gross
Current - 30 days past due	$1,727	$2,133	$3,860	$1,375	$1,735	$3,110
31 - 60 days past due	17	29	46	27	38	65
61 - 90 days past due	6	16	22	7	16	23
More than 90 days past due	8	24	32	10	22	32
Total receivables, gross	$1,758	$2,202	$3,960	$1,419	$1,811	$3,230

Note 3 – Sales of Certain Receivables

We have entered into transactions to sell certain service and EIP accounts receivables. The transactions, including our continuing involvement with the sold receivables and the respective impacts to our consolidated financial statements, are described below.

Sales of Service Receivables

Overview of the Transaction

In 2014, we entered into an arrangement to sell certain service accounts receivables on a revolving basis and in November 2016, the arrangement was amended to increase the maximum funding commitment to $950 million (the “service receivable sale arrangement”) and extend the scheduled expiration date to March 2018. In February 2018, the service receivable sale arrangement was again amended to extend the scheduled expiration date to March 2019. As of December 31, 2017 and 2016, the service receivable sale arrangement provided funding of $880 million and $907 million, respectively. Sales of receivables occur daily and are settled on a monthly basis. The receivables consist of service charges currently due from customers and are short-term in nature.

In connection with the service receivable sale arrangement, we formed a wholly-owned subsidiary, which qualifies as a bankruptcy remote entity, to sell service accounts receivables (the “Service BRE”). The Service BRE does not qualify as a VIE, and due to the significant level of control we exercise over the entity, it is consolidated. Pursuant to the arrangement, certain of our wholly-owned subsidiaries transfer selected receivables to the Service BRE. The Service BRE then sells the receivables to an unaffiliated entity (the “Service VIE”), which was established to facilitate the sale of beneficial ownership interests in the receivables to certain third parties.

Variable Interest Entity

We determined that the Service VIE qualifies as a VIE as it lacks sufficient equity to finance its activities. We have a variable interest in the Service VIE, but are not the primary beneficiary as we lack the power to direct the activities that most significantly impact the Service VIE’s economic performance. Those activities include committing the Service VIE to legal agreements to purchase or sell assets, selecting which receivables are purchased in the service receivable sale arrangement, determining whether the Service VIE will sell interests in the purchased service receivables to other parties, funding of the entity and servicing of receivables. We do not hold the power to direct the key decisions underlying these activities. For example, while we act as the servicer of the sold receivables, which is considered a significant activity of the Service VIE, we are acting as an agent in our capacity as the servicer and the counterparty to the service receivable sale arrangement has the ability to remove us as the servicing agent of the receivables at will with no recourse available to us. As we have determined we are not the primary beneficiary, the balances and results of the Service VIE are not included in our consolidated financial statements.

The following table summarizes the carrying amounts and classification of assets, which consists primarily of the deferred purchase price and liabilities included in our Consolidated Balance Sheets that relate to our variable interest in the Service VIE:

(in millions)	December 31, 2017	December 31, 2016
Other current assets	$236	$207
Accounts payable and accrued liabilities	25	17
Other current liabilities	180	129

Sales of EIP Receivables

Overview of the Transaction

In 2015, we entered into an arrangement to sell certain EIP accounts receivables on a revolving basis and in August 2017, the EIP sale arrangement was amended to reduce the maximum funding commitment to $1.2 billion (the “EIP sale arrangement”) and extend the scheduled expiration date to November 2018. In December 2017, the EIP sale arrangement was again amended to increase the maximum funding commitment to $1.3 billion. As of December 31, 2017 and 2016, the EIP sale arrangement provided funding of $1.3 billion and $1.2 billion, respectively. Sales of EIP receivables occur daily and are settled on a monthly basis. The receivables consist of customer EIP balances, which require monthly customer payments for up to 24 months.

In connection with this EIP sale arrangement, we formed a wholly-owned subsidiary, which qualifies as a bankruptcy remote entity (the “EIP BRE”). Pursuant to the EIP sale arrangement, our wholly-owned subsidiary transfers selected receivables to the EIP BRE. The EIP BRE then sells the receivables to a non-consolidated and unaffiliated third-party entity for which we do not exercise any level of control, nor does the entity qualify as a VIE.

Variable Interest Entity

We determined that the EIP BRE is a VIE as its equity investment at risk lacks the obligation to absorb a certain portion of its expected losses. We have a variable interest in the EIP BRE and determined that we are the primary beneficiary based on our ability to direct the activities which most significantly impact the EIP BRE’s economic performance. Those activities include selecting which receivables are transferred into the EIP BRE and sold in the EIP sale arrangement and funding of the EIP BRE. Additionally, our equity interest in the EIP BRE obligates us to absorb losses and gives us the right to receive benefits from the EIP BRE that could potentially be significant to the EIP BRE. Accordingly, we determined that we are the primary beneficiary, and include the balances and results of operations of the EIP BRE in our consolidated financial statements.

The following table summarizes the carrying amounts and classification of assets, which consists primarily of the deferred purchase price and liabilities included in our Consolidated Balance Sheets that relate to the EIP BRE:

(in millions)	December 31, 2017	December 31, 2016
Other current assets	$403	$371
Other assets	109	83
Other long-term liabilities	3	4

In addition, the EIP BRE is a separate legal entity with its own separate creditors who will be entitled, prior to any liquidation of the EIP BRE, to be satisfied prior to any value in the EIP BRE becoming available to us. Accordingly, the assets of the EIP BRE may not be used to settle our general obligations and creditors of the EIP BRE have limited recourse to our general credit.

Sales of Receivables

The transfers of service receivables and EIP receivables to the non-consolidated entities are accounted for as sales of financial assets. Once identified for sale, the receivable is recorded at the lower of cost or fair value. Upon sale, we derecognize the net carrying amount of the receivables.

We recognize the net cash proceeds received upon sale in Net cash provided by operating activities in our Consolidated Statements of Cash Flows. We recognize proceeds net of the deferred purchase price, consisting of a receivable from the purchasers that entitles us to certain collections on the receivables. We recognize the collection of the deferred purchase price in Net cash provided by investing activities in our Consolidated Statements of Cash Flows as Proceeds related to beneficial interests in securitization transactions.

The deferred purchase price represents a financial asset that is primarily tied to the creditworthiness of the customers and which can be settled in such a way that we may not recover substantially all of our recorded investment, due to default by the customers on the underlying receivables. We elected, at inception, to measure the deferred purchase price at fair value with changes in fair value included in Selling, general and administrative expense in our Consolidated Statements of Comprehensive Income. The fair value of the deferred purchase price is determined based on a discounted cash flow model which uses primarily unobservable inputs (Level 3 inputs), including customer default rates. As of December 31, 2017 and 2016, our deferred purchase price related to the sales of service receivables and EIP receivables was $745 million and $659 million, respectively.

The following table summarizes the impacts of the sale of certain service receivables and EIP receivables in our Consolidated Balance Sheets:

(in millions)	December 31, 2017	December 31, 2016
Derecognized net service receivables and EIP receivables	$2,725	$2,502
Other current assets	639	578
of which, deferred purchase price	636	576
Other long-term assets	109	83
of which, deferred purchase price	109	83
Accounts payable and accrued liabilities	25	17
Other current liabilities	180	129
Other long-term liabilities	3	4
Net cash proceeds since inception	2,058	2,030
Of which:
Change in net cash proceeds during the year-to-date period	28	536
Net cash proceeds funded by reinvested collections	2,030	1,494

We recognized losses from sales of receivables of $299 million, $228 million and $204 million for the years ended December 31, 2017, 2016 and 2015, respectively. These losses from sales of receivables were recognized in Selling, general and administrative expense in our Consolidated Statements of Comprehensive Income. Losses from sales of receivables include adjustments to the receivables’ fair values and changes in fair value of the deferred purchase price.

Continuing Involvement

Pursuant to the sale arrangements described above, we have continuing involvement with the service receivables and EIP receivables we sell as we service the receivables and are required to repurchase certain receivables, including ineligible receivables, aged receivables and receivables where write-off is imminent. We continue to service the customers and their related receivables, including facilitating customer payment collection, in exchange for a monthly servicing fee. As the receivables are sold on a revolving basis, the customer payment collections on sold receivables may be reinvested in new receivable sales. While servicing the receivables, we apply the same policies and procedures to the sold receivables as we apply to our owned receivables, and we continue to maintain normal relationships with our customers. Pursuant to the EIP sale arrangement, under certain circumstances, we are required to deposit cash or replacement EIP receivables primarily for contracts terminated by customers under our JUMP! Program.

In addition, we have continuing involvement with the sold receivables as we may be responsible for absorbing additional credit losses pursuant to the sale arrangements. Our maximum exposure to loss related to the involvement with the service receivables and EIP receivables sold under the sale arrangements was $1.3 billion as of December 31, 2017. The maximum exposure to loss, which is a required disclosure under GAAP, represents an estimated loss that would be incurred under severe, hypothetical circumstances whereby we would not receive the deferred purchase price portion of the contractual proceeds withheld by the purchasers and would also be required to repurchase the maximum amount of receivables pursuant to the sale arrangements without consideration for any recovery. As we believe the probability of these circumstances occurring is remote, the maximum exposure to loss is not an indication of our expected loss.

Note 4 – Property and Equipment

The components of property and equipment were as follows:

(in millions)	Useful Lives	December 31, 2017	December 31, 2016
Buildings and equipment	Up to 40 years	$2,066	$1,657
Wireless communications systems	Up to 20 years	32,706	29,272
Leasehold improvements	Up to 12 years	1,182	1,068
Capitalized software	Up to 10 years	10,563	8,488
Leased wireless devices	Up to 18 months	1,209	2,624
Construction in progress		1,771	2,613
Accumulated depreciation and amortization		(27,301)	(24,779)
Property and equipment, net		$22,196	$20,943

Wireless communication systems include capital lease agreements for network equipment with varying expiration terms through 2031. Capital lease assets and accumulated amortization were $2.4 billion and $533 million, and $1.6 billion and $300 million, as of December 31, 2017 and 2016, respectively.

We capitalize interest associated with the acquisition or construction of certain property and equipment and spectrum intangible assets. We recognized capitalized interest of $136 million, $142 million and $230 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The components of leased wireless devices under our JUMP! On Demand program were as follows:

(in millions)	December 31, 2017	December 31, 2016
Leased wireless devices, gross	$1,209	$2,624
Accumulated depreciation	(417)	(1,193)
Leased wireless devices, net	$792	$1,431

Future minimum payments expected to be received over the lease term related to the leased wireless devices, which exclude optional residual buy-out amounts at the end of the lease term, are summarized below:

(in millions)	Total
Year Ended December 31,
2018	$485
2019	104
Total	$589

Total depreciation expense relating to property and equipment was $5.8 billion, $6.0 billion and $4.4 billion for the years ended December 31, 2017, 2016 and 2015, respectively. Included in the total depreciation expense for the years ended December 31, 2017, 2016 and 2015 was $1.0 billion, $1.5 billion and $312 million, respectively, related to leased wireless devices.

For the years ended December 31, 2017, 2016 and 2015, we recorded additional depreciation expense of $63 million, $101 million and $85 million, respectively, as a result of adjustments to useful lives of network equipment expected to be replaced in connection with our network transformation and decommissioning the MetroPCS CDMA network and redundant network cell sites.

Asset retirement obligations are primarily for certain legal obligations to remediate leased property on which our network infrastructure and administrative assets are located.

Activity in our asset retirement obligations was as follows:

(in millions)	December 31, 2017	December 31, 2016
Asset retirement obligations, beginning of year	$539	$483
Liabilities incurred	25	50
Liabilities settled	(16)	(67)
Accretion expense	27	24
Changes in estimated cash flows	(13)	49
Asset retirement obligations, end of year	$562	$539

Classified on the balance sheet as:
Other current liabilities	$3	$16
Other long-term liabilities	559	523
Asset retirement obligations	$562	$539

The corresponding assets, net of accumulated depreciation, related to asset retirement obligations were $220 million and $258 million as of December 31, 2017 and 2016, respectively.

Note 5 – Goodwill, Spectrum Licenses and Other Intangible Assets

Goodwill

There were no changes in carrying values of goodwill for the years ended December 31, 2017 and 2016.

Spectrum Licenses

The following table summarizes our spectrum license activity for the years ended December 31, 2017 and 2016:

(in millions)	December 31, 2017	December 31, 2016
Spectrum licenses, beginning of year	$27,014	$23,955
Spectrum license acquisitions	8,599	3,334
Spectrum licenses transferred to held for sale	(271)	(324)
Costs to clear spectrum	24	49
Spectrum licenses, end of year	$35,366	$27,014

We had the following spectrum license transactions during 2017:

•
In March 2017, we closed on an agreement with a third party for the exchange of certain AWS and PCS spectrum licenses. Upon closing of the transaction, we recorded the spectrum licenses received at their estimated fair value of approximately $123 million and recognized a gain of $37 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•
In April 2017, the FCC announced that we were the winning bidder of 1,525 licenses in the 600 MHz spectrum auction for an aggregate price of $8.0 billion. At inception of the auction in June 2016, we deposited $2.2 billion with the FCC which, based on the outcome of the auction, was sufficient to cover our down payment obligation due in April 2017. In May 2017, we paid the FCC the remaining $5.8 billion of the purchase price using cash reserves and by issuing debt to Deutsche Telekom AG (“DT”), our majority stockholder, pursuant to existing purchase commitments. See Note 7 - Debt for further information. The licenses are included in Spectrum licenses as of December 31, 2017, in our Consolidated Balance Sheets. We began deployment of these licenses on our network in the third quarter of 2017.

•
In September 2017, we closed on an agreement with a third party for the exchange of certain AWS and PCS spectrum licenses. Upon closing of the transaction, we recorded the spectrum licenses received at their estimated fair value of approximately $115 million and recognized a gain of $29 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•
In September 2017, we entered into a Unit Purchase Agreement (“UPA”) to acquire the remaining equity in Iowa Wireless Services, LLC (“IWS”), a 54% owned unconsolidated subsidiary, for a purchase price of $25 million. On January 1, 2018, we closed on the purchase agreement and received the IWS spectrum licenses, among other assets. As of December 31, 2017, we accounted for our existing investment in IWS under the equity method as we had significant influence, but not control.

•
In December 2017, we closed on an agreement with a third party for the exchange of certain AWS and PCS spectrum licenses. Upon closing of the transaction, we recorded the spectrum licenses received at their estimated fair value of approximately $352 million and recognized a gain of $168 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

We had the following spectrum license transactions during 2016:

•
We closed on an agreement with AT&T Inc. for the acquisition and exchange of certain spectrum licenses. Upon closing of the transaction during the first quarter of 2016, we recorded the spectrum licenses received at their estimated fair value of approximately $1.2 billion and recognized a gain of $636 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•
We closed on agreements with multiple third parties for the purchase and exchange of certain spectrum licenses for $1.3 billion in cash. Upon closing of the transactions, we recorded spectrum licenses received at their estimated fair values totaling approximately $1.7 billion and recognized gains of $199 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•	We closed on an agreement with a third party for the purchase of certain spectrum licenses covering approximately 11 million people for approximately $420 million during the fourth quarter of 2016.

Goodwill and Other Intangible Assets Impairment Assessments

Our impairment assessment of goodwill and indefinite-lived intangible assets (spectrum licenses) resulted in no impairment as of December 31, 2017 and 2016.

Other Intangible Assets

The components of Other intangible assets were as follows:

	Useful Lives	December 31, 2017			December 31, 2016
(in millions)		Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer lists	Up to 6 years	$1,104	$(1,016)	$88	$1,104	$(894)	$210
Trademarks and patents	Up to 19 years	307	(192)	115	303	(156)	147
Other	Up to 28 years	49	(35)	14	50	(31)	19
Other intangible assets		$1,460	$(1,243)	$217	$1,457	$(1,081)	$376

Amortization expense for intangible assets subject to amortization was $163 million, $220 million and $276 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The estimated aggregate future amortization expense for intangible assets subject to amortization are summarized below:

(in millions)	Estimated Future Amortization
Year Ending December 31,
2018	$105
2019	52
2020	35
2021	14
2022	4
Thereafter	7
Total	$217

Note 6 – Fair Value Measurements and Derivative Instruments

Embedded Derivative Instruments

In connection with the business combination with MetroPCS, we issued senior reset notes to Deutsche Telekom. The interest rates were adjusted at the reset dates to rates defined in the applicable supplemental indentures to manage interest rate risk related to the senior reset notes. We determined certain components of the reset feature are required to be bifurcated from the senior reset notes and separately accounted for as embedded derivative instruments. As of December 31, 2017 and 2016, there were no embedded derivatives subject to interest rate volatility related to the Senior Reset Notes to affiliates.

The fair value of our embedded derivatives was determined using a lattice-based valuation model by determining the fair value of the senior reset notes with and without the embedded derivatives included. The fair value of the senior reset notes with the embedded derivatives utilizes the contractual term of each senior reset note, reset rates calculated based on the spread between specified yield curves and the yield curve on certain T-Mobile long-term debt adjusted pursuant to the applicable supplemental indentures and interest rate volatility. Interest rate volatility is a significant unobservable input (Level 3) as it is derived based on weighted risk-free rate volatility and credit spread volatility. Significant increases or decreases in the weighting of risk-free volatility and credit spread volatility, in isolation, would result in a higher or lower fair value of the embedded derivatives. The embedded derivatives were classified as Level 3 in the fair value hierarchy.

The fair value of embedded derivative instruments by balance sheet location and level were as follows:

	December 31, 2017
(in millions)	Level 1	Level 2	Level 3	Total
Other long-term liabilities	$—	$—	$66	$66

	December 31, 2016
(in millions)	Level 1	Level 2	Level 3	Total
Other long-term liabilities	$—	$—	$118	$118

The following table summarizes the gain (loss) activity related to embedded derivatives instruments recognized in Interest expense to affiliates:

	Year Ended December 31,
(in millions)	2017	2016	2015
Embedded derivatives	$52	$25	$(148)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The carrying amounts and fair values of our assets and liabilities measured at fair value on a recurring basis included in our Consolidated Balance Sheets were as follows:

	Level within the Fair Value Hierarchy	December 31, 2017		December 31, 2016
(in millions)		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Deferred purchase price assets	3	$745	$745	$659	$659
Liabilities:
Guarantee liabilities	3	105	105	135	135

The principal amounts and fair values of our short-term and long-term debt included in our Consolidated Balance Sheets were as follows:

	Level within the Fair Value Hierarchy	December 31, 2017		December 31, 2016
(in millions)		Principal Amount	Fair Value	Principal Amount	Fair Value
Liabilities:
Senior Notes to third parties	1	$11,850	$12,540	$18,600	$19,584
Senior Notes to affiliates	2	7,500	7,852	—	—
Incremental Term Loan Facility to affiliates	2	4,000	4,020	—	—
Senior Reset Notes to affiliates	2	3,100	3,260	5,600	5,955
Senior Secured Term Loans	2	—	—	1,980	2,005

Long-term Debt

The fair value of our Senior Notes to third parties was determined based on quoted market prices in active markets, and therefore was classified as Level 1 within the fair value hierarchy. The fair values of the Senior Notes to affiliates, Incremental Term Loan Facility to affiliates, Senior Reset Notes to affiliates and Senior Secured Term Loans were determined based on a discounted cash flow approach using quoted prices of instruments with similar terms and maturities and an estimate for our standalone credit risk. Accordingly, our Senior Notes to affiliates, Incremental Term Loan Facility to affiliates, Senior Reset Notes to affiliates and Senior Secured Term Loans were classified as Level 2 within the fair value hierarchy.

Although we have determined the estimated fair values using available market information and commonly accepted valuation methodologies, considerable judgment was required in interpreting market data to develop fair value estimates for the Senior Notes to affiliates, Incremental Term Loan Facility to affiliates, Senior Reset Notes to affiliates and Senior Secured Term Loans to affiliates. The fair value estimates were based on information available as of December 31, 2017 and 2016. As such, our estimates are not necessarily indicative of the amount we could realize in a current market exchange.

Deferred Purchase Price Assets

In connection with the sales of certain service and EIP receivables pursuant to the sale arrangements, we have deferred purchase price assets measured at fair value that are based on a discounted cash flow model using unobservable Level 3 inputs, including customer default rates. See Note 3 – Sales of Certain Receivables for further information.

Guarantee Liabilities

We offer certain device trade-in programs, including JUMP!, which provide eligible customers a specified-price trade-in right to upgrade their device. For customers who are enrolled in a device trade-in program, we defer the portion of equipment revenues which represents the estimated fair value of the specified-price trade-in right guarantee incorporating the expected probability and timing of the handset upgrade and the estimated fair value of the used handset which is returned. Accordingly, our guarantee liabilities were classified as Level 3 within the fair value hierarchy. When customers upgrade their device, the difference between the trade-in credit to the customer and the fair value of the returned device is recorded against the guarantee liabilities. Guarantee liabilities are included in Other current liabilities in our Consolidated Balance Sheets.

The total estimated remaining gross EIP receivable balances of all enrolled handset upgrade program customers, which are the remaining EIP amounts underlying the JUMP! guarantee, including EIP receivables that have been sold, was $2.5 billion as of December 31, 2017. This is not an indication of our expected loss exposure as it does not consider the expected fair value of the used handset or the probability and timing of the trade-in.

Note 7 – Debt

Debt was as follows:

(in millions)	December 31, 2017	December 31, 2016
5.250% Senior Notes due 2018	$—	$500
6.464% Senior Notes due 2019	—	1,250
6.288% Senior Reset Notes to affiliates due 2019	—	1,250
6.542% Senior Notes due 2020	—	1,250
6.625% Senior Notes due 2020	—	1,000
6.366% Senior Reset Notes to affiliates due 2020	—	1,250
6.250% Senior Notes due 2021	—	1,750
6.633% Senior Notes due 2021	—	1,250
5.300% Senior Notes to affiliates due 2021	2,000	—
8.097% Senior Reset Notes to affiliates due 2021	1,250	1,250
6.125% Senior Notes due 2022	1,000	1,000
6.731% Senior Notes due 2022	—	1,250
4.000% Senior Notes due 2022	500	—
4.000% Senior Notes to affiliates due 2022	1,000	—
8.195% Senior Reset Notes to affiliates due 2022	1,250	1,250
Incremental term loan facility to affiliates due 2022	2,000	—
6.000% Senior Notes due 2023	1,300	1,300
6.625% Senior Notes due 2023	1,750	1,750
6.836% Senior Notes due 2023	600	600
9.332% Senior Reset Notes to affiliates due 2023	600	600
6.000% Senior Notes due 2024	1,000	1,000
6.500% Senior Notes due 2024	1,000	1,000
6.000% Senior Notes to affiliates due 2024	1,350	—
6.000% Senior Notes to affiliates due 2024	650	—
Incremental term loan facility to affiliates due 2024	2,000	—
5.125% Senior Notes due 2025	500	—
6.375% Senior Notes due 2025	1,700	1,700
5.125% Senior Notes to affiliates due 2025	1,250	—
6.500% Senior Notes due 2026	2,000	2,000
5.375% Senior Notes due 2027	500	—
5.375% Senior Notes to affiliates Due 2027	1,250	—
Senior Secured Term Loans	—	1,980
Capital leases	1,824	1,425
Unamortized premium from purchase price allocation fair value adjustment	78	212
Unamortized premium on debt to affiliates	59	—
Unamortized discount on Senior Secured Term Loans	—	(8)
Unamortized discount on affiliates Senior Notes	(73)	—
Debt issuance cost	(19)	(23)
Total debt	28,319	27,786
Less: Current portion of Senior Secured Term Loans	—	20
Less: Current portion of Senior Notes	999	—
Less: Current portion of capital leases	613	334
Total long-term debt	$26,707	$27,432

Classified on the balance sheet as:
Long-term debt	$12,121	$21,832
Long-term debt to affiliates	14,586	5,600
Total long-term debt	$26,707	$27,432

Debt to Third Parties

Issuances and Borrowings

During the year ended December 31, 2017, we issued the following Senior Notes:

(in millions)	Principal Issuances	Issuance Costs	Net Proceeds from Issuance of Long-Term Debt
4.000% Senior Notes due 2022	$500	$2	$498
5.125% Senior Notes due 2025	500	2	498
5.375% Senior Notes due 2027	500	1	499
Total of Senior Notes issued	$1,500	$5	$1,495

On March 16, 2017, T-Mobile USA and certain of its affiliates, as guarantors, issued a total of $1.5 billion of public Senior Notes with various interest rates and maturity dates. Issuance costs related to the public debt issuance totaled $5 million for the year ended December 31, 2017. We used the net proceeds of $1.495 billion from the transaction to redeem callable high yield debt.

On January 25, 2018, T-Mobile USA and certain of its affiliates, as guarantors, (i) issued $1.0 billion of public 4.500% Senior Notes due 2026 and (ii) issued $1.5 billion of public 4.750% Senior Notes due 2028. We intend to use the net proceeds of $2.493 billion from the transaction to redeem up to $1.75 billion of 6.625% Senior Notes due 2023, and up to $600 million of 6.836% Senior Notes due 2023, with the balance to be used for general corporate purposes, including partial pay down of borrowings under our revolving credit facility with DT. Issuance costs related to the public debt issuance totaled approximately $7 million.

Notes Redemptions

During the year ended December 31, 2017, we made the following note redemptions:

(in millions)	Principal Amount	Write-off of Premiums, Discounts and Issuance Costs (1)	Call Penalties (1) (2)	Redemption Date	Redemption Price
6.625% Senior Notes due 2020	$1,000	$(45)	$22	February 10, 2017	102.208%
5.250% Senior Notes due 2018	500	1	7	March 4, 2017	101.313%
6.250% Senior Notes due 2021	1,750	(71)	55	April 1, 2017	103.125%
6.464% Senior Notes due 2019	1,250	—	—	April 28, 2017	100.000%
6.542% Senior Notes due 2020	1,250	—	21	April 28, 2017	101.636%
6.633% Senior Notes due 2021	1,250	—	41	April 28, 2017	103.317%
6.731% Senior Notes due 2022	1,250	—	42	April 28, 2017	103.366%
Total note redemptions	$8,250	$(115)	$188

(1)
Write-off of premiums, discounts, issuance costs and call penalties are included in Other expense, net in our Consolidated Statements of Comprehensive Income. Write-off of premiums, discounts and issuance costs are included in Other, net within Net cash provided by operating activities in our Consolidated Statements of Cash Flows.

(2)	The call penalty is the excess paid over the principal amount. Call penalties are included within Net cash (used in) provided by financing activities in our Consolidated Statements of Cash Flows.

Prior to December 31, 2017, we delivered a notice of redemption on $1.0 billion aggregate principal amount of our 6.125% Senior Notes due 2022. The notes were redeemed on January 15, 2018, at a redemption price equal to 103.063% of the principal amount of the notes (plus accrued and unpaid interest thereon). The redemption premium was approximately $31 million and the write-off of issuance costs was approximately $1 million. The outstanding principal amount was reclassified from Long-term debt to Short-term debt in our Consolidated Balance Sheets as of December 31, 2017.

Debt to Affiliates

Issuances and Borrowings

During the year ended December 31, 2017, we made the following borrowings:

(in millions)	Net Proceeds from Issuance of Long-Term Debt	Extinguishments	Write-off of Discounts and Issuance Costs (1)
LIBOR plus 2.00% Senior Secured Term Loan due 2022	$2,000	$—	$—
LIBOR plus 2.00% Senior Secured Term Loan due 2024	2,000	—	—
LIBOR plus 2.750% Senior Secured Term Loan (2)	—	(1,980)	13
Total	$4,000	$(1,980)	$13

(1)
Write-off of discounts and issuance costs are included in Other expense, net in our Consolidated Statements of Comprehensive Income and Other, net within Net cash provided by operating activities in our Consolidated Statements of Cash Flows.

(2)	Our Senior Secured Term Loan extinguished during the year ended December 31, 2017 was Third Party debt.

On January 25, 2017, T-Mobile USA, Inc. (“T-Mobile USA”), and certain of its affiliates, as guarantors, entered into an agreement to borrow $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with DT, our majority stockholder, to refinance $1.98 billion of outstanding senior secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction used to redeem callable high yield debt. The Incremental Term Loan Facility increased DT’s incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016, from $660 million to $2.0 billion and provided T-Mobile USA with an additional $2.0 billion incremental term loan commitment.

On January 31, 2017, the loans under the Incremental Term Loan Facility were drawn in two tranches: (i) $2.0 billion of which bears interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and matures on November 9, 2022, and (ii) $2.0 billion of which bears interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and matures on January 31, 2024. In July 2017, we repriced the $2.0 billion Incremental Term Loan Facility maturing on January 31, 2024, with DT by reducing the interest rate to a per annum rate of LIBOR plus a margin of 2.00%. No issuance fees were incurred related to this debt agreement for the year ended December 31, 2017.

On March 31, 2017, the Incremental Term Loan Facility was amended to waive all interim principal payments. The outstanding principal balance will be due at maturity.

During the year ended December 31, 2017, we issued the following Senior Notes to DT:

(in millions)	Principal Issuances (Redemptions)	Discounts (1)	Net Proceeds from Issuance of Long-Term Debt
4.000% Senior Notes due 2022	$1,000	$(23)	$977
5.125% Senior Notes due 2025	1,250	(28)	1,222
5.375% Senior Notes due 2027 (2)	1,250	(28)	1,222
6.288% Senior Reset Notes due 2019	(1,250)	—	(1,250)
6.366% Senior Reset Notes due 2020	(1,250)	—	(1,250)
Total	$1,000	$(79)	$921

(1)	Discounts reduce Proceeds from issuance of long-term debt and are included within Net cash (used in) provided by financing activities in our Consolidated Statements of Cash Flows.

(2)
In April 2017, we issued to DT $750 million in aggregate principal amount of the 5.375% Senior Notes due 2027, and in September 2017, we issued to DT the remaining $500 million in aggregate principal amount of the 5.375% Senior Notes due 2027.

On March 13, 2017, DT agreed to purchase a total of $3.5 billion in aggregate principal amounts of Senior Notes with various interest rates and maturity dates (the “new DT Notes”).

Through net settlement in April 2017, we issued to DT a total of $3.0 billion in aggregate principal amount of the new DT Notes and redeemed the $2.5 billion in outstanding aggregate principal amount of Senior Reset Notes with various interest rates and maturity dates (the “old DT Notes”).

The redemption prices of the old DT Notes were 103.144% and 103.183%, resulting in a total of $79 million in early redemption fees. These early redemption fees were recorded as discounts on the issuance of the new DT Notes.

In September 2017, we issued to DT $500 million in aggregate principal amount of 5.375% Senior Notes due 2027, which is the final tranche of the new DT Notes. We were not required to pay any underwriting fees or issuance costs in connection with the issuance of the notes.

Net proceeds from the issuance of the new DT Notes were $921 million and are included in Proceeds from issuance of long-term debt in our Consolidated Statements of Cash Flows.

On May 9, 2017, we exercised our option under existing purchase agreements and issued the following Senior Notes to DT:

(in millions)	Principal Issuances	Premium	Net Proceeds from Issuance of Long-Term Debt
5.300% Senior Notes due 2021	$2,000	$—	$2,000
6.000% Senior Notes due 2024	1,350	40	1,390
6.000% Senior Notes due 2024	650	24	674
Total	$4,000	$64	$4,064

The proceeds were used to fund a portion of the purchase price of spectrum licenses won in the 600 MHz spectrum auction. Net proceeds from these issuances include $64 million in debt premiums. See Note 5 - Goodwill, Spectrum Licenses and Other Intangible Assets for further information.

On January 22, 2018, DT agreed to purchase $1.0 billion in aggregate principal amount of 4.500% Senior Notes due 2026 and $1.5 billion in aggregate principal amount of 4.750% Senior Notes due 2028 directly from T-Mobile USA and certain of its affiliates, as guarantors, with no underwriting discount (the “DT Notes”).

DT has agreed that the payment for the DT notes will be made by delivery of $1.25 billion in aggregate principal amount of 8.097% Senior Reset Notes due 2021 and $1.25 billion in aggregate principal amount of 8.195% Senior Reset Notes due 2022 (collectively, the “DT Senior Reset Notes”) held by DT and which T-Mobile USA will have called for redemption, in exchange for the DT notes. In connection with such exchange, we will pay DT in cash the premium portion of the redemption price set forth in the indenture governing the DT Senior Reset Notes, plus accrued but unpaid interest on the DT Senior Reset Notes to, but not including, the exchange date.

The closing of the issuance and sale of the DT notes to DT, and exchange of the DT Senior Reset Notes, is expected to occur on or about April 30, 2018.

Capital Leases

Capital lease agreements primarily relate to network equipment with varying expiration terms through 2031. Future minimum payments required under capital leases, including interest and maintenance, over their remaining terms are summarized below:

(in millions)	Future Minimum Payments
Year Ended December 31,
2018	$682
2019	634
2020	338
2021	151
2022	67
Thereafter	172
Total	$2,044
Included in Total
Interest	$169
Maintenance	51

Financing Arrangements

We maintain a handset financing arrangement with Deutsche Bank AG (“Deutsche Bank”), which allows for up to $108 million in borrowings. Under the handset financing arrangement, we can effectively extend payment terms for invoices payable to certain handset vendors. The interest rate on the handset financing arrangement is determined based on LIBOR plus a specified margin per the arrangement. Obligations under the handset financing arrangement are included in Short-term debt in our Consolidated Balance Sheets. In 2016, we utilized and repaid $100 million under the financing arrangement. As of December 31, 2017 and 2016, there was no outstanding balance.

We maintain vendor financing arrangements with our primary network equipment suppliers. Under the respective agreements, we can obtain extended financing terms. The interest rate on the vendor financing arrangements is determined based on the difference between LIBOR and a specified margin per the agreements. Obligations under the vendor financing arrangements are included in Short-term debt in our Consolidated Balance Sheets. In 2017, we utilized and repaid $300 million under the financing arrangement. As of December 31, 2017 and 2016, there was no outstanding balance.

Revolving Credit Facility and Standby Letters of Credit

We had an unsecured revolving credit facility with Deutsche Telekom which allowed for up to $500 million in borrowings. In December 2016, we terminated our $500 million unsecured revolving credit facility with Deutsche Telekom.

In December 2016, T-Mobile USA entered into a $2.5 billion revolving credit facility with Deutsche Telekom which comprised of (i) a three-year $1.0 billion unsecured revolving credit agreement and (ii) a three-year $1.5 billion secured revolving credit agreement. The applicable margin for the Unsecured Revolving Credit Facility ranges from 2.00% to 3.25% per annum for Eurodollar Rate loans. The applicable margin for the Secured Revolving Credit Facility ranges from 1.00% to 1.75% per annum for Eurodollar Rate loans. As of December 31, 2017 and 2016, there were no outstanding borrowings under the revolving credit facility.

In January 2018, we utilized proceeds under the revolving credit facility to redeem $1.0 billion in aggregate principal amount of our 6.125% Senior Notes due 2022 and for general corporate purposes. As of February 5, 2018, there were no outstanding borrowings on the revolving credit facility. The Proceeds and borrowings from the revolving credit facility are presented in Proceeds from borrowing on revolving credit facility and Repayments of revolving credit facility within Net cash (used in) provided by financing activities in our Consolidated Statements of Cash Flows.

For the purposes of securing our obligations to provide handset insurance services, we maintain an agreement for standby letters of credit with JP Morgan Chase Bank, N.A. (“JP Morgan Chase”). For purposes of securing our general purpose obligations, we maintain a letter of credit reimbursement agreement with Deutsche Bank.

The following table summarizes the outstanding standby letters of credit under each agreement:

(in millions)	December 31, 2017	December 31, 2016
JP Morgan Chase	$20	$20
Deutsche Bank	59	54
Total outstanding balance	$79	$74

Note 8 - Tower Obligations

In 2012, we conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile-owned wireless communication tower sites (“CCI Tower Sites”) in exchange for net proceeds of $2.5 billion (“2012 Tower Transaction”). Rights to approximately 6,200 of the tower sites were transferred to CCI via a Master Prepaid Lease with site lease terms ranging from 23 to 37 years (“CCI Lease Sites”), while the remaining tower sites were sold to CCI (“CCI Sales Sites”). CCI has fixed-price purchase options for these towers totaling approximately $2.0 billion, based on the estimated fair market value at the end of the lease term. We lease back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

In 2015, we conveyed to Phoenix Tower International (“PTI”) the exclusive right to manage and operate approximately 600 T-Mobile-owned wireless communication tower sites (“PTI Tower Sites”) in exchange for net proceeds of approximately $140 million (“2015 Tower Transaction”). As of December 31, 2017, rights to approximately 200 of the tower sites remain operated by PTI under a management agreement (“PTI Managed Sites”). We lease back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

Assets and liabilities associated with the operation of certain of the tower sites were transferred to SPEs. Assets included ground lease agreements or deeds for the land on which the towers are situated, the towers themselves and existing subleasing agreements with other mobile network operator tenants, who lease space at the tower sites. Liabilities included the obligation to pay ground lease rentals, property taxes and other executory costs. Upon closing of the 2012 Tower Transaction, CCI acquired all of the equity interests in the SPEs containing CCI Sales Sites and an option to acquire the CCI Lease Sites at the end of their respective lease terms and entered into a master lease agreement under which we agreed to lease back space at certain of the tower sites. Upon closing of the 2015 Tower Transaction, PTI acquired all of the equity interests in the SPEs containing PTI Sales Sites and entered into a master lease agreement under which we agreed to lease back space at certain of the tower sites.

We determined the SPEs containing the CCI Lease Sites (“Lease Site SPEs”) are VIEs as the Company's equity investment lacks the power to direct the activities that most significantly impact the economic performance of the VIEs. These activities include managing tenants and underlying ground leases, performing repair and maintenance on the towers, the obligation to absorb expected losses and the right to receive the expected future residual returns from the purchase option to acquire the CCI Lease Sites. As we determined that we are not the primary beneficiary and do not have a controlling financial interest in the Lease Site SPEs, the balances and operating results of the Lease Site SPEs are not included in our consolidated financial statements.

Due to our continuing involvement with the tower sites, we determined that we were precluded from applying sale-leaseback accounting. We recorded long-term financial obligations in the amount of the net proceeds received and recognized interest on the tower obligations at a rate of approximately 8% for the 2012 Tower Transaction and 5% for the 2015 Tower Transaction using the effective interest method. The tower obligations are increased by interest expense and amortized through contractual leaseback payments made by us to CCI or PTI and through estimated future net cash flows generated and retained by CCI or PTI from operation of the tower sites. Our historical tower site asset costs continue to be reported in Property and equipment, net in our Consolidated Balance Sheets and are depreciated.

The following table summarizes the impacts to the Consolidated Balance Sheets:

(in millions)	December 31, 2017	December 31, 2016
Property and equipment, net	$402	$485
Long-term financial obligation	2,590	2,621

Future minimum payments related to the tower obligations are expected to be approximately $189 million in 2018, $379 million in total for 2019 and 2020, $381 million in total for 2021 and 2022 and $1.0 billion in total for years thereafter.

We are contingently liable for future ground lease payments through the remaining term of the CCI Lease Sites. These contingent obligations are not included in the above table as any amount due is contractually owed by CCI based on the subleasing arrangement. See Note 13 – Commitments and Contingencies for further information.

Note 9 – Employee Compensation and Benefit Plans

Under our 2013 Omnibus Incentive Plan (the “Incentive Plan”), we are authorized to issue up to 63 million shares of our common stock. Under the Incentive Plan, we can grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), and performance awards to eligible employees, consultants, advisors and non-employee directors. As of December 31, 2017, there were 15 million shares of common stock available for future grants under the Incentive Plan.

In January 2018, we closed on our previously announced acquisition of Layer3 TV, Inc. (“Layer3 TV”). Upon closing, the Layer3 TV 2013 Stock Plan and stock restriction agreements between Layer3 and certain employees were added to the Registration Statement related to the Incentive Plan. See Note 15 - Subsequent Events for further information regarding the Layer3 TV acquisitions.

We grant RSUs to eligible employees and certain non-employee directors and performance-based restricted stock units (“PRSUs”) to eligible key executives. RSUs entitle the grantee to receive shares of our common stock at the end of a vesting period of generally up to 3 years, subject to continued service through the applicable vesting date. PRSUs entitle the holder to receive shares of our common stock at the end of a vesting period of generally up to 3 years if the applicable performance goals are achieved and generally subject to continued employment through the vesting period. The number of shares ultimately received by the holder of PRSUs is dependent on our business performance against the specified performance goal(s) over a pre-established performance period. We also maintain an employee stock purchase plan (“ESPP”), under which eligible employees can purchase our common stock at a discounted price.

Stock-based compensation expense and related income tax benefits were as follows:

(in millions, except shares, per share and contractual life amounts)	December 31, 2017	December 31, 2016	December 31, 2015
Stock-based compensation expense	$306	$235	$201
Income tax benefit related to stock-based compensation	73	80	71
Realized excess tax benefit	—	—	79
Weighted average fair value per stock award granted	60.21	45.07	35.56
Unrecognized compensation expense	445	389	327
Weighted average period to be recognized (years)	1.9	2.0	2.0
Fair value of stock awards vested	503	354	445

Stock Awards

RSU and PRSU Awards

The following activity occurred under the RSU and PRSU awards:

(in millions, except shares, per share and contractual life amounts)	Number of Units(1)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Nonvested, December 31, 2016	15,715,391	$37.93	1.1	$904
Granted	7,133,359	60.21
Vested	(8,338,271)	35.47
Forfeited	(814,936)	49.02
Nonvested, December 31, 2017	13,695,543	50.38	1.1	870

(1)	PRSUs included in the table above are shown at target. Share payout can range from 0 to 200% based on different performance outcomes.

Payment of the underlying shares in connection with the vesting of stock awards generally triggers a tax obligation for the employee, which is required to be remitted to the relevant tax authorities. We have agreed to withhold stock otherwise issuable under the award to cover certain of these tax obligations, with the net shares issued to the employee accounted for as outstanding common stock. We withheld 2,754,721 and 2,605,807 shares of stock to cover tax obligations associated with the payment of shares upon vesting of stock awards and remitted cash of $166 million and $121 million to the appropriate tax authorities for the years ended December 31, 2017 and 2016, respectively.

Employee Stock Purchase Plan

Our ESPP allows eligible employees to contribute up to 15% of their eligible earnings toward the semi-annual purchase of our common stock at a discounted price, subject to an annual maximum dollar amount. Employees can purchase stock at a 15% discount applied to the closing stock price on the first or last day of the six-month offering period, whichever price is lower. The number of shares issued under our ESPP was 1,832,043 and 1,905,534 for the years ended December 31, 2017 and 2016, respectively.

Stock Options

Prior to the business combination, MetroPCS had established the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan and the Second Amended and Restated 1995 Stock Option Plan (“Predecessor Plans”). Following stockholder approval of the Incentive Plan, no new awards have been or may be granted under the Predecessor Plans.

The following activity occurred under the Predecessor Plans:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding and exercisable, December 31, 2016	833,931	$31.75	2.3
Exercised	(450,873)	44.18
Expired	(9,900)	45.76
Outstanding and exercisable, December 31, 2017	373,158	16.36	2.8

Stock options exercised under the Predecessor Plans generated proceeds of approximately $21 million and $29 million for the years ended December 31, 2017 and 2016, respectively.

Employee Retirement Savings Plan

We sponsor a retirement savings plan for the majority of our employees under section 401(k) of the Internal Revenue Code and similar plans. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. The plans provide that we match a percentage of employee contributions up to certain limits. Employer matching contributions were $87 million, $83 million and $73 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Legacy Long-Term Incentive Plan

Prior to the business combination with MetroPCS Communications, Inc., we maintained a performance-based Long-Term Incentive Plan (“LTIP”) which aligned to our long-term business strategy. As of December 31, 2017 and 2016, there were no LTIP awards outstanding and no new awards are expected to be granted under the LTIP.

Compensation expense reported within operating expenses related to our LTIP and payments to participants related to our LTIP were as follows:

(in millions)	December 31, 2017	December 31, 2016	December 31, 2015
Compensation expense	$—	$—	$27
Payments	—	52	57

Note 10 – Repurchases of Common Stock

On December 6, 2017, our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018. Under the repurchase program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. The repurchase program does not obligate us to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired.

We also understand that Deutsche Telekom AG, our majority stockholder, or its affiliates, is considering plans to purchase additional shares of our common stock. Such purchases would likely take place through December 31, 2018, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements.

The following table summarizes information regarding repurchases of our common stock:

(In millions, except shares and per share price)	Number of Shares Repurchased	Average Price Paid Per Share	Total Purchase Price
Year Ended December 31, 2017	7,010,889	$63.34	$444

From the inception of the repurchase program through February 5, 2018, we repurchased approximately 12.3 million shares at an average price per share of $63.68 for a total purchase price of approximately $783 million. As of February 5, 2018, there was approximately $717 million of repurchase authority remaining.

Note 11 – Income Taxes

Our sources of Income before income taxes were as follows:

	Year Ended December 31,
(in millions)	2017	2016	2015
U.S.	$3,274	$2,286	$898
Puerto Rico	(113)	41	80
Income before income taxes	$3,161	$2,327	$978

Income tax expense is summarized as follows:

	Year Ended December 31,
(in millions)	2017	2016	2015
Current tax benefit (expense)
Federal	$—	$66	$30
State	(28)	(29)	(2)
Puerto Rico	(1)	10	(17)
Total current tax benefit (expense)	(29)	47	11
Deferred tax benefit (expense)
Federal	1,182	(804)	(281)
State	173	(96)	37
Puerto Rico	49	(14)	(12)
Total deferred tax benefit (expense)	1,404	(914)	(256)
Total income tax benefit (expense)	$1,375	$(867)	$(245)

The reconciliation between the U.S. federal statutory income tax rate and our effective income tax rate is as follows:

	Year Ended December 31,
	2017	2016	2015
Federal statutory income tax rate	35.0%	35.0%	35.0%
Effect of the Tax Cuts and Jobs Act	(68.9)	—	—
Change in valuation allowance	(11.4)	1.0	(3.2)
State taxes, net of federal benefit	4.8	4.0	(1.1)
Equity-based compensation	(2.4)	(2.2)	—
Puerto Rico taxes, net of federal benefit	(1.5)	—	3.3
Permanent differences	0.5	0.6	1.6
Federal tax credits, net of reserves	0.3	(0.5)	(9.5)
Other, net	0.1	(0.6)	(1.0)
Effective income tax rate	(43.5)%	37.3%	25.1%

Significant components of deferred income tax assets and liabilities, tax effected, are as follows:

(in millions)	December 31, 2017	December 31, 2016
Deferred tax assets
Loss carryforwards	$1,576	$1,442
Deferred rents	759	1,153
Reserves and accruals	667	1,058
Federal and state tax credits	298	284
Debt fair market value adjustment	—	83
Other	403	430
Deferred tax assets, gross	3,703	4,450
Valuation allowance	(273)	(573)
Deferred tax assets, net	3,430	3,877
Deferred tax liabilities
Spectrum licenses	5,038	6,952
Property and equipment	1,840	1,732
Other intangible assets	41	119
Other	48	12
Total deferred tax liabilities	6,967	8,815
Net deferred tax liabilities	$3,537	$4,938

Classified on the balance sheet as:
Deferred tax liabilities	$3,537	$4,938

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act of 2017 (“TCJA”) into legislation. The TCJA includes numerous changes to existing tax law, including a permanent reduction in the federal corporate income tax rate from 35% to 21%. The rate reduction takes effect on January 1, 2018. We recognized a net tax benefit of $2.2 billion associated with enactment of the TCJA in Income tax benefit (expense) in our Consolidated Statements of Comprehensive Income in the fourth quarter of 2017, primarily due to a re-measurement of deferred tax assets and liabilities.

The SEC has issued Staff Accounting Bulletin (“SAB”) No. 118 which permits the recording of provisional amounts related to the impact of the TCJA during a measurement period which is not to exceed one year from the enactment date of the TCJA. We have recorded an immaterial amount for provisional items related to the TCJA in our Consolidated Statements of Comprehensive Income.

As of December 31, 2017, we have tax effected net operating loss (“NOL”) carryforwards of $1.0 billion for federal income tax purposes and $832 million for state income tax purposes, expiring through 2037. As of December 31, 2017, our tax effected federal and state NOL carryforwards for financial reporting purposes were approximately $123 million and $242 million, respectively, less than our NOL carryforwards for federal and state income tax purposes, due to unrecognized tax benefits of the same amount.

As of December 31, 2017, we have available Alternative Minimum Tax (“AMT”) credit carryforwards of $86 million. Under the TCJA, the AMT credits will be fully recovered by 2021. We also have research and development and foreign tax credit carryforwards with a combined value of $198 million for federal income tax purposes, which begin to expire in 2018.

As of December 31, 2017 and 2016, our valuation allowance was $273 million and $573 million, respectively. The change in the valuation allowance is primarily related to a net reduction in the valuation allowance against deferred tax assets in state jurisdictions that resulted in the recognition of $359 million in net tax benefits in 2017, partially offset by a $26 million valuation allowance established during 2017 for the impact of the TCJA on certain tax credits and a $33 million increase in the valuation allowance associated with the reduced federal benefit of state items.

During 2017, due to ongoing analysis of positive and negative evidence related to the utilization of the deferred tax assets, we determined that $319 million of the valuation allowance in certain state jurisdictions was no longer necessary. Positive evidence supporting the release of a portion of the valuation allowance included reaching a position of cumulative income over a three-year period in certain state jurisdictions as well as projecting sustained earnings in those jurisdictions. Due to this positive evidence, we reduced the valuation allowance which resulted in a decrease to Deferred tax liabilities in our Consolidated

Balance Sheets. We will continue to monitor positive and negative evidence related to the utilization of the remaining deferred tax assets for which a valuation allowance continues to be provided. It is possible that our valuation allowance may change within the next twelve months.

We file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and in Puerto Rico. We are currently under a scope-limited examination by the U.S. Internal Revenue Service (“IRS”) and separate examinations by various states. Management does not believe the resolution of any of the audits will result in a material change to our financial condition, results of operations or cash flows. The IRS has concluded its audits of our federal tax returns through the 2013 tax year; however, NOL and other carryforwards for certain audited periods remain open for examination. We are generally closed to U.S. federal, state and Puerto Rico examination for years prior to 1998.

A reconciliation of the beginning and ending amount of unrecognized tax benefits were as follows:

	Year Ended December 31,
(in millions)	2017	2016	2015
Unrecognized tax benefits, beginning of year	$410	$411	$388
Gross decreases to tax positions in prior periods	(10)	(5)	(112)
Gross increases to current period tax positions	12	4	135
Unrecognized tax benefits, end of year	$412	$410	$411

As of December 31, 2017 and 2016, we had $254 million and $168 million, respectively, in unrecognized tax benefits that, if recognized, would affect our annual effective tax rate. Penalties and interest on income tax assessments are included in Selling, general and administrative expenses and Interest expense, respectively, in our Consolidated Statements of Comprehensive Income. The accrued interest and penalties associated with unrecognized tax benefits are insignificant.

Note 12 – Earnings Per Share

The computation of basic and diluted earnings per share was as follows:

	Year Ended December 31,
(in millions, except shares and per share amounts)	2017	2016	2015
Net income	$4,536	$1,460	$733
Less: Dividends on mandatory convertible preferred stock	(55)	(55)	(55)
Net income attributable to common stockholders - basic	4,481	1,405	678
Add: Dividends related to mandatory convertible preferred stock	55	—	—
Net income attributable to common stockholders - diluted	$4,536	$1,405	$678

Weighted average shares outstanding - basic	831,850,073	822,470,275	812,994,028
Effect of dilutive securities:
Outstanding stock options and unvested stock awards	9,200,873	10,584,270	9,623,910
Mandatory convertible preferred stock	30,736,504	—	—
Weighted average shares outstanding - diluted	871,787,450	833,054,545	822,617,938

Earnings per share - basic	$5.39	$1.71	$0.83
Earnings per share - diluted	$5.20	$1.69	$0.82

Potentially dilutive securities:
Outstanding stock options and unvested stock awards	33,980	3,528,683	4,842,370
Mandatory convertible preferred stock	—	32,238,000	32,238,000

As of December 15, 2017, 20 million shares of our preferred stock converted to approximately 32 million shares of our common stock at a conversion rate of 1.6119 common shares for each share of previously outstanding preferred stock and certain cash-in-lieu of fractional shares.

Potentially dilutive securities were not included in the computation of diluted earnings per share if to do so would have been anti-dilutive.

Note 13 – Commitments and Contingencies

Commitments

Operating Leases

We have non-cancellable operating leases for cell sites, switch sites, retail stores and office facilities with contractual terms expiring through 2027. The majority of cell site leases have an initial non-cancelable term of five to ten years with several renewal options. In addition, we have operating leases for dedicated transportation lines with varying expiration terms through 2024. Our commitments under these leases are approximately $2.4 billion in 2018, $4.1 billion in total for 2019 and 2020, $2.7 billion in total for 2021 and 2022 and $2.3 billion in total for years thereafter.

As of December 31, 2017, we were contingently liable for future ground lease payments related to the tower obligations. These contingent obligations are not included in the above table as the amounts due are contractually owed by CCI based on the subleasing arrangement. See Note 8 – Tower Obligations for further information.

Total rent expense under operating leases, including dedicated transportation lines, was $2.9 billion, $2.8 billion and $2.8 billion for the years ended December 31, 2017, 2016 and 2015, respectively, and is classified as Cost of services and Selling, general and administrative in our Consolidated Statements of Comprehensive Income.

In February 2018, we extended the leases related to our corporate headquarters facility. These agreements will increase our minimum lease payments by approximately $400 million in the aggregate.

Purchase Commitments

We have commitments for non-dedicated transportation lines with varying expiration terms through 2028. In addition, we have commitments to purchase spectrum licenses, wireless devices, network services, equipment, software, marketing sponsorship agreements and other items in the ordinary course of business, with various terms through 2028. These amounts are not reflective of our entire anticipated purchases under the related agreements, but are determined based on the non-cancelable quantities or termination amounts to which we are contractually obligated.

We have contractual obligations to purchase certain goods and services from various other parties. Our purchase obligations are approximately $2.1 billion in 2018, $2.2 billion in total for 2019 and 2020, $1.5 billion in total for 2021 and 2022 and $1.0 billion in total for years thereafter.

In September 2017, we entered into a UPA to acquire the remaining equity in IWS, a 54% owned unconsolidated subsidiary, for a purchase price of $25 million. In January 2018, we closed on the purchase agreement and received the IWS spectrum licenses, among other assets. See Note 5 - Goodwill, Spectrum Licenses and Other Intangible Assets for further information.

On January 22, 2018, we completed our acquisition of television innovator Layer3 TV for consideration of approximately $325 million, subject to customary working capital and other post-closing adjustments. Upon closing of the transaction, Layer3 TV became a wholly-owned consolidated subsidiary. This transaction represents an opportunity for us to acquire a unique and complementary service and represents a progression in our video strategy, which began with Binge On, was strengthened with Netflix On Us, and will expand further with Layer3 TV’s management, technology, and content relationships which will enable us to bring the Un-carrier philosophy to video.

Our first-quarter 2018 operating results will include the results of Layer3 TV from the date of acquisition. Our consolidated balance sheet will include the assets and liabilities of Layer3 TV, such as intangibles assets acquired, which are being appraised by a third-party and include various assumptions in determining fair value.

Renewable Energy Purchase Agreements

In January 2017, T-Mobile USA entered into a REPA with Red Dirt Wind Project, LLC. The agreement is based on the expected operation of a wind energy-generating facility located in Oklahoma and will remain in effect until the twelfth anniversary of the facility’s entry into commercial operation. The facility began commercial operations in January 2018. The REPA consists of two components: (1) an energy forward agreement that is net settled based on energy prices and the energy output generated by the facility and (2) a commitment to purchase the renewable energy credits (“RECs”) associated with the energy output generated by the facility. T-Mobile USA will net settle the forward agreement and acquire the RECs monthly by paying, or receiving, an aggregate net payment based on two variables (1) the facility’s energy output, which has an estimated maximum capacity of approximately 160 megawatts and (2) the difference between (a) an initial fixed price, subject to annual escalation, and (b) current local marginal energy prices during the monthly settlement period. We have determined that the REPA does not meet the definition of a derivative because the expected energy output of the facility may not be reliably estimated (the arrangement lacks a notional amount). The REPA does not contain any unconditional purchase obligations because amounts under the agreement are not fixed and determinable. Our participation in the REPA did not require an upfront investment or capital commitment. We do not control the activities that most significantly impact the energy-generating facility nor do we receive specific energy output from it. No amounts were settled under the agreement during the year ended December 31, 2017.

In August 2017, T-Mobile USA entered into a REPA with Solomon Forks Wind Project, LLC. The agreement is based on the expected operation of a wind energy-generating facility located in Kansas and will remain in effect until the fifteenth anniversary of the facility’s entry into commercial operation. Commercial operation of the facility is expected to occur by the end of 2018. The REPA consists of two components: (1) an energy forward agreement that is net settled based on energy prices and the energy output generated by the facility and (2) a commitment to purchase the environmental attributes (“EACs”) associated with the energy output generated by the facility. T-Mobile USA will net settle the forward agreement and acquire the EACs monthly by paying, or receiving, an aggregate net payment based on two variables (1) the facility’s energy output, which has an estimated maximum capacity of approximately 160 megawatts and (2) the difference between (a) an initial fixed price, subject to annual escalation, and (b) current local marginal energy prices during the monthly settlement period. We have determined that the REPA does not meet the definition of a derivative because the expected energy output of the facility may not be reliably estimated (the arrangement lacks a notional amount). The REPA does not contain any unconditional purchase obligations because amounts under the agreement are not fixed and determinable. Our participation in the REPA did not require an upfront investment or capital commitment. We do not control the activities that most significantly impact the energy-generating facility nor do we receive specific energy output from it. No amounts were settled under the agreement during the year ended December 31, 2017.

Contingencies and Litigation

We are involved in various lawsuits, claims, government agency investigations and enforcement actions, and other proceedings (“Litigation Matters”) that arise in the ordinary course of business, which include claims of patent infringement (most of which are asserted by non-practicing entities primarily seeking monetary damages), class actions, and proceedings to enforce FCC rules and regulations. The Litigation Matters described above have progressed to various stages and some of them may proceed to trial, arbitration, hearing or other adjudication that could result in fines, penalties, or awards of monetary or injunctive relief in the coming 12 months, if they are not otherwise resolved. We have established an accrual with respect to certain of these matters, where appropriate, which is reflected in the consolidated financial statements but that we do not consider, individually or in the aggregate, material. An accrual is established when we believe it is both probable that a loss has been incurred and an amount can be reasonably estimated. For other matters, where we have not determined that a loss is probable or because the amount of loss cannot be reasonably estimated, we have not recorded an accrual due to various factors typical in contested proceedings, including but not limited to: uncertainty concerning legal theories and their resolution by courts or regulators; uncertain damage theories and demands; and a less than fully developed factual record. While we do not expect that the ultimate resolution of these proceedings, individually or in the aggregate, will have a material adverse effect on our financial position, an unfavorable outcome of some or all of these proceedings could have a material adverse impact on results of operations or cash flows for a particular period. This assessment is based on our current understanding of relevant facts and circumstances. As such, our view of these matters is subject to inherent uncertainties and may change in the future.

Note 14 – Additional Financial Information

Supplemental Consolidated Balance Sheets Information

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are summarized as follows:

(in millions)	December 31, 2017	December 31, 2016
Accounts payable	$6,182	$5,163
Payroll and related benefits	614	559
Property and other taxes, including payroll	620	525
Interest	253	423
Commissions	324	159
Network decommissioning	92	101
Toll and interconnect	109	85
Advertising	46	44
Other	288	93
Accounts payable and accrued liabilities	$8,528	$7,152

Book overdrafts included in accounts payable and accrued liabilities were $455 million and $356 million as of December 31, 2017 and 2016, respectively.

Hurricane Impacts

During the third and fourth quarters of 2017, our operations in Texas, Florida and Puerto Rico experienced losses related to hurricanes. The impact to operating income for the year ended December 31, 2017, from lost revenue, assets damaged or destroyed and other hurricane related costs was a decrease of $201 million, net of insurance recoveries. We expect additional expenses to be incurred and customer activity to be impacted in the first quarter of 2018, primarily related to our operations in Puerto Rico. We have recognized insurance recoveries related to those hurricane losses in the amount of approximately $93 million for the year ended December 31, 2017 as an offset to the costs incurred within Cost of services in our Consolidated Statements of Comprehensive Income and as an increase to Other current assets in our Consolidated Balance Sheets. We continue to assess the damage of the hurricanes and work with our insurance carriers to submit claims for property damage and business interruption. We expect to record additional insurance recoveries related to these hurricanes in future periods.

Supplemental Consolidated Statements of Comprehensive Income Information

Related Party Transactions

We have related party transactions associated with Deutsche Telekom or its affiliates in the ordinary course of business, which are included in the consolidated financial statements.

The following table summarizes the impact of significant transactions with Deutsche Telekom or its affiliates included in operating expenses in the Consolidated Statements of Comprehensive Income:

	Year Ended December 31,
(in millions)	2017	2016	2015
Discount related to roaming expenses	$—	$(15)	$(21)
Fees incurred for use of the T-Mobile brand	79	74	65
Expenses for telecommunications and IT services	12	25	23
International long distance agreement	55	60	—

We have an agreement with Deutsche Telekom for the reimbursement of certain administrative expenses, which were $11 million, $11 million, and $2 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Note 15 – Subsequent Events

On January 1, 2018, we closed on a UPA to acquire the remaining equity in IWS, a 54% owned unconsolidated subsidiary, for a purchase price of $25 million. See Note 5 - Goodwill, Spectrum Licenses and Other Intangible Assets for further information.

On January 22, 2018, we completed our acquisition of television innovator Layer3 TV for consideration of approximately $325 million, subject to customary working capital and other post-closing adjustments. See Note 13 - Commitments and Contingencies for further information.

In January 2018, we redeemed $1.0 billion aggregate principal amount of our 6.125% Senior Notes due 2022 and issued $1.0 billion of public 4.500% Senior Notes due 2026 and issued $1.5 billion of public 4.750% Senior Notes due 2028. Additionally in January 2018, DT agreed to purchase $1.0 billion in aggregate principal amount of 4.500% Senior Notes due 2026 and $1.5 billion in aggregate principal amount of 4.750% Senior Notes due 2028 directly from T-Mobile USA and certain of its affiliates, as guarantors, with no underwriting discount. See Note 7 - Debt for further information.

In February 2018, the service receivable sale arrangement was amended to extend the scheduled expiration date to March 2019. See Note 3 - Sales of Certain Receivables for further information.

In February 2018, we extended the leases related to our corporate headquarters facility. See Note 13 - Commitments and Contingencies for further information.

Through February 5, 2018, we made additional repurchases of our common stock. See Note 10 - Repurchases of Common Stock for further information.

Note 16 – Guarantor Financial Information

Pursuant to the applicable indentures and supplemental indentures, the long-term debt to affiliates and third parties, excluding Senior Secured Term Loans and capital leases, issued by T-Mobile USA (“Issuer”) is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by T-Mobile (“Parent”) and certain of the Issuer’s 100% owned subsidiaries (“Guarantor Subsidiaries”).

In January 2017, T-Mobile USA, and certain of its affiliates, as guarantors, borrowed $4.0 billion under the Incremental Term Loan Facility to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction intended to be used to redeem callable high yield debt.

In March 2017, T-Mobile USA and certain of its affiliates, as guarantors, (i) issued $500 million in aggregate principal amount of public 4.000% Senior Notes due 2022, (ii) issued $500 million in aggregate principal amount of public 5.125% Senior Notes due 2025 and (iii) issued $500 million in aggregate principal amount of public 5.375% Senior Notes due 2027.

In April 2017, T-Mobile USA and certain of its affiliates, as guarantors, (i) issued $1.0 billion in aggregate principal amount of 4.000% Senior Notes due 2022, (ii) issued $1.25 billion in aggregate principal amount of 5.125% Senior Notes due 2025 and (iii) issued $750 million in aggregate principal amount of 5.375% Senior Notes due 2027. Additionally, T-Mobile USA and certain of its affiliates, as guarantors, redeemed through net settlement, the $1.25 billion outstanding aggregate principal amount of the 6.288% Senior Reset Notes to affiliates due 2019 and $1.25 billion in aggregate principal amount of the 6.366% Senior Reset Notes to affiliates due 2020.

In May 2017, T-Mobile USA and certain of its affiliates, as guarantors, (i) issued $2.0 billion in aggregate principal amount of 5.300% Senior Notes due 2021, (ii) issued $1.35 billion in aggregate principal amount of 6.000% Senior Notes due 2024 and (iii) issued $650 million in aggregate principal amount of 6.000% Senior Notes due 2024.

In September 2017, T-Mobile USA and certain of its affiliates, as guarantors, issued the remaining $500 million in aggregate principal amount of 5.375% Senior Notes due 2027.

See Note 7 - Debt for further information.

The guarantees of the Guarantor Subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The indentures and credit facilities governing the long-term debt contain covenants that, among other things, limit the ability of the Issuer and the Guarantor Subsidiaries to: incur more debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens or other encumbrances; enter into transactions with affiliates; enter into transactions that restrict dividends or distributions from subsidiaries; and merge, consolidate, or sell, or otherwise dispose of, substantially all of their assets. Certain provisions of each of the credit facilities, indentures and supplemental indentures relating to the long-term debt restrict the ability of the Issuer to loan funds or make payments to Parent. However, the Issuer and Guarantor Subsidiaries are allowed to make certain permitted payments to the Parent under the terms of the indentures and the supplemental indentures.

During the preparation of the condensed consolidating financial information of T-Mobile US, Inc. and Subsidiaries for the year ended December 31, 2017, it was determined that certain intercompany advances were misclassified in Net cash provided by (used in) operating activities and Net cash (used in) provided by financing activities in the Condensed Consolidating Statement of Cash Flows Information for the years ended December 31, 2016 and 2015, as filed in our 2016 Form 10-K. We have revised the Issuer, Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns of the Condensed Consolidating Statement of Cash Flows Information to reclassify Intercompany advances, net from Net cash provided by (used in) operating activities to Net cash (used in) provided by financing activities. The impacts to the Issuer, Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns for the year ended December 31, 2016 were $696 million, $625 million and $71 million, respectively. The impacts to the Issuer, Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns for the year ended December 31, 2015 were $3.4 billion, $3.3 billion and $69 million, respectively. The revisions, which we have determined are not material, are eliminated upon consolidation and have no impact on our consolidated cash flows.

On January 1, 2018, we adopted the new cash flow standard, which impacted the presentation of our cash flows related to our beneficial interests in securitization transactions, which is the deferred purchase price, resulting in a reclassification of cash inflows from Operating activities to Investing activities in our Consolidating Statement of Cash Flows Information. We have applied this change retrospectively and presented the effect of $4.3 billion, $3.4 billion and $3.5 billion for the years ended December 31, 2017, 2016, and 2015, respectively, in our Consolidating Statement of Cash Flows Information. The new cash flow standard also impacted the presentation of our cash payments for debt prepayment and debt extinguishment costs, resulting in a reclassification of cash outflows from Operating activities to Financing activities in our Consolidating Statement of Cash Flows Information. We have applied this change retrospectively and presented the effect of $188.0 million, $0 and $0 for the years ended December 31, 2017, 2016 and 2015, respectively, in our Consolidating Statement of Cash Flows. We have revised the Issuer, Guarantor Subsidiaries and Non-Guarantor Subsidiaries columns of the Condensed Consolidating Statement of Cash Flows Information retrospectively and presented the effect of the adoption of the new cash flow standard on the condensed consolidating financial information below. For additional information, see Note 1 - Summary of Significant Accounting Policies for further information.

Presented below is the condensed consolidating financial information as of December 31, 2017 and December 31, 2016, and for the years ended December 31, 2017, 2016, and 2015.

Condensed Consolidating Balance Sheet Information
December 31, 2017

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$74	$1	$1,086	$58	$—	$1,219
Accounts receivable, net	—	—	1,659	256	—	1,915
Equipment installment plan receivables, net	—	—	2,290	—	—	2,290
Accounts receivable from affiliates	—	—	22	—	—	22
Inventories	—	—	1,566	—	—	1,566
Other current assets	—	—	1,275	628	—	1,903
Total current assets	74	1	7,898	942	—	8,915
Property and equipment, net (1)	—	—	21,890	306	—	22,196
Goodwill	—	—	1,683	—	—	1,683
Spectrum licenses	—	—	35,366	—	—	35,366
Other intangible assets, net	—	—	217	—	—	217
Investments in subsidiaries, net	22,534	40,988	—	—	(63,522)	—
Intercompany receivables and note receivables	—	8,503	—	—	(8,503)	—
Equipment installment plan receivables due after one year, net	—	—	1,274	—	—	1,274
Other assets	—	2	814	236	(140)	912
Total assets	$22,608	$49,494	$69,142	$1,484	$(72,165)	$70,563
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$—	$253	$8,014	$261	$—	$8,528
Payables to affiliates	—	146	36	—	—	182
Short-term debt	—	999	613	—	—	1,612
Deferred revenue	—	—	779	—	—	779
Other current liabilities	17	—	192	205	—	414
Total current liabilities	17	1,398	9,634	466	—	11,515
Long-term debt	—	10,911	1,210	—	—	12,121
Long-term debt to affiliates	—	14,586	—	—	—	14,586
Tower obligations (1)	—	—	392	2,198	—	2,590
Deferred tax liabilities	—	—	3,677	—	(140)	3,537
Deferred rent expense	—	—	2,720	—	—	2,720
Negative carrying value of subsidiaries, net	—	—	629	—	(629)	—
Intercompany payables and debt	32	—	8,201	270	(8,503)	—
Other long-term liabilities	—	65	866	4	—	935
Total long-term liabilities	32	25,562	17,695	2,472	(9,272)	36,489
Total stockholders' equity (deficit)	22,559	22,534	41,813	(1,454)	(62,893)	22,559
Total liabilities and stockholders' equity	$22,608	$49,494	$69,142	$1,484	$(72,165)	$70,563

(1)	Assets and liabilities for Non-Guarantor Subsidiaries are primarily included in VIEs related to the 2012 Tower Transaction. See Note 8 – Tower Obligations for further information.

Condensed Consolidating Balance Sheet Information
December 31, 2016

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$358	$2,733	$2,342	$67	$—	$5,500
Accounts receivable, net	—	—	1,675	221	—	1,896
Equipment installment plan receivables, net	—	—	1,930	—	—	1,930
Accounts receivable from affiliates	—	—	40	—	—	40
Inventories	—	—	1,111	—	—	1,111
Asset purchase deposit	—	—	2,203	—	—	2,203
Other current assets	—	—	972	565	—	1,537
Total current assets	358	2,733	10,273	853	—	14,217
Property and equipment, net (1)	—	—	20,568	375	—	20,943
Goodwill	—	—	1,683	—	—	1,683
Spectrum licenses	—	—	27,014	—	—	27,014
Other intangible assets, net	—	—	376	—	—	376
Investments in subsidiaries, net	17,682	35,095	—	—	(52,777)	—
Intercompany receivables and note receivables	196	6,826	—	—	(7,022)	—
Equipment installment plan receivables due after one year, net	—	—	984	—	—	984
Other assets	—	7	600	262	(195)	674
Total assets	$18,236	$44,661	$61,498	$1,490	$(59,994)	$65,891
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$—	$423	$6,474	$255	$—	$7,152
Payables to affiliates	—	79	46	—	—	125
Short-term debt	—	20	334	—	—	354
Deferred revenue	—	—	986	—	—	986
Other current liabilities	—	—	258	147	—	405
Total current liabilities	—	522	8,098	402	—	9,022
Long-term debt	—	20,741	1,091	—	—	21,832
Long-term debt to affiliates	—	5,600	—	—	—	5,600
Tower obligations (1)	—	—	400	2,221	—	2,621
Deferred tax liabilities	—	—	5,133	—	(195)	4,938
Deferred rent expense	—	—	2,616	—	—	2,616
Negative carrying value of subsidiaries, net	—	—	568	—	(568)	—
Intercompany payables and debt	—	—	6,785	237	(7,022)	—
Other long-term liabilities	—	116	906	4	—	1,026
Total long-term liabilities	—	26,457	17,499	2,462	(7,785)	38,633
Total stockholders' equity (deficit)	18,236	17,682	35,901	(1,374)	(52,209)	18,236
Total liabilities and stockholders' equity	$18,236	$44,661	$61,498	$1,490	$(59,994)	$65,891

(1)	Assets and liabilities for Non-Guarantor Subsidiaries are primarily included in VIEs related to the 2012 Tower Transaction. See Note 8 – Tower Obligations for further information.

Condensed Consolidating Statement of Comprehensive Income Information
Year Ended December 31, 2017

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues
Service revenues	$—	$—	$28,894	$2,113	$(847)	$30,160
Equipment revenues	—	—	9,620	—	(245)	9,375
Other revenues	—	3	879	212	(25)	1,069
Total revenues	—	3	39,393	2,325	(1,117)	40,604
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	—	—	6,076	24	—	6,100
Cost of equipment sales	—	—	10,849	1,003	(244)	11,608
Selling, general and administrative	—	—	12,276	856	(873)	12,259
Depreciation and amortization	—	—	5,914	70	—	5,984
Gains on disposal of spectrum licenses	—	—	(235)	—	—	(235)
Total operating expense	—	—	34,880	1,953	(1,117)	35,716
Operating income	—	3	4,513	372	—	4,888
Other income (expense)
Interest expense	—	(811)	(109)	(191)	—	(1,111)
Interest expense to affiliates	—	(560)	(23)	—	23	(560)
Interest income	1	29	10	—	(23)	17
Other (expense) income, net	—	(88)	16	(1)	—	(73)
Total other income (expense), net	1	(1,430)	(106)	(192)	—	(1,727)
Income (loss) before income taxes	1	(1,427)	4,407	180	—	3,161
Income tax benefit (expense)	—	—	1,527	(152)	—	1,375
Earnings (loss) of subsidiaries	4,535	5,962	(57)	—	(10,440)	—
Net income	4,536	4,535	5,877	28	(10,440)	4,536
Dividends on preferred stock	(55)	—	—	—	—	(55)
Net income attributable to common stockholders	$4,481	$4,535	$5,877	$28	$(10,440)	$4,481

Net Income	$4,536	$4,535	$5,877	$28	$(10,440)	$4,536
Other comprehensive income, net of tax
Other comprehensive income, net of tax	7	7	7	—	(14)	7
Total comprehensive income	$4,543	$4,542	$5,884	$28	$(10,454)	$4,543

Condensed Consolidating Statement of Comprehensive Income Information
Year Ended December 31, 2016

(in millions)	Parent	Issuer	Guarantor Subsidiaries (As adjusted - See Note 1)		Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated (As adjusted - See Note 1)
Revenues
Service revenues	$—	$—	$26,613		$2,023	$(792)	$27,844
Equipment revenues	—	—	9,145		—	(418)	8,727
Other revenues	—	3	739	(1)	195	(18)	919
Total revenues	—	3	36,497	(1)	2,218	(1,228)	37,490
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	—	—	5,707		24	—	5,731
Cost of equipment sales	—	—	10,209		1,027	(417)	10,819
Selling, general and administrative	—	—	11,321		868	(811)	11,378
Depreciation and amortization	—	—	6,165		78	—	6,243
Cost of MetroPCS business combination	—	—	104		—	—	104
Gains on disposal of spectrum licenses	—	—	(835)		—	—	(835)
Total operating expenses	—	—	32,671		1,997	(1,228)	33,440
Operating income	—	3	3,826	(1)	221	—	4,050
Other income (expense)
Interest expense	—	(1,147)	(82)		(189)	—	(1,418)
Interest expense to affiliates	—	(312)	—		—	—	(312)
Interest income (expense)	—	31	(18)	(1)	—	—	13
Other income (expense), net	—	2	(8)		—	—	(6)
Total other expense, net	—	(1,426)	(108)	(1)	(189)	—	(1,723)
Income (loss) before income taxes	—	(1,423)	3,718		32	—	2,327
Income tax expense	—	—	(857)		(10)	—	(867)
Earnings (loss) of subsidiaries	1,460	2,883	(17)		—	(4,326)	—
Net income	1,460	1,460	2,844		22	(4,326)	1,460
Dividends on preferred stock	(55)	—	—		—	—	(55)
Net income attributable to common stockholders	$1,405	$1,460	$2,844		$22	$(4,326)	$1,405

Net income	$1,460	$1,460	$2,844		$22	$(4,326)	$1,460
Other comprehensive income, net of tax
Other comprehensive income, net of tax	2	2	2		2	(6)	2
Total comprehensive income	$1,462	$1,462	$2,846		$24	$(4,332)	$1,462

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Note 1 - Summary of Significant Accounting Policies for further information.

Condensed Consolidating Statement of Comprehensive Income Information
Year Ended December 31, 2015

(in millions)	Parent	Issuer	Guarantor Subsidiaries (As adjusted - See Note 1)		Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated (As adjusted - See Note 1)
Revenues
Service revenues	$—	$—	$23,748		$1,669	$(596)	$24,821
Equipment revenues	—	—	7,148		—	(430)	6,718
Other revenues	—	1	770	(1)	171	(14)	928
Total revenues	—	1	31,666	(1)	1,840	(1,040)	32,467
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	—	—	5,530		24	—	5,554
Cost of equipment sales	—	—	9,055		720	(431)	9,344
Selling, general and administrative	—	—	10,065		733	(609)	10,189
Depreciation and amortization	—	—	4,605		83	—	4,688
Cost of MetroPCS business combination	—	—	376		—	—	376
Gains on disposal of spectrum licenses	—	—	(163)		—	—	(163)
Total operating expenses	—	—	29,468		1,560	(1,040)	29,988
Operating income	—	1	2,198	(1)	280	—	2,479
Other income (expense)
Interest expense	—	(847)	(50)		(188)	—	(1,085)
Interest expense to affiliates	—	(411)	—		—	—	(411)
Interest income	—	2	4	(1)	—	—	6
Other expense, net	—	(10)	—		(1)	—	(11)
Total other expense, net	—	(1,266)	(46)	(1)	(189)	—	(1,501)
Income (loss) before income taxes	—	(1,265)	2,152		91	—	978
Income tax expense	—	—	(214)		(31)	—	(245)
Earnings (loss) of subsidiaries	733	1,998	(48)		—	(2,683)	—
Net income	733	733	1,890		60	(2,683)	733
Dividends on preferred stock	(55)	—	—		—	—	(55)
Net income attributable to common stockholders	$678	$733	$1,890		$60	$(2,683)	$678

Net income	$733	$733	$1,890		$60	$(2,683)	$733
Other comprehensive loss, net of tax
Other comprehensive loss, net of tax	(2)	(2)	(2)		—	4	(2)
Total comprehensive income	$731	$731	$1,888		$60	$(2,679)	$731

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Note 1 - Summary of Significant Accounting Policies for further information.

Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2017

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
(in millions)	(As adjusted - See Note 1)
Operating activities
Net cash provided by (used in) operating activities	$1	$(1,613)	$9,761	$(4,218)	$(100)	$3,831
Investing activities
Purchases of property and equipment	—	—	(5,237)	—	—	(5,237)
Purchases of spectrum licenses and other intangible assets, including deposits	—	—	(5,828)	—	—	(5,828)
Proceeds related to beneficial interests in securitization transactions	—	—	43	4,276	—	4,319
Equity investment in subsidiary	(308)	—	—	—	308	—
Other, net	—	—	1	—	—	1
Net cash used in investing activities	(308)	—	(11,021)	4,276	308	(6,745)
Financing activities
Proceeds from issuance of long-term debt	—	10,480	—	—	—	10,480
Proceeds from borrowing on revolving credit facility, net	—	2,910	—	—	—	2,910
Repayments of revolving credit facility	—	—	(2,910)	—	—	(2,910)
Repayments of capital lease obligations	—	—	(486)	—	—	(486)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(300)	—	—	(300)
Repayments of long-term debt	—	—	(10,230)	—	—	(10,230)
Proceeds from exercise of stock options	21	—	—	—	—	21
Repurchases of common shares	(427)	—	—	—	—	(427)
Intercompany advances, net	484	(14,817)	14,300	33	—	—
Equity investment from parent	—	308	—	—	(308)	—
Tax withholdings on share-based awards	—	—	(166)	—	—	(166)
Intercompany dividend paid	—	—	—	(100)	100	—
Dividends on preferred stock	(55)	—	—	—	—	(55)
Cash payments for debt prepayment or debt extinguishment costs	—	—	(188)	—	—	(188)
Other, net	—	—	(16)	—	—	(16)
Net cash provided by (used in) financing activities	23	(1,119)	4	(67)	(208)	(1,367)
Change in cash and cash equivalents	(284)	(2,732)	(1,256)	(9)	—	(4,281)
Cash and cash equivalents
Beginning of period	358	2,733	2,342	67	—	5,500
End of period	$74	$1	$1,086	$58	$—	$1,219
Balances have been revised based on the guidance in ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” See Note 1 - Summary of Significant Accounting Policies for further information.

Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2016

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
(in millions)	(As adjusted - See Note 1)
Operating activities
Net cash provided by (used in) operating activities	$6	$(1,335)	$7,516	$(3,298)	$(110)	$2,779
Investing activities
Purchases of property and equipment	—	—	(4,702)	—	—	(4,702)
Purchases of spectrum licenses and other intangible assets, including deposits	—	—	(3,968)	—	—	(3,968)
Proceeds related to beneficial interests in securitization transactions	—	—	25	3,331	—	3,356
Sales of short-term investments	—	2,000	998	—	—	2,998
Other, net	—	—	(8)	—	—	(8)
Net cash provided by (used in) investing activities	—	2,000	(7,655)	3,331	—	(2,324)
Financing activities
Proceeds from issuance of long-term debt	—	997	—	—	—	997
Repayments of capital lease obligations	—	—	(205)	—	—	(205)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(150)	—	—	(150)
Repayments of long-term debt	—	—	(20)	—	—	(20)
Intercompany advances, net	—	(696)	625	71	—	—
Proceeds from exercise of stock options	29	—	—	—	—	29
Tax withholdings on share-based awards	—	—	(121)	—	—	(121)
Intercompany dividend paid	—	—	—	(110)	110	—
Dividends on preferred stock	(55)	—	—	—	—	(55)
Other, net	—	—	(12)	—	—	(12)
Net cash (used in) provided by financing activities	(26)	301	117	(39)	110	463
Change in cash and cash equivalents	(20)	966	(22)	(6)	—	918
Cash and cash equivalents
Beginning of period	378	1,767	2,364	73	—	4,582
End of period	$358	$2,733	$2,342	$67	$—	$5,500
Balances have been revised based on the guidance in ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” See Note 1 - Summary of Significant Accounting Policies for further information.

Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
(in millions)	(As adjusted - See Note 1)
Operating activities
Net cash provided by (used in) operating activities	$(1)	$(1,147)	$6,650	$(3,450)	$(175)	$1,877
Investing activities
Purchases of property and equipment	—	—	(4,724)	—	—	(4,724)
Purchases of spectrum licenses and other intangible assets, including deposits	—	—	(1,935)	—	—	(1,935)
Proceeds related to beneficial interests in securitization transactions	—	—	2	3,535	—	3,537
Purchases of short-term investments	—	(1,999)	(998)	—	—	(2,997)
Investment in subsidiaries	(1,905)	—	—	—	1,905	—
Other, net	—	—	96	—	—	96
Net cash (used in) provided by investing activities	(1,905)	(1,999)	(7,559)	3,535	1,905	(6,023)
Financing activities
Proceeds from capital contribution	—	1,905	—	—	(1,905)	—
Proceeds from issuance of long-term debt	—	3,979	—	—	—	3,979
Proceeds from tower obligations	—	140	—	—	—	140
Repayments of capital lease obligations	—	—	(57)	—	—	(57)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(564)	—	—	(564)
Intercompany advances, net	—	(3,357)	3,288	69	—	—
Proceeds from exercise of stock options	47	—	—	—	—	47
Intercompany dividend paid	—	—	—	(175)	175	—
Tax withholdings on share-based awards	—	—	(156)	—	—	(156)
Dividends on preferred stock	(41)	—	(14)	—	—	(55)
Other, net	—	—	79	—	—	79
Net cash provided by (used in) financing activities	6	2,667	2,576	(106)	(1,730)	3,413
Change in cash and cash equivalents	(1,900)	(479)	1,667	(21)	—	(733)
Cash and cash equivalents
Beginning of period	2,278	2,246	697	94	—	5,315
End of period	$378	$1,767	$2,364	$73	$—	$4,582
Balances have been revised based on the guidance in ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” See Note 1 - Summary of Significant Accounting Policies for further information.

Supplementary Data

Quarterly Financial Information (Unaudited)

(in millions, except shares and per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2017
Total revenues	$9,613	$10,213	$10,019	$10,759	$40,604
Operating income	1,037	1,416	1,323	1,112	4,888
Net income	698	581	550	2,707	4,536
Dividends on preferred stock	(14)	(14)	(13)	(14)	(55)
Net income attributable to common stockholders	684	567	537	2,693	4,481
Earnings per share
Basic	$0.83	$0.68	$0.65	$3.22	$5.39
Diluted	0.80	0.67	0.63	3.11	5.20
Weighted average shares outstanding
Basic	827,723,034	830,971,528	831,189,779	837,416,683	831,850,073
Diluted	869,395,250	870,456,447	871,420,065	871,501,578	871,787,450
Net income includes:
Gains on disposal of spectrum licenses	$(37)	$(1)	$(29)	$(168)	$(235)
2016
Total revenues (1)	$8,664	$9,287	$9,305	$10,234	$37,490
Operating income (1)	1,168	833	1,048	1,001	4,050
Net income	479	225	366	390	1,460
Dividends on preferred stock	(14)	(14)	(13)	(14)	(55)
Net income attributable to common stockholders	465	211	353	376	1,405
Earnings per share
Basic	$0.57	$0.26	$0.43	$0.46	$1.71
Diluted	0.56	0.25	0.42	0.45	1.69
Weighted average shares outstanding
Basic	819,431,761	822,434,490	822,998,697	824,982,734	822,470,275
Diluted	859,382,827	829,752,956	832,257,819	867,262,400	833,054,545
Net income includes:
Cost of MetroPCS business combination	$36	$59	$15	$(6)	$104
Gains on disposal of spectrum licenses	(636)	—	(199)	—	(835)

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively re-classified as Other revenues. See Note 1 - Summary of Significant Accounting Policies for further information.

Earnings per share is computed independently for each quarter and the sum of the quarters may not equal earnings per share for the full year.